As filed with the Securities and Exchange Commission on March 31, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COWEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34516 (Primary Standard Industrial Classification Code Number)	27-0423711 (I.R.S. Employer Identification No.)

599 Lexington Avenue
New York, NY 10022
(212) 845-7900
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

Owen S. Littman
General Counsel
599 Lexington Avenue
New York, NY 10022
(212) 845-7900
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:
David K. Boston Laura L. Delanoy Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Stephen H. Gray General Counsel LaBranche & Co Inc. 33 Whitehall Street New York, NY 10004 (212) 425-1144	Michael J. Aiello Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8007

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

  ☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

  ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

  CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share	40,850,133(1)	N/A	$164,546,628(2)	$19,104(3)

(1)
Represents the estimated maximum number of shares of the Registrant's common stock to be issued pursuant to the merger agreement described herein. The number of shares of common stock is based on the product obtained by multiplying (x) 40,931,997 shares of LaBranche & Co Inc. common stock, par value $0.01 per share, estimated to be outstanding immediately prior to the merger (which will be cancelled on completion of the merger) by (y) the exchange ratio of 0.9980.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant's common stock was calculated based upon the market value of shares of LaBranche common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (x) $4.02, the average of the high and low prices per share of LaBranche common stock on March 25, 2011, as quoted on the New York Stock Exchange, multiplied by (y) 40,931,997, the estimated number of shares of LaBranche common stock to be exchanged in the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. The securities offered by this joint proxy statement/prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED March 31, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

         LaBranche & Co Inc. (which we refer to as LaBranche) and Cowen Group, Inc. (which we refer to as Cowen) have entered into an Agreement and Plan of Merger, dated as of February 16, 2011 (which we refer to as the merger agreement). Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Cowen will merge with and into LaBranche (which we refer to as the merger). Immediately thereafter, Cowen will cause LaBranche to be merged with and into Louisiana Merger Sub, LLC, a wholly owned subsidiary of Cowen (which we refer to as Merger Sub LLC).

         Upon completion of the merger, LaBranche stockholders will receive 0.9980 shares of Cowen Class A common stock for each share of LaBranche common stock that they own (which we refer to as the exchange ratio). This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Cowen Class A common stock on the NASDAQ Global Select Market on February 16, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $4.71 in value for each share of LaBranche common stock. Based on the closing price of Cowen Class A common stock on                , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $            in value for each share of LaBranche common stock. Cowen stockholders will continue to own their existing Cowen shares. LaBranche common stock is currently traded on the New York Stock Exchange under the symbol "LAB," and Cowen Class A common stock is currently traded on the NASDAQ Global Select Market under the symbol "COWN." We urge you to obtain current market quotations of LaBranche common stock and Cowen Class A common stock.

         We intend for the merger and the related transactions, taken together, to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, LaBranche stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of LaBranche common stock for shares of Cowen Class A common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Cowen Class A common stock.

         Based on the estimated number of shares of LaBranche and Cowen common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon closing, existing Cowen stockholders will own approximately 64.5% of Cowen and former LaBranche stockholders will own approximately 35.5% of Cowen.

         LaBranche and Cowen will each hold special meetings of their respective stockholders in connection with the proposed merger. At the special meeting of Cowen stockholders, Cowen stockholders will be asked to vote on the proposal to approve the issuance of shares of Cowen Class A common stock to LaBranche stockholders pursuant to the merger. The proposal to issue shares of Cowen Class A common stock will be approved if the holders of a majority of the outstanding shares of Cowen capital stock present in person or represented by proxy at the Cowen special meeting and entitled to vote on the proposal vote to approve the share issuance. At the special meeting of LaBranche stockholders, LaBranche stockholders will be asked to vote on the proposal to approve and adopt the merger agreement and approve the merger. The proposal to approve and adopt the merger agreement and approve the merger will be approved if the holders of a majority of the outstanding shares of LaBranche common stock entitled to vote on the proposal vote to approve and adopt the merger agreement and approve the merger.

         We cannot complete the merger unless the stockholders of each company approve the proposals made by each company as described above. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the LaBranche or Cowen special meeting, as applicable.

         The LaBranche board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of LaBranche and its stockholders. The LaBranche board of directors unanimously recommends that the LaBranche stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

         The Cowen board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of Cowen Class A common stock to LaBranche stockholders pursuant to the merger, are in the best interests of Cowen and its stockholders. The Cowen board of directors unanimously recommends that the Cowen stockholders vote "FOR" the proposal to approve the issuance of shares of Cowen Class A common stock to LaBranche stockholders pursuant to the merger.

         The obligations of LaBranche and Cowen to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about LaBranche, Cowen, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled "Risk Factors" beginning on page 37.

         We look forward to the successful completion of the merger.

         Sincerely,

George M.L. LaBranche, IV Chairman, Chief Executive Officer and President LaBranche & Co Inc.	Peter A. Cohen Chairman and Chief Executive Officer Cowen Group, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This joint proxy statement/prospectus is dated                        , 2011 and is first being mailed to LaBranche and Cowen stockholders on or about                        , 2011.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of LaBranche & Co Inc.:

        You are cordially invited to attend the special meeting of stockholders of LaBranche & Co Inc. (which we refer to as LaBranche), which will be held at                on                 , 2011, local time, for the following purposes:

  •
  to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 16, 2011 by and among Cowen Group, Inc., a Delaware corporation (which we refer to as Cowen), LaBranche and Louisiana Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Cowen (which we refer to as the merger agreement), a copy of which is included as Annex A to the joint proxy statement/prospectus accompanying this notice, and approve the merger contemplated thereby; and

  •
  to vote upon the proposal to adjourn the LaBranche special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

        LaBranche will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the LaBranche special meeting.

        The LaBranche board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of LaBranche and its stockholders. The LaBranche board of directors unanimously recommends that LaBranche stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger and "FOR" the proposal to adjourn the LaBranche special meeting if necessary to solicit additional proxies in favor of such adoption.

        The LaBranche board of directors has fixed the close of business on                        as the record date for determination of LaBranche stockholders entitled to receive notice of, and to vote at, the LaBranche special meeting or any adjournments or postponements thereof. Only holders of record of LaBranche common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the LaBranche special meeting. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of holders of a majority of the outstanding shares of LaBranche common stock. A list of the names of LaBranche stockholders of record will be available for inspection for any purpose germane to the special meeting during ordinary business hours at LaBranche's headquarters located at LaBranche & Co Inc., 33 Whitehall Street, New York, NY 10004, for ten days prior to the LaBranche special meeting. The LaBranche stockholder list will also be available at the LaBranche special meeting for examination by any stockholder present at such meeting.

        All stockholders are invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, you are urged to vote by any of the three methods below:

          (1)   By internet: go to www.proxyvote.com—have your proxy card available when you access the web site and follow the instructions to obtain your records and vote;

          (2)   By phone: call toll-free number for telephone voting can be found on the enclosed proxy card; or

          (3)   By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

        If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the stockholder of record entitled to vote your shares. Stockholders who attend the special meeting may revoke their proxy and vote their shares in person.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of LaBranche common stock, please contact LaBranche's proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
(888) 681-0976 (toll free)
(203) 658-9400
Labranche.info@morrowco.com

By Order of the Board of Directors of LaBranche & Co Inc.,
Stephen H. Gray Secretary

New York, New York
                        , 2011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Cowen Group, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of Cowen Group, Inc. (which we refer to as Cowen) which will be held at                        , on                         , 2011, at                        , local time, to consider and vote on the following:

  •
  a proposal to approve the issuance of shares of Cowen Class A common stock to LaBranche & Co Inc. (which we refer to as LaBranche) stockholders (which we refer to as the Cowen stock issuance) pursuant to the merger (which we refer to as the merger) as contemplated by the Agreement and Plan of Merger, dated as of February 16, 2011, by and among LaBranche, Cowen and Louisiana Merger Sub, Inc., a wholly owned subsidiary of Cowen (which we refer to as the merger agreement), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part; and

  •
  a proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

        Cowen will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

        Completion of the merger is conditioned on, among other things, approval of the Cowen stock issuance.

        The Cowen board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Cowen stock issuance, are in the best interests of Cowen and its stockholders. The Cowen board of directors unanimously recommends that Cowen stockholders vote "FOR" the proposal to approve the Cowen stock issuance and "FOR" the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies.

        The Cowen board of directors has fixed the close of business on                        , 2011 as the record date for determination of Cowen stockholders entitled to receive notice of, and to vote at, the Cowen special meeting or any adjournments or postponements thereof. Only Cowen stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Cowen special meeting. The Cowen stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Cowen Class A common stock present in person or represented by proxy at the Cowen special meeting and entitled to vote on the proposal. A list of the names of Cowen stockholders of record will be available for ten days prior to the Cowen special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Cowen's headquarters, 599 Lexington Avenue, New York, NY 10022. The Cowen stockholder list will also be available at the Cowen special meeting for examination by any stockholder present at such meeting.

        Your vote is very important. For your convenience, in addition to submitting a proxy to vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided, we have also made telephone and internet voting available to you. Simply follow the instructions on the enclosed proxy. If your shares are held in a 401(k) plan or in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the Cowen stock. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Cowen Class A common stock, please contact Cowen's proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Toll Free: (800) 322-2885

By Order of the Board of Directors of Cowen Group, Inc.,

Owen S. Littman General Counsel and Secretary

New York, New York
                        , 2011

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about LaBranche and Cowen from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

LaBranche & Co Inc.	Cowen Group, Inc.
33 Whitehall Street	599 Lexington Avenue, 20th Floor
New York, New York 10004	New York, New York 10022
(212) 425-1144	(212) 845-7900
Attn: Stephen H. Gray, General Counsel and Secretary	Attn: Owen S. Littman, General Counsel and Secretary
Peter Poillon, Head of Investor Relations and Corporate Communications

        If you would like to request any documents, please do so by                        , 2011 in order to receive them before the special meetings.

        For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 140.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) by Cowen, constitutes a prospectus of Cowen under the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the shares of Cowen Class A common stock to be issued to LaBranche stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both LaBranche and Cowen under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). It also constitutes a notice of meeting with respect to the special meeting of Cowen stockholders and a notice of meeting with respect to the special meeting of LaBranche stockholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2011, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to LaBranche stockholders or Cowen stockholders nor the issuance by Cowen of shares of Class A common stock pursuant to the merger will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding LaBranche has been provided by LaBranche and information contained in this joint proxy statement/prospectus regarding Cowen has been provided by Cowen.

        All references in this joint proxy statement/prospectus to "LaBranche" refer to LaBranche & Co Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to "Cowen" refer to Cowen Group, Inc., a Delaware corporation; all references to "Merger Sub" refer to Louisiana Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cowen formed for the purpose of effecting the merger; all references to "Merger Sub LLC" refer to Louisiana Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Cowen formed for the purpose of effecting the transactions contemplated by the merger agreement, and, unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of February 16, 2011, by and among LaBranche, Cowen and Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of Cowen or a stockholder of LaBranche, may have regarding the merger, the Cowen stock issuance and the other matters being considered at the special meetings and the answers to those questions. LaBranche and Cowen urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger, the Cowen stock issuance and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:    Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this document because you were a stockholder of record of LaBranche or Cowen on the record date for the LaBranche special meeting or the Cowen special meeting, respectively. LaBranche and Cowen have agreed to a merger pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  In order to complete the merger, among other things:

  •
  LaBranche stockholders must approve and adopt the merger agreement and approve the merger; and

  •
  Cowen stockholders must approve the issuance of shares of Cowen Class A common stock to LaBranche stockholders pursuant to the merger;

  LaBranche and Cowen will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Cowen and LaBranche, the merger, the Cowen stock issuance and the stockholder meetings of Cowen and LaBranche. You should read all the available information carefully and in its entirety. The enclosed proxy card and instructions allow you to vote your shares without attending the special meeting in person.

  Your vote is important. You are encouraged to vote as soon as possible.

Q:    What will I receive in the merger?

A:
LaBranche Stockholders: If the merger is completed, holders of LaBranche common stock will receive 0.9980 shares of Cowen Class A common stock for each share of LaBranche common stock they hold at the effective time of the merger. LaBranche stockholders will not receive any fractional shares of Cowen Class A common stock in the merger. Instead, Cowen will pay cash in lieu of any fractional shares of Cowen Class A common stock that a LaBranche stockholder would otherwise have been entitled to receive.

  Cowen Stockholders: If the merger is completed, Cowen stockholders will not receive any merger consideration and will continue to hold their shares of Cowen Class A common stock.

Q:    What is the value of the merger consideration?

A:
Because Cowen will issue 0.9980 shares of Cowen Class A common stock in exchange for each share of LaBranche common stock, the value of the merger consideration that LaBranche stockholders receive will depend on the price per share of Cowen Class A common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. Based on the closing price of Cowen Class A common stock on the NASDAQ Global Select Market on

  February 16, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $4.71 in value for each share of LaBranche common stock, which had a closing price of $4.06 per share on February 16, 2011. Based on the closing price of Cowen Class A common stock on                        , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $                        in value for each share of LaBranche common stock, which had a closing price of $                        per share on                        , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus. Cowen stockholders will continue to own their existing Cowen shares. Cowen Class A common stock is currently traded on the NASDAQ Global Select Market under the symbol "COWN," and LaBranche common stock is currently traded on the New York Stock Exchange under the symbol "LAB." We urge you to obtain current market quotations of Cowen Class A common stock and LaBranche common stock.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. If you are a LaBranche or Cowen stockholder of record, you may vote your shares in person at the applicable meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, it is recommended that you also submit your proxy as described above, so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the meeting, the vote you submit at the meeting will override your proxy vote. If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust company or other nominee giving you the right to vote the shares at the meeting.

Q:    How can I attend the meeting?

A:
LaBranche Stockholders: All of LaBranche's stockholders are invited to attend the LaBranche special meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on                , the record date for the LaBranche special meeting, are examples of proof of ownership.

  To help LaBranche plan for the meeting, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone voting or by marking the attendance box on the proxy card.

  Cowen Stockholders: All of Cowen's stockholders are invited to attend the Cowen special meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on                , the record date for the Cowen special meeting, are examples of proof of ownership.

  To help Cowen plan for the meeting, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone voting or by marking the attendance box on the proxy card.

Q:    When and where will the special stockholders meetings be held?

A:
LaBranche Stockholders: The special meeting of LaBranche stockholders will be held at the                , on                 , 2011, at                , local time.

  Cowen Stockholders: The special meeting of Cowen stockholders will be held at the                , on                , 2011, at                , local time.

Q:    Who is entitled to vote at the special stockholders meetings?

A:
LaBranche Stockholders: The board of directors of LaBranche has set                , 2011 as the record date for the LaBranche special meeting. If you were a stockholder of record of outstanding shares of LaBranche common stock at the close of business on                , 2011, you are entitled to vote at the meeting. As of the record date,                shares of LaBranche's common stock were outstanding.

  Cowen Stockholders: The board of directors of Cowen has set                , 2011 as the record date for the Cowen special meeting. If you were a stockholder of record of outstanding shares of Cowen Class A common stock at the close of business on                , 2011, you are entitled to vote at the meeting. As of the record date,                 shares of Cowen's Class A common stock, representing all of Cowen's voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

Q:    What constitutes a quorum at the special stockholders meetings?

A:
LaBranche Stockholders: Stockholders who hold shares representing at least a majority of the issued and outstanding stock entitled to vote at the LaBranche special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the LaBranche special meeting.

  Cowen Stockholders: Stockholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Cowen special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Cowen special meeting.

Q:    What does it mean if I receive more than one set of proxy materials?

A:
If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by internet or telephone, vote once for each card or control number you receive.

Q:    How do I vote if I am a stockholder of record?

A:
LaBranche Stockholders. If you are a stockholder of record of LaBranche as of the close of business on the record date for the LaBranche special meeting, you may vote in person by attending the LaBranche special meeting or, to ensure your shares are represented at the LaBranche special meeting, you may authorize a proxy to vote by:

•
accessing the internet site listed on the proxy card;

•
calling the toll-free number listed on the proxy card; or

•
signing and returning the enclosed proxy card by mail.

  If you hold LaBranche shares in street name you can vote your shares in the manner prescribed by your broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trust company or other nominee how to vote your shares. Without instructions from you, your broker, bank, trust company or other nominee cannot vote your shares, which will have the effect described below.

  Cowen Stockholders. If you are a stockholder of record of Cowen as of the close of business on the record date for the Cowen special meeting, you may vote in person by attending the Cowen special meeting or, to ensure your shares are represented at the Cowen special meeting, you may authorize a proxy to vote by:

  •
  accessing the internet site listed on the proxy card;

  •
  calling the toll-free number listed on the proxy card; or

  •
  signing and returning the enclosed proxy card by mail.

  If you hold Cowen shares in street name, you can vote your shares in the manner prescribed by your broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trust company or other nominee how to vote your shares. Without instructions from you, your broker, bank, trust company or other nominee cannot vote your shares, which will have the effect described below.

Q:    What are my voting rights?

A:
LaBranche Stockholders: Holders of LaBranche common stock are entitled to one vote per share. As of the close of business on the record date for the LaBranche special meeting, a total of                        votes are entitled to be cast at the LaBranche special meeting.

  Cowen Stockholders: Holders of Cowen's Class A common stock are entitled to one vote per share. As of the close of business on the record date for the Cowen special meeting, a total of                        votes are entitled to be cast at the Cowen special meeting.

Q:    What vote is required to approve each proposal?

A:
LaBranche Stockholders: Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of holders of a majority of the outstanding shares of LaBranche common stock. Approval of the proposal to adjourn the LaBranche special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders of a majority of the outstanding shares of LaBranche common stock present in person or represented by proxy at the LaBranche special meeting and entitled to vote, even if less than a quorum. Each of George M.L. LaBranche, IV (Chairman, Chief Executive Officer and President of LaBranche), Alfred O. Hayward, Jr. (Executive Vice President of LaBranche) and William J. Burke, III (Chief Operating Officer of LaBranche) has entered into an agreement with Cowen to vote all shares of LaBranche common stock owned by that individual at the time of the LaBranche special meeting in favor of approval and adoption of the merger agreement and approval of the merger. In addition, Messrs. LaBranche and Hayward have agreed to direct the parties to that certain Stockholders' Agreement, effective August 18, 1999 (which we refer to as the LaBranche stockholders' agreement), by and among LaBranche and certain LaBranche stockholders, to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business for the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and Hayward and the other LaBranche stockholders party to the LaBranche stockholders' agreement held approximately            % of the outstanding shares of LaBranche common stock.

  Cowen Stockholders: The Cowen stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Cowen Class A common stock present in person or represented by proxy at the Cowen special meeting and entitled to vote on the proposal. Approval of the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders of a majority of the outstanding shares of Cowen Class A common stock present in person or represented by proxy at the Cowen special meeting, even if less than a quorum. RCG Holdings LLC (which we refer to as RCG) has entered into an agreement with LaBranche to vote all shares of Cowen Class A common stock owned by RCG at the time of the Cowen special meeting in favor of the Cowen stock issuance. At the close of business for the record date of the Cowen special meeting, RCG held approximately            % of the issued and outstanding Cowen Class A common stock.

Q:    How does the LaBranche board of directors recommend that LaBranche stockholders vote?

A:
The LaBranche board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of LaBranche and its stockholders. The LaBranche board of directors unanimously recommends that LaBranche stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger and "FOR" the proposal to adjourn the LaBranche special meeting, if necessary, to solicit additional proxies.

Q:    How does Cowen's board of directors recommend that Cowen stockholders vote?

A:
The Cowen board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the Cowen stock issuance, are in the best interests of Cowen and its stockholders. Cowen's board of directors unanimously recommends that Cowen stockholders vote "FOR" the proposal to approve the Cowen stock issuance and "FOR" the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies.

Q:    What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in "street name."

Q:    My shares are held in "street name" by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:
No. Your broker cannot vote your shares on "non-routine" matters, as described below in the section titled "What will happen if I return my proxy card without indicating how to vote," without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. If you do not provide your broker with instructions and your broker submits an unvoted proxy, your shares will be counted for purposes of determining a quorum but they will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a "broker non-vote." Please note that you may not vote shares held in street name by returning a proxy card directly to LaBranche or Cowen or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:    What will happen if I fail to vote or I abstain from voting?

A:
LaBranche Stockholders: If you do not vote, it will be more difficult for LaBranche to obtain the necessary quorum to approve and adopt the merger agreement and approve the merger.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals. An abstention and a broker non-vote will be counted for purposes of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention, failure to submit a proxy card or vote in person or a broker non-vote will be treated as a vote "AGAINST" the proposal to approve and adopt the merger agreement and approve the merger;

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve any adjournment of the LaBranche special meeting; and

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve any adjournment of the LaBranche special meeting.

  Cowen Stockholders: If you do not vote, it will be more difficult for Cowen to obtain the necessary quorum to approve the Cowen stock issuance.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals. An abstention and a broker non-vote will be counted for purposed of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve the Cowen stock issuance and the proposal to approve any adjournment of the Cowen special meeting;

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve the Cowen stock issuance; and

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve any adjournment of the Cowen special meeting.

Q:    What will happen if I return my proxy card without indicating how to vote?

  A: LaBranche Stockholders: If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, LaBranche will vote your shares:

  •
  FOR the proposal to approve and adopt the merger agreement and approve the merger; and

  •
  FOR the proposal to approve any adjournment of the LaBranche special meeting, if necessary, to solicit additional proxies.

  If you are a street name holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be "uninstructed." Stockholders of record have the discretion to vote uninstructed shares on specified routine matters, and do not have the authority to vote uninstructed shares on non-routine matters, such as the proposal to approve and adopt the merger agreement and approve the merger and the proposal to adjourn the LaBranche special meeting.

  Cowen Stockholders: If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, Cowen will vote your shares:

  •
  FOR the proposal to approve the Cowen stock issuance; and

  •
  FOR the proposal to approve any adjournment of the Cowen special meeting, if necessary, to solicit additional proxies.

  If you are a street name holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be "uninstructed." Stockholders of record have the discretion to vote uninstructed shares on specified routine matters, and do not have the authority to vote uninstructed shares on non-routine matters, such as the proposal to approve the Cowen stock issuance and the proposal to adjourn the Cowen special meeting.

Q:    Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes. If you are the holder of record of either LaBranche or Cowen common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of four ways:

•
by submitting a later-dated proxy by internet or telephone before the deadline stated on the enclosed proxy card;

•
by submitting a later-dated proxy card;

•
by sending a written notice of revocation to the Corporate Secretary of LaBranche or Cowen, as applicable, which must be received before the time of such special meeting; or

•
by voting in person at the special meeting.

  If you are a street name holder, please refer to the voting instructions provided to you by your broker, bank, trust company or other nominee.

  Any LaBranche common stockholder or Cowen common stockholder entitled to vote in person at the LaBranche or Cowen special meeting, respectively, may vote in person regardless of whether a proxy has been previously given, but simply attending such special meeting will not constitute revocation of a previously given proxy.

Q:    Who pays for the cost of proxy preparation and solicitation?

A:
In accordance with the terms of the merger agreement, LaBranche will bear the entire cost of proxy solicitation for the LaBranche special meeting, Cowen will bear the entire cost of proxy solicitation for the Cowen special meeting, and LaBranche and Cowen will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document.

Q:    Will LaBranche be required to submit the merger agreement to its stockholders even if LaBranche's board of directors has withdrawn (or amended or modified in a manner adverse to Cowen) its recommendation?

A:
Yes, unless LaBranche terminates the merger agreement and, concurrently, it enters into a definitive agreement with respect to a superior proposal (after complying with its obligations with respect to non-solicitation) and pays Cowen a termination fee of $6,250,000. For more information regarding the ability of LaBranche to terminate the merger in accordance with these conditions, see the sections entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 103 and "The Merger Agreement—Termination Fees and Expenses; Liability for Breach," beginning on page 105.

Q:    Will Cowen be required to submit the Cowen stock issuance to its stockholders even if Cowen's board of directors has withdrawn (or amended or modified in a manner adverse to LaBranche) its recommendation?

A:
Yes. Cowen is required to submit the Cowen Stock issuance to its stockholders even if Cowen's board of directors has withdrawn (or amended or modified in a manner adverse to LaBranche) its recommendation, consistent with the terms of the merger agreement.

Q:    What are the material U.S. federal income tax consequences of the merger to U.S. holders of LaBranche common stock?

A:
The merger and the related transactions, taken together, are intended to be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code). Assuming the merger and the related transactions, taken together, qualify as a reorganization, a holder of LaBranche common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's shares of LaBranche common stock for shares of Cowen Class A common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares. You should read the section titled "Material U.S. Federal Income Tax Consequences" beginning on page 109 for a more complete discussion of the U.S. federal income tax consequences of the merger and the related transactions. Tax matters can be complicated, and the tax consequences of the merger and the related transactions to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the transactions to you.

Q:    When do you expect the merger to be completed?

A:
LaBranche and Cowen hope to complete the merger as soon as reasonably practicable and currently expect the closing of the merger to occur by the end of the second quarter or the beginning of the third quarter of 2011. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, as described in the merger agreement, and it is possible that factors outside the control of LaBranche and Cowen could result in the merger being completed at an earlier time, a later time or not at all. There can be no assurances as to when or if the merger will close.

Q:    Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:
LaBranche Stockholders: If you are a LaBranche stockholder, after the merger is completed, each share of LaBranche common stock you hold will be converted into the right to receive 0.9980 shares of Cowen Class A common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for shares of Cowen Class A common stock. You do not need to take any action at this time. Please do not send your LaBranche stock certificates with your proxy card.

  Cowen Stockholders: If you are a Cowen stockholder, after the merger is completed, you are not required to take any action with respect to your shares of Cowen Class A common stock.

Q:    Are stockholders entitled to appraisal rights?

A:
No. Neither the stockholders of Cowen nor the stockholders of LaBranche are entitled to appraisal rights in connection with the merger under Delaware law.

Q:    What happens if I sell my shares of LaBranche common stock before the LaBranche special meeting?

A:
The record date for the LaBranche special meeting is earlier than the date of the LaBranche special meeting and the date that the merger is expected to be completed. If you transfer your LaBranche shares after the LaBranche record date but before the LaBranche special meeting, you will retain your right to vote at the LaBranche special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:    What if I hold shares in both LaBranche and Cowen?

A:
If you are a stockholder of both LaBranche and Cowen, you will receive two separate packages of proxy materials. A vote cast as a Cowen stockholder will not count as a vote cast as a LaBranche stockholder, and a vote cast as a LaBranche stockholder will not count as a vote cast as a Cowen stockholder. Therefore, please separately submit a proxy for each of your LaBranche and Cowen shares.

Q:    Who can help answer my questions?

A:
Cowen stockholders or LaBranche stockholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Cowen stockholder:	If you are a LaBranche stockholder:
MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Call Collect: (212) 929-5500 or Toll Free: (800) 322-2885	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Banks and Brokers Call: (203) 658-9400 or Stockholders Call Toll Free: (888) 681-0976
or	or
Cowen Group, Inc.	LaBranche & Co Inc.
599 Lexington Avenue New York, NY 10022 (646) 562-1880 Attn: Investor Relations	33 Whitehall Street New York, NY 10004 (212) 425-1144 Attn: Investor Relations

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger, the Cowen stock issuance (which, together with the merger, we refer to as the transactions) and the other matters being considered at the LaBranche and Cowen special stockholder meetings. LaBranche and Cowen urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information" beginning on page 140. We have included page references in this summary to direct you to a more complete description of the topics presented below where appropriate.

 The Companies

LaBranche & Co Inc.

        LaBranche & Co Inc., a Delaware corporation, is the parent corporation of LaBranche Structured Holdings, Inc., the holding company for a group of entities that are market-makers in options and exchange-traded funds, or "ETFs," traded on various exchanges, both domestically and internationally. Historically, and for part of the first quarter of 2011, LaBranche's business principally operated in two separate segments: the market-making segment and the institutional brokerage segment. The entities within LaBranche's market-making segment are market-makers on the NYSE Amex Exchange, the NYSE Arca Exchange, the NYBOT and other exchanges domestically and are market-makers on the London Stock Exchange and Euronext and Eurex exchanges, as well as other on other exchanges and markets internationally. Prior to the sale of LaBranche's New York Stock Exchange designated market maker business on January 22, 2010, LaBranche was also one of the largest specialists/designated market makers on the New York Stock Exchange. As of December 31, 2010, LaBranche's market-making segment was comprised of market makers for 265 ETFs and 295 options. LaBranche's institutional brokerage segment began the process of winding down its business activities in the first quarter of 2011. Previously, the institutional brokerage segment provided securities execution services to institutional clients and professional traders.

        LaBranche's common stock is listed on the New York Stock Exchange under the symbol "LAB."

        The principal executive offices of LaBranche are located at 33 Whitehall Street, New York, NY 10004 and its telephone number is (212) 425-1144.

Cowen Group, Inc.

        Cowen Group, Inc., a Delaware corporation, is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: alternative investment management and broker-dealer. The alternative investment management segment includes hedge funds, replication products, mutual funds, managed futures funds, fund of funds, real estate, healthcare royalty funds, and cash management services offered primarily under the Ramius name. The broker-dealer segment offers industry focused investment banking for growth-oriented companies including advisory and global credit markets origination and domain knowledge-driven research and a sales and trading platform for institutional investors, primarily under the "Cowen" name.

        Cowen's Class A common stock is traded on the NASDAQ Global Select Market under the symbol "COWN."

        The principal executive offices of Cowen are located at 599 Lexington Avenue, New York, NY 10022 and its telephone number is (212) 845-7900.

Louisiana Merger Sub, Inc.

        Louisiana Merger Sub, Inc., a wholly owned subsidiary of Cowen Group, Inc., is a Delaware corporation that was formed on February 11, 2011 for the sole purpose of effecting the merger. In the merger, Louisiana Merger Sub, Inc. will be merged with and into LaBranche, with LaBranche continuing as the surviving corporation.

Louisiana Merger Sub, LLC

        Louisiana Merger Sub, LLC, a wholly owned subsidiary of Cowen Group, Inc., is a Delaware limited liability company that was formed on February 14, 2011. Immediately following the merger, LaBranche will be merged with and into Louisiana Merger Sub, LLC (which we refer to as the second-step merger), with Louisiana Merger Sub, LLC continuing as the surviving company.

Risk Factors

        In addition to other information included and incorporated by reference into this document, you should carefully read and consider the risks related to completion of the transactions, to Cowen following the transactions and the risks associated with each of the businesses of LaBranche and Cowen, beginning on page 37, before deciding whether to vote for the proposals presented in this document. Some of the most important risks are summarized below.

Risks Related to the Merger

  •
  The exchange ratio is fixed and will not be adjusted in the event of any change in either Cowen's or LaBranche's stock price.

  •
  The transactions are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the transactions could have a material and adverse effect on LaBranche.

  •
  The opinions obtained by Cowen's board of directors and LaBranche's board of directors from their respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the transactions.

  •
  Some of LaBranche's respective current directors and executive officers have interests in the transactions that may differ from the interests of other LaBranche stockholders, as applicable, and these persons may have conflicts of interest in supporting or recommending that you approve the proposals set forth in this document.

  •
  Two lawsuits have been filed against LaBranche and Cowen challenging the merger and an adverse ruling may prevent the merger from being completed.

Risks Related to Cowen Following the Transactions

  •
  Although LaBranche and Cowen expect that Cowen's acquisition of LaBranche will result in benefits to Cowen, Cowen may not realize those benefits because of integration difficulties and other challenges.

  •
  Current Cowen stockholders and LaBranche stockholders will have a reduced ownership and voting interest after the transactions and will exercise less influence over management.

  •
  The market price of Cowen's Class A common stock after the transactions will be affected by factors different from those currently affecting the market price of LaBranche's common stock.

  •
  The internal earnings estimates for LaBranche and the unaudited pro forma financial data for Cowen included in this joint proxy statement/prospectus are preliminary, and Cowen's actual financial position and operations after the transactions may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The Merger

        A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. LaBranche and Cowen encourage you to read the entire merger agreement carefully because it is the principal document governing the merger and the Cowen stock issuance. For more information on the merger agreement, see the section entitled "The Merger Agreement" beginning on page 90.

Effects of the Merger (see page 55)

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a newly formed subsidiary of Cowen, will be merged with LaBranche, with LaBranche continuing as the surviving corporation. Immediately thereafter, Cowen will merge LaBranche with Merger Sub LLC, a wholly owned subsidiary of Cowen, with Merger Sub LLC continuing as the surviving company and a wholly owned subsidiary of Cowen.

Terms of the Merger; Merger Consideration (see page 90)

        LaBranche stockholders will have the right to receive 0.9980 shares of Cowen Class A common stock for each share of LaBranche common stock they hold at the effective time of the merger (which we refer to as the exchange ratio). The exchange ratio is fixed and will not be adjusted for changes in the market value of the LaBranche common stock or Cowen Class A common stock. As a result, the implied value of the consideration to LaBranche stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of Cowen Class A common stock on the NASDAQ Global Select Market on February 16, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $4.71 in value for each share of LaBranche common stock. Based on the closing price of Cowen Class A common stock on the NASDAQ Global Select Market on                        , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $                in value for each share of LaBranche common stock, which had a closing price of $                per share on                        , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences (see page 109)

        As a condition to the completion of the merger, each of Willkie Farr & Gallagher LLP, tax counsel to Cowen, and Weil, Gotshal & Manges LLP, tax counsel to LaBranche, will deliver an opinion, dated as of the closing date of the merger, that the merger and the second-step merger, taken together, will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that each of LaBranche and Cowen will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither Cowen nor LaBranche intends to waive this condition.

        The opinions regarding the merger and the second-step merger will not address any state, local or foreign tax consequences of the merger and the second-step merger. The opinions will be based on certain assumptions and representations as to factual matters from LaBranche and Cowen, as well as certain covenants and undertakings made by LaBranche and Cowen to each other. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by counsel in their opinions could be jeopardized and the tax consequences of the merger and the second-step merger, taken together, could differ materially from those described in this joint proxy statement/prospectus. Neither Cowen nor LaBranche is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated.

        An opinion of counsel represents counsel's legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Cowen nor LaBranche intends to obtain a ruling from the IRS on the tax consequences of the merger or the second-step merger. If the IRS were to successfully challenge the "reorganization" status of the merger and the second-step merger, taken together, the tax consequences would be very different from those set forth in this joint proxy statement/prospectus.

        Based on those opinions, in the event that the merger and the second-step merger, taken together, are treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, each of LaBranche and Cowen will be a party to the reorganization within the meaning of Section 368(b) of the Code. None of LaBranche, Cowen, Merger Sub or Merger Sub LLC will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger and the second-step merger, taken together.

        You should read the section titled "Material U.S. Federal Income Tax Consequences" beginning on page 109 for a more complete discussion of the U.S. federal income tax consequences of the merger and the second-step merger. Tax matters can be complicated, and the tax consequences of the merger and the second-step merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences to you of the merger and the second-step merger.

Recommendation of LaBranche's Board of Directors (see page 64)

        After careful consideration, the LaBranche board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of LaBranche and its stockholders. For more information regarding the factors considered by the LaBranche board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see the section entitled "The Merger- LaBranche's Reasons for the Merger; Recommendation of LaBranche's Board of Directors." The LaBranche board of directors unanimously recommends that LaBranche stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger at the LaBranche special meeting and "FOR" the proposal to adjourn the LaBranche special meeting, if necessary, to solicit additional proxies.

Recommendation of Cowen's Board of Directors (see page 76)

        After careful consideration, the Cowen board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Cowen stock issuance, are in the best interests of Cowen and its stockholders. For more information regarding the factors considered by the Cowen board of directors in reaching its decision to approve the merger agreement and to authorize the Cowen stock issuance, see the section entitled "The Merger—Cowen's Reasons for the Merger; Recommendation of Cowen's board of directors." The Cowen board of directors unanimously recommends that Cowen stockholders vote "FOR" the proposal to approve the Cowen stock issuance and "FOR" the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies.

Opinion of LaBranche's Financial Advisor (see page 67)

        On February 16, 2011, the LaBranche board of directors held a meeting to evaluate the proposed merger of LaBranche with a newly formed merger subsidiary of Cowen. At this meeting, Keefe, Bruyette & Woods, Inc. (which we refer to as KBW) reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing), to the LaBranche board of directors that, as of such date, and based upon and subject to factors and assumptions set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to the stockholders of LaBranche. The full text of KBW's written opinion, dated February 16, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of such opinion. LaBranche's stockholders are urged to read the opinion in its entirety. KBW's opinion speaks only as of the date of the opinion. The opinion is directed to the LaBranche board and addresses only the fairness, from a financial point of view to the stockholders of LaBranche, of the exchange ratio in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any LaBranche stockholder as to how the stockholder should vote at the LaBranche special meeting on the merger or any related matter.

        For a more complete description, see "The Merger—Opinion of LaBranche's Financial Advisor" beginning on page 67. See also Annex B to this joint proxy statement/prospectus.

Opinion of Cowen's Financial Advisor (see page 77)

        In connection with the merger, the Cowen board of directors received an opinion, dated February 16, 2011, from Cowen's financial advisor, Sandler O'Neill + Partners, L.P. (which we refer to as Sandler O'Neill), as to the fairness of the exchange ratio paid to LaBranche from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Cowen's and LaBranche's stockholders are urged to read the entire opinion carefully in connection with their consideration of the transactions. Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Cowen's board and is directed only to the fairness of the exchange ratio paid to LaBranche from a financial point of view. It does not address the underlying business decision of Cowen to engage in the transactions or any other aspect of the transactions and is not a recommendation to any Cowen stockholder as to how such stockholder should vote at the special meeting with respect to the Cowen stock issuance or any other matter.

        For a more complete description, see "The Merger—Opinion of Cowen's Financial Advisor" beginning on page 77. See also Annex C to this joint proxy statement/prospectus.

Interests of LaBranche Directors and Executive Officers in the Merger (see page 74)

        Executive officers and members of LaBranche's board of directors have interests in the merger that may be different from, or in addition to, the interests of LaBranche stockholders generally. Certain of LaBranche's executive officers have agreements with LaBranche that provide for severance benefits if their employment is terminated under certain circumstances following a change in control of LaBranche, such as the merger.

        Additionally, as detailed below under "Board of Directors and Management Following the Merger," some of LaBranche's executive officers and members of LaBranche's board of directors will continue to serve as officers or directors of the combined company upon completion of the merger. Specifically, George M.L. LaBranche, IV, LaBranche's current Chairman of the board, President and Chief Executive Officer will become a senior managing director of, and a member of the board of directors of, Cowen, Katherine E. "Wendy" Dietze will become a member of the board of directors of Cowen and William H. Burke, III, LaBranche's Chief Operating Officer, will become a senior managing director of Cowen.

        The LaBranche board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that you vote for the proposal to adopt the merger agreement.

Board of Directors and Management Following the Merger (see page 86)

        Effective as of the closing of the merger, the board of directors of Cowen will consist of the following nine members: (i) the seven directors of Cowen immediately prior to the merger, (ii) George M.L. LaBranche, IV (the current Chairman, Chief Executive Officer and President of LaBranche) and (iii) Katherine Elizabeth Dietze (a current director of LaBranche).

        Upon completion of the merger, Mr. LaBranche will also serve as a Senior Managing Director of Cowen. William "Chip" Burke, III, Chief Operating Officer of LaBranche, will also join Cowen as a Senior Managing Director.

Regulatory Clearances Required for the Merger (see page 87)

        LaBranche and Cowen have each agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the SEC, the Financial Industry Regulatory Authority (which we refer to as FINRA), the Financial Services Authority in the United Kingdom, the Securities and Futures Commission of Hong Kong, the Department of Justice, the Federal Trade Commission and various other federal, state and foreign regulatory authorities and self-regulatory organizations.

        LaBranche and Cowen have completed, or will shortly complete, the filing of applications and notifications to obtain the required regulatory approvals. Although LaBranche and Cowen believe that the transactions do not raise substantial regulatory concerns and that all requisite regulatory approvals can be obtained on a timely basis, LaBranche and Cowen cannot be certain when or if these approvals will be obtained.

Treatment of LaBranche Stock Options and Other Stock Awards (see page 88)

        Upon completion of the merger, each of the 230,000 outstanding options to purchase LaBranche common stock granted pursuant to the previously terminated Amended and Restated LaBranche & Co Inc. 1999 Equity Incentive Plan will be cancelled for no consideration. LaBranche will also take all steps necessary to cause the LaBranche & Co Inc. 2010 Equity Incentive Plan to be terminated no later than the completion of the merger.

Completion of the Merger (see page 91)

        LaBranche and Cowen currently expect the closing of the merger to occur by the end of the second quarter or the beginning of the third quarter of 2011. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of LaBranche and Cowen could result in the merger being completed at an earlier time, a later time or not at all.

No Solicitation of Alternative Proposals (see page 96)

        The merger agreement precludes LaBranche and Cowen from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Cowen's or LaBranche's common stock or assets. However, if LaBranche or Cowen receives an unsolicited proposal from a third party for a competing transaction that Cowen's or LaBranche's board of directors, as applicable, among other things, determines in good faith constitutes, or would reasonably be expected to lead to, a proposal that is superior to the transactions contemplated by the merger agreement, LaBranche or Cowen, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

Conditions to Completion of the Merger (see page 101)

        The obligations of each of LaBranche and Cowen to effect the merger are subject to the satisfaction, or waiver, of the following conditions:

  •
  the approval and adoption of the merger agreement and approval of the merger by holders of a majority of the outstanding shares of LaBranche common stock at the LaBranche special meeting;

  •
  the approval of the Cowen stock issuance by holders of a majority of the outstanding shares of Cowen Class A common stock present in person or represented by proxy and entitled to vote thereon at the Cowen special meeting;

  •
  the absence of any order, injunction or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger, provided, however, this condition will not be available to any party whose failure to fulfill its obligations under the merger agreement regarding cooperation in preparing and filing all necessary documentation in connection with the receipt of all required third party and governmental entity consents and approvals as described under the section titled "The Merger Agreement—Efforts to Complete the Merger";

  •
  the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States having expired or been earlier terminated;

  •
  the shares of Cowen Class A common stock to be issued to LaBranche stockholders pursuant to the merger having been approved for quotation or listing on the NASDAQ Global Market System; and

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

        In addition, the obligations of LaBranche to effect the merger are subject to the satisfaction, or waiver, of the following additional conditions:

  •
  the representations and warranties of Cowen relating to capital structure being true and correct in all respects (other than immaterial misstatements or omissions) as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of Cowen relating to the absence of certain changes and events and the requisite stockholder vote being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  all other representations and warranties of Cowen being true and correct both as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cowen;

  •
  Cowen having performed or complied with, in all material respects, all its agreements and covenants under the merger agreement at or prior to the consummation of the merger;

  •
  receipt of a certificate executed by the chief executive officer and chief financial officer of Cowen certifying as to the satisfaction of the conditions described in the preceding four bullets;

  •
  the non-occurrence of any event or development having a material adverse effect on Cowen since February 16, 2011;

  •
  the receipt, and continued validity, of all required governmental entity consents and approvals, as well as the expiration of all statutory waiting periods in respect thereof; and

  •
  receipt of a written opinion from Weil, Gotshal & Manges LLP to the effect that the merger and the second-step merger, taken together, will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        In addition, the obligations of Cowen to effect the merger are subject to the satisfaction, or waiver, of the following additional conditions:

  •
  LaBranche has, as of the business day immediately prior to the closing of the merger, (i) a Company Consolidated Tangible Book Equity Value (as such term is defined in the merger agreement) of at least $193,000,000, (ii) a ratio of the aggregate value of the assets reflected on its unaudited balance sheet to its Company Consolidated Tangible Book Equity Value of no greater than 4.5:1, and (iii) assets reflected on its unaudited balance sheet of no more than $920,000,000 in the aggregate;

  •
  the representations and warranties of LaBranche relating to capital structure, other than the representations described in the preceding bullet, being true and correct in all respects (other than immaterial misstatements or omissions) as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of LaBranche relating to the absence of certain changes and events and the requisite stockholder vote being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  all other representations and warranties of LaBranche being true and correct both as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on LaBranche;

  •
  LaBranche having performed or complied with, in all material respects, all its agreements and covenants under the merger agreement at or prior to the consummation of the merger;

  •
  receipt of a certificate executed by the chief executive officer and chief financial officer of LaBranche certifying as to the satisfaction of the conditions described in the preceding five bullets;

  •
  receipt of a written opinion from Willkie Farr & Gallagher LLP to the effect that the merger and the second-step merger, taken together, will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the non-occurrence of any event or development having a material adverse effect on LaBranche since February 16, 2011; and

  •
  the receipt, and continued validity, of all required governmental entity consents and approvals, as well as the expiration of all statutory waiting periods in respect thereof.

Termination of the Merger Agreement (see page 103)

        The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

  •
  by mutual written consent of LaBranche and Cowen;

  •
  by either LaBranche or Cowen:

  •
  if the merger is not consummated by August 31, 2011; provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure to close by the termination date;

  •
  if any governmental entity issues a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger or any other transaction contemplated by the merger agreement, provided, that the party seeking to terminate pursuant to this right used its commercially reasonable efforts to remove such remove such restraint or prohibition; and that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

  •
  if the LaBranche stockholders fail to approve and adopt the merger agreement and approve the merger at the LaBranche special meeting;

  •
  if the Cowen stockholders fail to approve the Cowen stock issuance at the Cowen special meeting;

  •
  by Cowen (i) if prior to the LaBranche special meeting the board of directors of LaBranche withdraws or adversely changes its recommendation of the merger agreement or the merger, (ii) LaBranche fails to call or hold the LaBranche special meeting, or (iii) LaBranche intentionally and materially breaches any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

  •
  by LaBranche if (i) prior to the Cowen special meeting the board of directors of Cowen withdraws or adversely changes its recommendation of the Cowen stock issuance, (ii) Cowen fails to call or hold the Cowen special meeting, or (iii) Cowen intentionally and materially breaches any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

  •
  by LaBranche upon a breach of any representation, warranty, covenant or agreement on the part of Cowen contained in the merger agreement such that the conditions to LaBranche's obligations to complete the merger are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date. However, LaBranche does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

  •
  by Cowen upon a breach of any representation, warranty, covenant or agreement on the part of LaBranche contained in the merger agreement such that the conditions to Cowen's obligations to complete the merger are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date. However, Cowen does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

  •
  by LaBranche if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals", and (ii) pays Cowen a termination fee of $6,250,000.

Termination Fees and Expenses (see page 105)

        Generally, all fees and expenses incurred in connection with the negotiation and completion of the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in the merger agreement. Upon termination of the merger agreement under qualifying circumstances, LaBranche or Cowen, as the case may be, will be required to pay the other party a termination fee of $6,250,000 in certain circumstances and, in certain other circumstances, expenses of the other party up to $1,500,000. See the section titled "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 105 for a more complete discussion of the circumstances under which LaBranche or Cowen may be required to pay the termination fee and expenses.

Accounting Treatment (see page 112)

        Cowen prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (which we refer to as GAAP). The merger will be accounted for by Cowen using the acquisition method of accounting. Cowen will allocate the purchase price to the fair value of LaBranche's tangible and intangible assets and liabilities at the acquisition date, with the excess/shortfall purchase price being recorded as goodwill/gain on bargain purchase.

No Appraisal Rights (see page 137)

        Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a significant business combination, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under Delaware law, holders of LaBranche common stock are not entitled to dissenters' appraisal rights in connection with the merger. Since Cowen is not a party to the merger, holders of Cowen Class A common stock are also not entitled to dissenters' appraisal rights in connection with the merger under Delaware law. See the section entitled "No Appraisal Rights" beginning on page 137.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 131)

        LaBranche stockholders receiving merger consideration will have different rights once they become stockholders of Cowen due to differences between the governing corporate documents of LaBranche and the governing corporate documents of Cowen. These differences are described in detail under the section entitled "Comparison of Rights of LaBranche Stockholders and Cowen Stockholders" beginning on page 131.

Listing of Shares of Cowen Class A common stock; Delisting and Deregistration of Shares of LaBranche Common Stock (see page 89)

        It is a condition to the completion of the merger that the shares of Cowen Class A common stock to be issued to LaBranche stockholders pursuant to the merger be authorized for listing on the NASDAQ Global Market System (or any successor inter-dealer quotation system or stock exchange thereto) at the effective time of the merger. Upon completion of the merger, shares of LaBranche common stock currently listed on the New York Stock Exchange will cease to be listed on the New York Stock Exchange and will be subsequently deregistered under the Exchange Act.

Voting Agreements (see page 107)

        Each of George M.L. LaBranche, IV (Chairman, Chief Executive Officer and President of LaBranche), Alfred O. Hayward, Jr. (Executive Vice President of LaBranche) and William J. Burke, III (Chief Operating Officer of LaBranche) has entered into an agreement with Cowen to vote all of the shares of LaBranche common stock owned by that individual at the time of the LaBranche special meeting in favor of approval and adoption of the merger agreement and approval of the merger. In addition, Messrs. LaBranche and Hayward have agreed to direct the parties to the LaBranche stockholders' agreement, to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business for the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and Hayward and the other LaBranche stockholders party to the LaBranche stockholders' agreement held approximately          % of the outstanding shares of LaBranche common stock.

        RCG has entered into an agreement with LaBranche to vote all of the shares of Cowen Class A common stock owned by RCG at the time of the Cowen special meeting in favor of the Cowen stock issuance. At the close of business for the record date for the Cowen special meeting, RCG held approximately          % of the issued and outstanding Cowen Class A common stock.

The Meetings

The LaBranche Special Meeting (see page 48)

        The special meeting of LaBranche stockholders is scheduled to be held at the                        on                         , 2011 at                         , local time. The special meeting of LaBranche's stockholders is being held in order to consider and vote on:

  •
  the proposal to approve and adopt the merger agreement and approve the merger;

  •
  the proposal to adjourn the LaBranche special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

        Only holders of record of LaBranche common stock at the close of business on                        , the record date for the LaBranche special meeting, are entitled to notice of, and to vote at, the LaBranche special meeting or any adjournments or postponements thereof. At the close of business on the record date,                         shares of LaBranche common stock were outstanding, approximately        % of which were held by LaBranche's directors and executive officers.

        Three of LaBranche's directors and executive officers, George M.L. LaBranche IV, William J. Burke, III and Alfred O. Hayward, Jr., have entered into a voting agreement with Cowen pursuant to which they have agreed to, among other things, vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. In addition, Messrs. LaBranche and Hayward have agreed to direct the parties to the LaBranche stockholders' agreement to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business on the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and Hayward and the parties to the LaBranche stockholders' agreement held approximately          % of the outstanding shares of LaBranche common stock. LaBranche currently expects that LaBranche's remaining directors and executive officers, who are not party to the voting agreement, will vote their shares in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

        You may cast one vote for each share of LaBranche common stock you own. The proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of LaBranche common stock. If it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to approve and adopt the merger agreement and approve the merger, the LaBranche stockholders, by the affirmative vote of holders of a majority of the outstanding shares of LaBranche common stock present in person or represented by proxy at the LaBranche special meeting and entitled to vote, whether or not a quorum is present, may adjourn the meeting to another time or place without notice other than announcement at the meeting unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Cowen Special Meeting (see page 52)

        The special meeting of Cowen stockholders will be held at the                        , on                        , 2011, at                        , local time. The special meeting of Cowen stockholders is being held to consider and vote on:

  •
  the proposal to approve the Cowen stock issuance; and

  •
  the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

        Completion of the merger is conditioned on approval of the Cowen stock issuance.

        Only holders of record of Cowen Class A common stock at the close of business on                        , 2011, the record date for the Cowen special meeting, are entitled to vote at the Cowen special meeting or any adjournments or postponements thereof. At the close of business on the record date,                         shares of Cowen Class A common stock were issued and outstanding.

        RCG has entered into an agreement with LaBranche to vote all of the shares of Cowen Class A common stock owned by RCG at the time of the Cowen special meeting in favor of the Cowen stock issuance. At the close of business for the record date for the Cowen special meeting, RCG held approximately        % of the issued and outstanding Cowen Class A common stock.

        You may cast one vote for each share of Cowen Class A common stock you own. The proposal to approve the Cowen stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Cowen capital stock present in person or represented by proxy and entitled to vote on the proposal. If necessary to solicit additional proxies if there are not sufficient votes to approve the Cowen stock issuance, the holders of a majority of the shares of Cowen Class A common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the Cowen special meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Cowen stockholder of record entitled to vote at the Cowen special meeting.

Voting by LaBranche and Cowen Directors and Executive Officers (see pages 51 and 54)

        On the record date for the LaBranche special meeting, the directors and executive officers of LaBranche and their affiliates (excluding Messrs. LaBranche, Hayward and Burke) owned and were entitled to vote                        shares of LaBranche's common stock, representing        % of the outstanding LaBranche common stock. Each of George M.L. LaBranche, IV (Chairman, Chief Executive Officer and President of LaBranche), Alfred O. Hayward, Jr. (Executive Vice President of LaBranche) and William J. Burke, III (Chief Operating Officer of LaBranche) has entered into an agreement with Cowen to vote all of the shares of LaBranche common stock owned by that individual at the time of the LaBranche special meeting in favor of approval and adoption of the merger agreement and approval of the merger. In addition, Messrs. LaBranche and Hayward have agreed to direct the parties to the LaBranche stockholders' agreement, to, among other things, vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business for the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and Hayward and the other LaBranche stockholders party to the LaBranche stockholders' agreement held approximately           % of the outstanding shares of LaBranche common stock. For more details, see "Voting Agreements" beginning on page 107.

        On the record date for the Cowen special meeting, the directors and executive officers of Cowen and their affiliates owned and were entitled to vote                        shares of Cowen's Class A common stock, representing        % of the outstanding Cowen Class A common stock.

Selected Historical Consolidated Financial Data

Selected Consolidated Historical Financial Data of LaBranche

        The following table presents LaBranche's selected historical consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007, and 2006. You should read this information in conjunction with LaBranche's consolidated financial statements and related notes included in LaBranche's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this document and from which this information is derived. See the section titled "Where You Can Find More Information" beginning on page 140.

	For Year Ended December 31,
	2010	2009	2008	2007	2006
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Net gain on trading	$29,769	$42,992	$50,617	$142,640	$322,953
Commissions and other fees	12,101	29,957	26,035	23,013	33,884
Interest	1,970	2,031	67,011	216,320	166,183
Other	950	3,998	2,741	3,212	1,224

Total revenues	44,790	78,978	146,404	385,185	524,244

Interest expense	16,341	45,146	119,051	302,510	239,555

Total revenues, net of interest expense	28,449	33,832	27,353	82,675	284,689

Expenses:
Employee compensation and benefits	27,117	39,757	108,231	55,522	47,193
Early extinguishment of debt	7,192	(762)	5,395	—	—
Other	39,487	62,265	67,130	61,630	58,708

Total expenses	73,796	101,260	180,756	117,152	105,901

(Loss) income from continuing operations before (benefit) provision for income taxes	$(45,347)	$(67,428)	$(153,403)	$(34,477)	$178,788

(Loss) income from discontinued operations before (benefit) provision for income taxes	$(352)	$(68,532)	$39,023	$(487,248)	$58,224

Net (loss) income	$(62,357)	$(97,820)	$(65,963)	$(350,474)	$136,804

Basic and diluted earnings (loss) per share data:
Continuing operations	$(1.52)	$(0.71)	$(1.45)	$(5.71)	$2.22
Discontinued operations	$0.09	$(1.07)	$0.38	—	—

Total operations	$(1.43)	$(1.78)	$(1.07)	$(5.71)	$2.22

	As of December 31,
	2010	2009	2008	2007	2006
	(in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$1,292,763	$3,701,832	$3,731,615	$5,298,591	$5,374,889
Total liabilities	1,084,899	3,380,573	3,288,765	4,770,674	4,500,182

Total stockholders' equity	$207,864	$321,259	$442,850	$527,917	$874,707

Selected Consolidated Historical Financial Data of Cowen

        The following table presents Cowen's selected historical consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006. You should read this information in conjunction with Cowen's consolidated financial statements and related notes included in Cowen's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 which is incorporated by reference in this document and from which this information is derived. See the section titled "Where You Can Find More Information" beginning on page 140.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Consolidated Statements of Operations Data:
Revenues
Investment banking	$38,965	$10,557	$—	$—	$—
Brokerage	112,217	17,812	—	—	—
Management fees	38,847	41,694	70,818	73,950	65,635
Incentive income	11,363	1,911	—	60,491	81,319
Interest and dividends	11,547	477	1,993	16,356	17,189
Reimbursement from affiliates	6,816	10,326	16,330	7,086	4,070
Other revenues	1,936	4,732	6,853	5,086	8,038
Consolidated Funds revenues	12,119	36,392	31,739	25,253	35,897

Total revenues	233,810	123,901	127,733	188,222	212,148
Expenses
Employee compensation and benefits	194,919	96,592	84,769	123,511	112,433
Non-compensation expense	136,902	69,818	54,856	79,020	54,277
Goodwill impairment	—	—	10,200	—	—
Consolidated Funds expenses	8,121	23,581	34,268	21,014	39,300

Total expenses	339,942	189,991	184,093	223,545	206,010
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	21,980	(2,154)	(2,006)	94,078	54,765
Consolidated Funds net gains (losses)	31,062	20,999	(198,485)	84,846	78,656

Total other income (loss)	53,042	18,845	(200,491)	178,924	133,421
Income (loss) before income taxes	(53,090)	(47,245)	(256,851)	143,601	139,559
Income tax expense (benefit)	(21,400)	(8,206)	(1,301)	1,397	4,814

Net income (loss)	(31,690)	(39,039)	(255,550)	142,204	134,745
Income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries	13,727	16,248	(113,786)	66,343	74,189
Special allocation to the Managing Member	—	—	—	26,551	21,195

Net income (loss) attributable to Cowen Group stockholders	$(45,417)	$(55,287)	$(141,764)	$49,310	$39,361

	Year Ended December 31,
	2010	2009	2008	2007	2006
Consolidated Statements of Financial Condition Data:
Total assets	$1,247,170	$959,441	$797,831	$2,113,532	$2,468,195
Total liabilities	653,568	255,091	182,003	1,430,029	1,657,992
Redeemable non-controlling interests in consolidated subsidiaries	144,346	230,825	284,936	203,523	514,761

Total stockholders' equity	$449,256	$473,525	$330,892	$479,980	$295,442

Selected Unaudited Pro Forma Condensed Combined Financial Information of LaBranche and Cowen

        The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2010, gives effect to the merger as if it was completed on January 1, 2010, and includes all adjustments which give effect to the events that are directly attributable to the merger, as long as the impact of such events are expected to continue and are factually supportable. The unaudited pro forma condensed combined statement of financial condition as of December 31, 2010 gives effect to the merger as if it had been completed on December 31, 2010 and includes all adjustments which give effect to the events that are directly attributable to the merger and that are factually supportable. This information should be read in conjunction with the annual reports and other information Cowen and LaBranche have filed with the SEC and incorporated by reference in this document and with the unaudited pro forma condensed combined financial statements and related notes included in this document. See sections titled "Where You Can Find More Information" beginning on page 140 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 113.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the merger actually been completed at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, cost savings, and asset dispositions, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon the closing of the merger.

Twelve Months Ended Dec 31, 2010
(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statements of Operations Data
Total revenues	$235,977
Total expenses	$411,475
Total other income	$83,062
Net loss attributable to stockholders	$(105,440)
Net loss per share: basic and diluted	$(0.92)
Weighted average common shares: basic and diluted	113,999

As of December 31, 2010
(in thousands)
Unaudited Pro Forma Condensed Combined Statement of Financial Condition Data
Cash and cash equivalents	$122,310
Total assets	$2,544,283
Short-term borrowings and other debt	$31,733
Total liabilities	$1,746,824
Stockholders' equity	$653,113
Redeemable noncontrolling interests	$144,346
Total liabilities and stockholders' equity	$2,544,283

Unaudited Comparative Per Share Data

        Presented below are Cowen's historical per share data and LaBranche's historical per share data for continuing operations for the year ended December 31, 2010 and unaudited pro forma combined per share data for the year ended December 31, 2010. This information should be read together with the consolidated financial statements and related notes of LaBranche and Cowen that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under "Selected Unaudited Pro Forma Condensed Combined Financial Information of LaBranche and Cowen" beginning on page 34. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position Cowen following the transactions. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The unaudited pro forma loss per share of Cowen following the transactions is computed by dividing the unaudited pro forma loss by the unaudited pro forma weighted average number of shares outstanding. The unaudited pro forma book value per share of Cowen following the transactions is computed by dividing total unaudited pro forma stockholders' equity by the unaudited pro forma number of shares of Cowen Class A common stock outstanding at the end of the period.

	LaBranche Historical		Cowen Historical	Combined Company Pro Forma
	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2010	Twelve Months Ended December 31, 2010
	(in thousands, expect per share data)
Basic and diluted net loss per common share
Numerator:
Net loss attributable to stockholders	$(66,024)		$(45,417)	$(105,440)

Denominator:
Weighted average shares outstanding for Basic and Diluted EPS	43,541		73,149	113,999

Net loss per common share:
Basic and Diluted	$(1.52	)(1)	$(0.62)	$(0.92)

Book Value per share of common share at December 31, 2010	$4.77		$6.14	$5.73

(1)
Represents basic and diluted loss per common share from continuing operations. The basic and diluted earnings per common share from discontinued operations was $0.09.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain a number of forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect LaBranche's and Cowen's current beliefs, expectations or intentions regarding future events. Words such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," and similar expressions are intended to identify such forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Consequently, all forward-looking statements made in this joint proxy statement/prospectus are qualified by those risks, uncertainties and other factors.

        These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against LaBranche, Cowen or others following announcement of the merger agreement and transactions contemplated therein; (3) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain the required stockholder approvals; (4) the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the merger agreement; (5) the risk that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the announcement and consummation of the Merger; (6) the ability to recognize the anticipated benefits of the combination of LaBranche and Cowen, including potential cost savings; and (7) the possibility that LaBranche or Cowen may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those set forth under "Risk Factors," beginning on page 37.

        Actual results may differ materially and reported results should not be considered an indication of future performance. Please reference the SEC filings of LaBranche and Cowen, which are available on their respective web sites, for detailed descriptions of factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

        LaBranche and Cowen caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Cowen's and LaBranche's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward-looking statements concerning LaBranche, Cowen, the proposed transactions or other matters and attributable to LaBranche or Cowen or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Cowen nor LaBranche undertakes any obligation to update publicly any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Prospective Financial Information

        The prospective financial information included in this document was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Cowen's management. PricewaterhouseCoopers LLP has neither examined nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report referenced in this document relates to Cowen's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

        Neither LaBranche nor Cowen assumes any responsibility for the accuracy of the accompanying prospective financial information or expresses any assurance with respect thereto.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the proposal to approve and adopt the merger agreement and approve the merger, in the case of LaBranche stockholders, or for the proposal to approve the Cowen stock issuance, in the case of Cowen stockholders. In addition, you should read and consider the risks associated with each of the businesses of LaBranche and Cowen because these risks will relate to Cowen following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, and any amendments thereto, for each of LaBranche and Cowen, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section titled "Where You Can Find More Information" beginning on page 140.

Risk Factors Relating to the Merger

The transactions are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the transactions could have material and adverse effects on LaBranche and Cowen.

        The completion of the transactions is subject to a number of conditions, including the approval and adoption of the merger agreement and approval of the merger by the LaBranche stockholders and approval of the Cowen stock issuance, which make the completion and timing of the completion of the merger uncertain. See the section titled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 101 for a more detailed discussion. Also, either LaBranche or Cowen may terminate the merger agreement if the transactions have not been completed by August 31, 2011, unless the failure of the transactions to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

        If the transactions are not completed on a timely basis, or at all, Cowen's and LaBranche's respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the transactions, LaBranche and Cowen will be subject to a number of risks, including the following:

  •
  LaBranche and Cowen may be required to pay to the other party a termination fee of $6,250,000 or, in some cases, expenses of the other party up to $1,500,000 if the transactions are terminated under qualifying circumstances, as described in the merger agreement;

  •
  LaBranche and Cowen will be required to pay their respective costs relating to the transactions, such as legal, accounting, financial advisor and printing fees, whether or not the transactions are completed;

  •
  Time and resources committed by Cowen's and LaBranche's respective management to matters relating to the transactions (including, in the case of Cowen, integration planning) could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  The market price of Cowen Class A common stock or LaBranche common stock could decline to the extent that the current market price reflects a market assumption that the transactions will be completed; and

  •
  If the merger agreement is terminated and LaBranche's board of directors seeks another business combination, stockholders of LaBranche cannot be certain that LaBranche will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that Cowen has agreed to in the merger.

Uncertainty regarding the completion of the merger may cause clients of LaBranche to delay or defer decisions concerning LaBranche and may adversely affect LaBranche's ability to attract and retain key employees.

        The transactions will happen only if stated conditions are met, including, among others, the approval and adoption of the merger agreement and approval of the merger by the LaBranche stockholders, the approval of the Cowen stock issuance by the Cowen stockholders, the receipt of all required regulatory approvals, and the satisfaction of certain financial conditions applicable to LaBranche. Many of the conditions are beyond the control of LaBranche or Cowen. In addition, both LaBranche and Cowen have rights to terminate the merger agreement under various circumstances. As a result, there may be uncertainty regarding the completion of the transactions. This uncertainty may cause clients of LaBranche to delay or defer decisions concerning LaBranche, which could negatively impact revenues, earnings and cash flow of LaBranche, regardless of whether the transactions are ultimately completed. Similarly, uncertainty regarding the completion of the transactions may foster uncertainty among employees about their future roles. This may adversely affect the ability of LaBranche to attract and retain key management, sales, marketing, trading and technical personnel, which could have an adverse effect on LaBranche's ability to generate revenues at anticipated levels prior to the consummation of the merger and/or LaBranche's ability to satisfy certain financial conditions to Cowen's obligations to effect the merger.

Some of LaBranche's current directors and executive officers have interests in the transactions that may differ from the interests of other LaBranche stockholders and these persons may have conflicts of interest in supporting or recommending that you approve the proposals set forth in this document.

        In considering whether to approve the proposals set forth in this document, you should recognize that some of the members of LaBranche's management and LaBranche's board of directors may have interests in the transactions that differ from, or are in addition to, their interests as stockholders. These interests include, but are not limited to, the following:

  •
  George M.L. LaBranche, IV (the current Chairman, Chief Executive Officer and President of LaBranche) and Katherine Elizabeth Dietze (a current director of LaBranche) will each be appointed to the Cowen board of directors at the closing of the merger;

  •
  upon completion of the merger, Mr. LaBranche also will also serve as a Senior Managing Director of Cowen. William "Chip" Burke, III, Chief Operating Officer of LaBranche, will also join Cowen as a Senior Managing Director; and

  •
  Jeffrey A. McCutcheon, (the current Senior Vice President and Chief Financial Officer of LaBranche) and Stephen H. Gray (the current General Counsel and Corporate Secretary of LaBranche) have agreements with LaBranche that provide for severance benefits if their employment is terminated under certain circumstances following a change in control of LaBranche, such as the merger.

        These interests, among others, are described in greater detail in the section titled "The Merger—Interests of LaBranche Directors and Executive Officers in the Merger" beginning on page 74. LaBranche's board of directors was aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. These interests may cause LaBranche's directors and executive officers to view the merger proposal differently and more favorably than you may view it.

The merger agreement contains provisions that could discourage a potential competing acquiror of either LaBranche or Cowen or could result in any competing proposal being at a lower price than it might otherwise be.

        The merger agreement contains "no shop" provisions that, subject to limited exceptions, restrict each of Cowen's and LaBranche's ability to solicit, initiate, encourage, facilitate or discuss competing third party proposals for the acquisition of all or a significant portion of their company's assets or capital stock. Further, even if Cowen's board of directors withdraws (or amends or modified in a manner adverse to LaBranche) its recommendation of the Cowen stock issuance, it will still be required to submit the matter to a vote of Cowen's stockholders at Cowen's special meeting. In addition, each party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw (or amend or modify in a manner adverse to the other party) its recommendation with respect to the transactions. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee of $6,250,000 million or expenses up to $1,500,000 to the other party. See "The Merger Agreement—No Solicitation of Alternative Proposals" beginning on page 96, "The Merger Agreement—Termination of the Merger Agreement" beginning on page 103 and "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 105.

        These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of LaBranche or Cowen from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the transactions or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee or expenses of the other party that may become payable in certain circumstances.

        If the merger agreement is terminated and either LaBranche or Cowen determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transactions.

The opinions obtained by Cowen's board of directors and LaBranche's board of directors from their respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the transactions.

        Neither Cowen's board of directors nor LaBranche's board of directors has obtained an updated fairness opinion as of the date of this document from their respective financial advisors, nor will they receive one prior to the consummation of the merger. Changes in Cowen's and LaBranche's operations, prospects, general market and economic conditions and other factors that may be beyond the control of LaBranche and Cowen, and on which the fairness opinions were based, may significantly alter the value of LaBranche or Cowen or the prices of shares of Cowen Class A common stock or LaBranche common stock by the time the transactions are completed. The opinions do not speak as of the time the transactions will be completed or as of any date other than the dates of such opinions. Because neither Cowen nor LaBranche currently anticipates asking its financial advisors to update their respective opinions, the opinions do not address the fairness of the exchange ratio, from a financial point of view, at the time the transactions are completed. For a description of the opinions that the Cowen board of directors received from its financial advisors and a summary of the material financial analyses they provided to the Cowen board of directors in connection with rendering such opinions, please refer to "The Merger—Opinion of Cowen's Financial Advisor" beginning on page 77. For a description of the opinions that the LaBranche board of directors received from its financial advisors and a summary of the material financial analyses they provided to the LaBranche board of directors in connection with rendering such opinions, please refer to "The Merger—Opinion of LaBranche's

Financial Advisor" beginning on page 67. The opinions are included as Annexes B and C to this joint proxy statement/prospectus.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Cowen's or LaBranche's stock price.

        Upon closing of the merger, each share of LaBranche common stock will be converted into the right to receive 0.9980 shares of Cowen Class A common stock. This exchange ratio will not be adjusted for changes in the market price of either Cowen Class A common stock or LaBranche common stock between the date of signing the merger agreement and completion of the transactions. Changes in the price of Cowen Class A common stock prior to the merger will affect the value of Cowen Class A common stock that LaBranche common stockholders will receive on the closing date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Cowen Class A common stock or LaBranche common stock prior to the closing of the merger.

        The prices of Cowen Class A common stock and LaBranche common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary.

        These variations could result from changes in the business, operations or prospects of LaBranche or Cowen prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of LaBranche or Cowen. At the time of the special stockholders meetings, LaBranche stockholders will not know with certainty the value of the shares of Cowen Class A common stock that they will receive upon completion of the merger.

Two lawsuits have been filed against LaBranche and Cowen challenging the merger and an adverse ruling may prevent the merger from being completed.

        LaBranche and Cowen, as well as the members of LaBranche's board of directors, were named as defendants in two lawsuits brought by LaBranche stockholders challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. Additional lawsuits may be filed against LaBranche, Cowen and/or the directors of either company in connection with the merger. See "The Merger—Litigation Related to the Merger" beginning on page 89 for more information about the lawsuits that have been filed related to the merger.

        One of the conditions to the closing of the merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants' ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all. There can be no assurance that LaBranche, Cowen or any of the other defendants will be successful in the outcome of any of these pending or potential future lawsuits.

If the merger and the second-step merger, taken together, do not qualify as a reorganization under Section 368(a) of the Code, the stockholders of LaBranche may be required to pay substantial U.S. federal income taxes.

        As a condition to the completion of the merger, each of Willkie Farr & Gallagher LLP, tax counsel to Cowen, and Weil, Gotshal & Manges LLP, tax counsel to LaBranche, will have delivered an opinion, dated as of the closing date of the merger, that the merger and the second-step merger, taken together, will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that each of LaBranche and Cowen will be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from LaBranche and Cowen, as well as certain covenants and undertakings made by LaBranche and Cowen to each other. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by counsel in their opinions could be jeopardized. Additionally, an opinion of counsel represents counsel's legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger and the second-step merger should not be treated as a "reorganization," a holder of LaBranche common stock could recognize taxable gain upon the exchange of LaBranche common stock for Cowen Class A common stock pursuant to the merger. See "Material U.S. Federal Income Tax Consequences" beginning on page 109.

Risk Factors Relating to Cowen Following the Merger

Although Cowen expects that Cowen's acquisition of LaBranche will result in benefits to Cowen, Cowen may not realize those benefits because of integration difficulties and other challenges.

        The success of Cowen's acquisition of LaBranche will depend in large part on the success of the management in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the transactions. Cowen may fail to realize some or all of the anticipated benefits of the transactions if the integration process takes longer than expected or is more costly than expected. The failure of Cowen to meet the challenges involved in successfully integrating the operations of LaBranche or to otherwise realize any of the anticipated benefits of the merger, including additional revenue opportunities, could impair the operations of Cowen. In addition, Cowen anticipates that the overall integration of LaBranche will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt Cowen's business.

        Potential difficulties the combined company may encounter in the integration process include the following:

  •
  the integration of management teams, strategies, technologies and operations, products and services;

  •
  the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

  •
  the retention of the existing clients of both companies;

  •
  the creation of uniform standards, controls, procedures, policies and information systems;

  •
  the reduction of the costs associated with each company's operations;

  •
  the consolidation and rationalization of information technology platforms and administrative infrastructures;

  •
  the integration of corporate cultures and maintenance of employee morale;

  •
  the retention of key employees; and

  •
  potential unknown liabilities associated with the merger.

        The anticipated benefits and synergies include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

The transactions are subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Cowen following the transactions.

        Before the transactions may be completed, approvals or consents must be obtained from various domestic and foreign securities, antitrust and other authorities. In deciding whether to grant these approvals, the relevant governmental entity will make a determination of whether, among other things, the transactions are in the public interest. Regulatory entities may impose conditions on the completion of the transactions or require changes to the terms of the transactions or could impose restrictions on the conduct of business(es) of Cowen following consummation of the merger. Although the parties do not currently expect that any such material conditions, restrictions or changes would be imposed, there can be no assurance that they will not be, and such conditions, restrictions or changes could have the effect of delaying completion of the transactions or imposing additional costs on or limiting the revenues of the combined company following the transactions, any of which might have a material adverse effect on Cowen following the transactions. See the section titled "The Merger—Regulatory Clearances Required for the Merger" beginning on page 87.

LaBranche is in a different business line than Cowen and there are no guarantees that management of the combined company will be able to successfully integrate the business lines of LaBranche and Cowen.

        The transactions involve the combination of two companies that currently operate in different business lines. LaBranche is the parent corporation of LaBranche Structured Holdings, Inc., the holding company for a group of entities that are market-makers in options and exchange-traded funds, or "ETFs," traded on various exchanges. Cowen has an alternative asset management services practice, with products including hedge funds, replication products, mutual funds, managed futures funds, fund of funds, real estate, healthcare royalty funds, and cash management services, and has a financial services practice, including investment banking, equity research, and a sales and trading platform for institutional investors. Cowen cannot guarantee that Cowen will integrate and operate the business lines of LaBranche and Cowen to achieve the cost savings and other benefits anticipated to result from the transactions.

Current Cowen stockholders and LaBranche stockholders will have a reduced ownership and voting interest after the transactions and will exercise less influence over management.

        Current Cowen stockholders currently have the right to vote in the election of Cowen's board of directors and on other matters affecting Cowen. Current LaBranche stockholders currently have the right to vote in the election of LaBranche's board of directors and on other matters affecting LaBranche. Immediately after the transactions are completed, it is expected that current Cowen stockholders will own approximately 64.5% of Cowen and current LaBranche stockholders will own approximately 35.5% of Cowen, respectively. As a result of the transactions, current Cowen stockholders and current LaBranche stockholders will have less influence on the management and policies of Cowen than they now have on the management and policies of LaBranche and Cowen, respectively.

RCG's significant ownership interest in Cowen could affect the liquidity in the market for Cowen's Class A common stock.

        Immediately after the transactions are completed, it is expected that RCG will own approximately 27.9% of Cowen and therefore will have a significant influence over matters requiring approval by Cowen's stockholders, including in the election of directors and approval of significant corporate transactions. Furthermore, RCG's managing member is controlled by certain members of Cowen's senior management, including Peter A. Cohen, Cowen's Chairman and Chief Executive Officer. RCG's concentration of ownership may discourage a third party from proposing a change of control or other strategic transaction concerning Cowen or otherwise have the effect of delaying or preventing a change of control of Cowen that other stockholders may view as beneficial. As a result, Cowen's Class A common stock could trade at prices that do not reflect a "control premium" to the same extent as do the stocks of similarly situated companies that do not have any single stockholder with an ownership interest as large as RCG's ownership interest.

Under the amended and restated certificate of incorporation of Cowen, the combined company will be able to issue more shares of common stock than expected to be outstanding immediately after the transactions are completed. As a result, such future issuances of common stock could have a dilutive effect on the earnings per share and voting power of Cowen's stockholders.

        The amended and restated certificate of incorporation of Cowen authorizes a greater number of shares of common stock than expected to be outstanding immediately after the transactions are completed. If the transactions are completed, the combined company will be able to issue more shares of common stock than expected be outstanding immediately after the transactions are completed. If the board of directors of the combined company elects to issue additional shares of common stock in the future, whether in public offerings, in connection with mergers and acquisitions or otherwise, such additional issuances could dilute the earnings per share and voting power of the combined company's stockholders.

The market price of Cowen's common stock may decline in the future as a result of the transactions.

        The market price of Cowen's common stock may decline in the future as a result of the transactions for a number of reasons, including:

  •
  the unsuccessful integration of LaBranche and Cowen; or

  •
  the failure of Cowen to achieve the perceived benefits of the transactions, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

        These factors are, to some extent, beyond the control of Cowen.

The market price of Cowen's Class A common stock after the transactions will be affected by factors different from those currently affecting the market price of LaBranche's common stock.

        Each of LaBranche and Cowen operates across a range of services and asset classes in which the other party has not historically operated. Accordingly, the operations and the market price of Cowen's Class A common stock, and the market price of LaBranche common stock (in each case until the completion of the transactions), may be affected by factors different from those currently affecting the operations and the market price of LaBranche common stock, respectively. For a discussion of Cowen's businesses and the businesses of LaBranche, see the sections titled "The Companies" beginning on page 46 and "Where You Can Find More Information" beginning on page 140.

The internal earnings estimates for LaBranche and the unaudited pro forma financial data for Cowen included in this document are preliminary, and Cowen's actual financial position and operations after the transactions may differ materially from the unaudited pro forma financial data included in this document.

        The internal earnings estimates for LaBranche and the unaudited pro forma financial data for Cowen included in this document are presented for illustrative purposes only and are not necessarily indicative of what Cowen's actual financial position or operations would have been had the transactions been completed on the dates indicated. Cowen's actual results and financial position after the transactions may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. For more information, see the sections titled "Selected Unaudited Pro Forma Condensed Combined Financial Information of LaBranche and Cowen" beginning on page 34.

Cowen's future results will suffer if the combined company does not effectively manage its expanded operations following the merger.

        Following the merger, Cowen may continue to expand its operations through new product and service offerings and through additional strategic investments, acquisitions or joint ventures, some of which may involve complex technical and operational challenges. Cowen's future success depends, in part, upon its ability to manage its expansion opportunities, which pose numerous risks and uncertainties, including the need to integrate new operations into its existing business in an efficient and timely manner, to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In addition, future acquisitions or joint ventures after completion of the transactions may involve the issuance of additional shares of common stock of Cowen, which may dilute Cowen stockholders' and LaBranche stockholders' ownership of Cowen.

        Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

  •
  problems with the effective integration of operations;

  •
  inability to maintain key pre-acquisition business relationships;

  •
  increased operating costs;

  •
  exposure to unanticipated liabilities; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

        Neither Cowen nor LaBranche can assure its respective stockholders that Cowen's future expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

BA Alpine Holdings, Inc., its designee on Cowen's board of directors and RCG may have interests that conflict with your interests.

        BA Alpine Holdings, Inc., its designee on Cowen's board of directors and RCG may have interests that conflict with, or are different from, Cowen's and your own as a stockholder of Cowen. Conflicts of interest between BA Alpine Holdings, Inc. and/or RCG and Cowen may arise, and such conflicts of interest may not be resolved in a manner favorable to Cowen, including potential competitive business activities (in the case of BA Alpine Holdings, Inc.), corporate opportunities, indemnity arrangements, registration rights and sales or distributions by RCG, BA Alpine Holdings, Inc. or their respective affiliates of Cowen Class A common stock. Cowen's amended and restated certificate of incorporation and by-laws do not contain any provisions designed to facilitate resolution of actual or potential conflicts of interest, or to ensure that potential business opportunities that may become available to BA Alpine Holdings, Inc. and Cowen will be reserved for or made available to the combined company. Pertinent provisions of law will govern any such matters if they arise.

Risks Affecting the Companies Related to the Financial Services Industry

Volatility in the value of Cowen's and LaBranche's respective investment and securities portfolios or other assets and liabilities could adversely affect the financial condition or operations of Cowen following the merger.

        LaBranche and Cowen adopted the provisions of ASC 820: Fair Value Measurements and Disclosure (which we refer to as ASC 820) on January 1, 2008. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Changes in fair value are reflected in the statement of operations at each measurement period. Therefore, continued volatility in the value of Cowen's and LaBranche's respective investment and securities portfolios or other assets and liabilities, including funds, will result in volatility of the combined firm's results. As a result, the changes in value may have an adverse effect on financial condition or operations in the future.

Other Risk Factors of LaBranche and Cowen

        Cowen's and LaBranche's businesses are and will be subject to the risks described above. In addition, LaBranche and Cowen are, and will continue to be, subject to the risks described in Cowen's and LaBranche's Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 140 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

LaBranche & Co Inc.

        LaBranche & Co Inc., a Delaware corporation, is the parent corporation of LaBranche Structured Holdings, Inc., the holding company for a group of entities that are market-makers in options and exchange-traded funds, or "ETFs," traded on various exchanges, both domestically and internationally. Historically, and for part of the first quarter of 2011, LaBranche's business principally operated in two separate segments: the market-making segment and the institutional brokerage segment. The entities within LaBranche's market-making segment are market-makers on the NYSE Amex Exchange, the NYSE Arca Exchange, the NYBOT and other exchanges domestically and are market-makers on the London Stock Exchange and Euronext and Eurex exchanges, as well as other on other exchanges and markets internationally. Prior to the sale of LaBranche's New York Stock Exchange designated market maker business on January 22, 2010, LaBranche was also one of the largest specialists/designated market makers on the New York Stock Exchange. As of December 31, 2010, LaBranche's market-making segment was comprised of market makers for 265 ETFs and 295 options. LaBranche's institutional brokerage segment began the process of winding down its business activities in the first quarter of 2011. Previously, the institutional brokerage segment provided securities execution services to institutional clients and professional traders.

        LaBranche's common stock is traded on the New York Stock Exchange under the symbol "LAB."

        The principal executive offices of LaBranche are located at 33 Whitehall Street, New York, NY 10004 and its telephone number is (212) 425-1144. Additional information about LaBranche and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 140.

Cowen Group, Inc.

        Cowen Group, Inc., a Delaware corporation, is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: alternative investment management and broker-dealer. The alternative investment management segment includes hedge funds, replication products, mutual funds, managed futures funds, fund of funds, real estate, healthcare royalty funds, and cash management services offered primarily under the Ramius name. The broker-dealer segment offers industry focused investment banking for growth-oriented companies including advisory and global credit markets origination and domain knowledge-driven research and a sales and trading platform for institutional investors, primarily under the "Cowen" name.

        Cowen's common stock is traded on the NASDAQ Global Select Market under the symbol "COWN."

        The principal executive offices of Cowen are located at 599 Lexington Avenue, New York, NY 10022 and its telephone number is (212) 845-7900. Additional information about Cowen and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 140.

Louisiana Merger Sub, Inc.

        Louisiana Merger Sub, Inc., a wholly owned subsidiary of Cowen Group, Inc., is a Delaware corporation that was formed on February 11, 2011 for the sole purpose of effecting the merger. In the merger, Louisiana Merger Sub, Inc. will be merged with and into LaBranche, with LaBranche continuing as the surviving corporation.

Louisiana Merger Sub, LLC

        Louisiana Merger Sub, LLC, a wholly owned subsidiary of Cowen Group, Inc., is a Delaware limited liability company that was formed on February 14, 2011. Immediately following the merger, LaBranche will be merged with and into Louisiana Merger Sub, LLC, with Louisiana Merger Sub, LLC continuing as the surviving company.

 THE LABRANCHE SPECIAL MEETING

        This section contains information about the special meeting of LaBranche stockholders that has been called to consider and approve the matters listed below.

        Together with this document you will be sent a notice of the special meeting and a form of proxy that is solicited by LaBranche's board of directors. The LaBranche special meeting will be held on                        , at                         a.m., local time, at                        .

Matters to Be Considered

        At the LaBranche special meeting, LaBranche stockholders will be asked to consider and vote on:

  •
  the proposal to approve and adopt the merger agreement and adopt the merger; and

  •
  the proposal to adjourn the LaBranche special meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Proxies

        Each copy of this document mailed to holders of LaBranche common stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the LaBranche special meeting, or at any adjournment or postponement of the special meeting, regardless of whether or not you plan to attend the LaBranche special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

        If your shares are held in "street name" through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

        If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by timely delivering a signed written notice of revocation to the Secretary of LaBranche, timely delivering a new, valid proxy bearing a later date by submitting instructions through the internet, by telephone or by mail as described on the proxy card or attending the LaBranche special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person.

        A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy, but simply attending the LaBranche special meeting without voting will not revoke any proxy that you have previously given or change your vote.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

  LaBranche & Co Inc.
  33 Whitehall Street
  New York, New York 10004
  Attention: Secretary

        If your shares are held in street name by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

        All shares represented by properly executed, valid proxies received in time for the LaBranche special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the proposal to approve and adopt the merger agreement and adopt the merger and "FOR" the proposal to adjourn the LaBranche special meeting, if necessary, to solicit additional proxies. Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to adopt the merger agreement.

Solicitation of Proxies

        In accordance with the merger agreement, LaBranche will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its stockholders, except that LaBranche and Cowen will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. In addition to solicitation by use of the mails, proxies may be solicited by LaBranche's directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. LaBranche has retained the services of Morrow & Co., LLC to assist in the solicitation of proxies for an estimated fee of $7,500 plus out-of-pocket expenses. LaBranche will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. LaBranche will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Record Date

        Only holders of record of LaBranche common stock at the close of business on                        , 2011, the record date for LaBranche's special meeting, will be entitled to notice of, and to vote at, LaBranche's special meeting or any adjournments or postponements thereof. At the close of business on the record date,                      shares of LaBranche common stock were outstanding and held by                        holders of record. These shares do not include shares of LaBranche's common stock held in LaBranche's treasury, which are not deemed to be outstanding and are not entitled to vote at the LaBranche special meeting.

Quorum

        No business may be transacted at the special meeting unless a quorum is present. Attendance in person or by proxy at the special meeting of holders of record of a majority of the shares of LaBranche's capital stock issued and outstanding and entitled to vote thereat will constitute a quorum. If a quorum is not present, or if fewer shares of LaBranche common stock are voted in favor of the proposal to approve and adopt the merger agreement and approve the merger than the number required for its approval and adoption, the special meeting may be adjourned to allow additional time for obtaining additional proxies or votes.

        Abstentions (shares of LaBranche common stock for which proxies have been received but for which the holders have abstained from voting) and broker non-votes will be included in the calculation of the number of shares of LaBranche common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

        If it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to approve and adopt the merger agreement and approve the merger, the LaBranche stockholders, by the affirmative vote of holders of a majority of the outstanding shares of LaBranche common stock present in person or represented by proxy at the LaBranche special meeting and entitled to vote, whether or not a quorum is present, may adjourn the meeting to another time or place without notice other than announcement at the meeting unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required

        Holders of record of LaBranche common stock on the record date are entitled to one vote per share at the special meeting on each proposal. Each of the proposals has the following vote requirement in order to be approved:

  •
  approval of the proposal to adopt and approve the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of LaBranche common stock; and

  •
  the proposal to adjourn the LaBranche special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal requires the affirmative vote of the holders of a majority of the outstanding shares of LaBranche common stock present in person or represented by proxy at the LaBranche special meeting even if less than a quorum.

        Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention, failure to submit a proxy card or vote in person or a broker non-vote will be treated as a vote "AGAINST" the proposal to approve and adopt the merger agreement and approve the merger;

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve any adjournment of the LaBranche special meeting; and

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve any adjournment of the LaBranche special meeting.

        LaBranche's board of directors urges LaBranche stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your stock in street name through a bank or broker, please vote by following the voting instructions of your bank or broker.

        Stockholders may also vote at the LaBranche special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Morrow & Co., LLC, LaBranche's inspector of election.

        At the close of business on the record date for the LaBranche special meeting,                        shares of LaBranche common stock were issued and outstanding, approximately        % of which were owned and entitled to be voted by George M.L. LaBranche, IV (Chairman, Chief Executive Officer and President of LaBranche), Alfred O. Hayward, Jr. (Executive Vice President of LaBranche) and William J. Burke, III (Chief Operating Officer of LaBranche). In connection with the execution of the merger agreement, Cowen entered into a voting agreement with Messrs. LaBranche, Hayward and Burke, pursuant to which each individual agreed to vote all shares of LaBranche common stock owned by that individual at the time of the LaBranche special meeting in favor of approval and adoption of the merger agreement and approval of the merger. In addition, Messrs. LaBranche and Hayward will direct the parties to the LaBranche stockholders' agreement to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business on the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and

Hayward and the parties to the LaBranche stockholders' agreement held approximately        % of the outstanding shares of LaBranche common stock.

Voting Power of LaBranche's Directors and Executive Officers

        At the close of business on the LaBranche record date, directors and executive officers of LaBranche and their affiliates were entitled to vote                        shares of LaBranche common stock, or approximately        % of the shares of LaBranche common stock outstanding on that date.

        Three of LaBranche's directors and executive officers, George M.L. LaBranche IV, William J. Burke, III and Alfred O. Hayward, Jr., have entered into a voting agreement with Cowen pursuant to which they have agreed to, among other things, vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. In addition, Messrs. LaBranche and Hayward have agreed to direct the parties to the LaBranche stockholders' agreement to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business on the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and Hayward and the parties to the LaBranche stockholders' agreement held approximately        % of the outstanding shares of LaBranche common stock. LaBranche currently expects that LaBranche's remaining directors and executive officers, who are not party to the voting agreement, will vote their shares in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so. See the section entitled "Voting Agreements—LaBranche Voting Agreement" beginning on page 107.

Recommendation of LaBranche's Board of Directors

        The LaBranche board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of LaBranche and its stockholders. The LaBranche board of directors unanimously recommends that LaBranche stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger and "FOR" the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting. See "The Merger—LaBranche Reasons for the Merger; Recommendation of LaBranche's Board of Directors" beginning on page 64 of this joint proxy statement/prospectus.

Attending the LaBranche Special Meeting

        All holders of LaBranche common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominee, are invited to attend the LaBranche special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. LaBranche reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

 THE COWEN SPECIAL MEETING

        This section contains information about the special meeting of Cowen stockholders that has been called to consider and approve the Cowen stock issuance.

        Together with this document you will be sent a notice of the special meeting and a form of proxy that is solicited by Cowen's board of directors. The Cowen special meeting will be held on                        , at                         a.m., local time, at                        .

Matters to Be Considered

        The purpose of the Cowen special meeting is to vote on:

  •
  a proposal to approve the Cowen stock issuance; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Proxies

        Each copy of this document mailed to holders of Cowen Class A common stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Cowen special meeting, or at any adjournment or postponement of the special meeting, regardless of whether or not you plan to attend the Cowen special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

        If you hold your stock in street name through a bank, broker, trust company or other nominee, you must direct your bank, broker, trust company or other nominee to vote in accordance with the instructions you have received from your bank, broker, trust company or other nominee.

        If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted at the special meeting by signing and returning a proxy card with a later date by internet or telephone before the deadline stated on the proxy card, by delivering a proxy card with a later date or a written notice of revocation to Cowen's corporate secretary, which must be received by us before the time of the special meeting, or by voting in person at the special meeting.

        Any stockholder entitled to vote in person at the Cowen special meeting may vote in person regardless of whether or not a proxy has been previously given, but simply attending the Cowen special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

  Cowen Group, Inc.
  599 Lexington Avenue
  New York, New York 10022
  Attention: Owen S. Littman, General Counsel and Corporate Secretary

        If your shares are held in street name by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

        All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet or telephone. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted "FOR" the approval of the Cowen stock issuance and "FOR" the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies. According to the Cowen amended and restated by-laws, only such business that is specified in Cowen's notice of the meeting may be conducted at a special meeting of stockholders.

Solicitation of Proxies

        In accordance with the merger agreement, Cowen will bear the entire cost of proxy solicitation for the Cowen special meeting, except that LaBranche and Cowen will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. Cowen has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $30,000 plus out-of-pocket expenses. If necessary, Cowen may use several of its regular employees, who will not be specially compensated, to solicit proxies from Cowen stockholders, either personally or by telephone, facsimile, letter or other electronic means. Cowen will also request that banks, brokers, and other record holders forward proxies and proxy material to the beneficial owners of Cowen common stock and secure their voting instructions and Cowen will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

        The close of business on                        , 2011 has been fixed as the record date for determining the Cowen stockholders entitled to receive notice of and to vote at the Cowen special meeting. At that time,                        shares of Cowen Class A common stock were outstanding, held by approximately                        holders of record.

Quorum

        Stockholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Cowen special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Cowen special meeting. The holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Cowen special meeting, whether or not a quorum is present, may adjourn the Cowen special meeting to another time and place. At any adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting.

        Abstentions and broker non-votes will be included in the calculation of the number of shares of Cowen Class A common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Vote Required

        Each share of Cowen Class A common stock outstanding on the record date for the Cowen special meeting entitles the holder to one vote on each matter to be voted upon at the Cowen special meeting. Each of the proposals has the following vote requirement in order to be approved:

  •
  approval of the Cowen stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Cowen Class A common stock present in person or represented by proxy at the Cowen special meeting and entitled to vote on the proposal; and

  •
  approval of the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders of a majority of all shares of Cowen Class A common stock present in person or represented by proxy at the Cowen special meeting, even if less than a quorum.

        Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve the issuance the Cowen stock issuance and the proposal to approve any adjournment of the Cowen special meeting;

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve the Cowen stock issuance; and

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve any adjournment of the Cowen special meeting.

        Cowen's board of directors urges Cowen stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your stock in street name through a bank or broker, please vote by following the voting instructions of your bank or broker.

        Stockholders may also vote at the Cowen special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Computershare, Cowen's inspector of election.

        At the close of business on the record date for the Cowen special meeting,                        shares of Cowen Class A common stock were issued and outstanding, approximately         % of which were owned and entitled to be voted by RCG. In connection with the execution of the merger agreement, LaBranche entered into a voting agreement with RCG, pursuant to which RCG agreed to vote all of its shares of Cowen Class A common stock in favor of the Cowen stock issuance.

Voting Power of Cowen's Directors and Executive Officers

        On the record date for the Cowen special meeting, the directors and executive officers of Cowen and their affiliates owned and were entitled to vote                        shares of Cowen's Class A common stock, representing        % of the outstanding Cowen Class A common stock.

Recommendation of Cowen's board of directors

        Cowen's board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the Cowen stock issuance. Cowen's board of directors has determined that the merger agreement and the transactions contemplated by it, including the Cowen stock issuance, are advisable and in the best interests of Cowen and its stockholders and unanimously recommends that you vote "FOR" the approval of the Cowen stock issuance and "FOR" the proposal to approve the necessary adjournment of the Cowen special meeting, if necessary, to solicit additional proxies. See the section titled "The Merger—Cowen's Reasons for the Merger; Recommendation of Cowen's board of directors" beginning on page 76 for a more detailed discussion of Cowen's board of directors' recommendation.

Attending the Cowen Special Meeting

        All holders of Cowen Class A common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominee, are invited to attend the Cowen special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. Cowen reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

THE MERGER

Effects of the Merger

        At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Cowen that was formed for the purpose of effecting the merger, will merge with and into LaBranche, with LaBranche surviving the merger and becoming a wholly owned subsidiary of Cowen. Immediately following the effective time of the merger, Cowen shall cause LaBranche to be merged with and into Merger Sub LLC, a wholly owned subsidiary of Cowen, with the separate corporate existence of LaBranche ceasing and Merger Sub LLC continuing as the surviving company.

        In the merger, each outstanding share of LaBranche common stock (other than any shares owned by LaBranche, which shares will be cancelled) will be converted into the right to receive 0.9980 shares of Cowen Class A common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Cowen Class A common stock on the NASDAQ Global Select Market on February 16, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $4.71 in value for each share of LaBranche common stock. Based on the closing price of Cowen Class A common stock on            , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $            in value for each share of LaBranche common stock. Cowen stockholders will continue to hold their existing Cowen shares.

Background of the Merger

        The board of directors of LaBranche (which we refer to as the LaBranche Board) has from time to time in recent years reviewed and evaluated potential strategic alternatives with LaBranche's senior management, including, but not limited to, possible business combination transactions, LaBranche's standalone business plan and prospects, and potential and implemented stock repurchase plans.

        For the substantial majority of LaBranche's history, LaBranche operated as a cash equity specialist on the New York Stock Exchange through its subsidiary, LaBranche & Co. LLC. Until 2002, substantially all of LaBranche's revenues and profits were generated by this specialist business. In 2002, LaBranche formed LaBranche Structured Products, LLC to engage as a specialist in options and derivative products such as ETFs on the American Stock Exchange. In 2004, LaBranche also formed LaBranche Structured Products Specialists LLC to engage as a specialist in ETFs listed on the New York Stock Exchange. This generated revenues in businesses that utilized LaBranche's trading and market expertise while diversifying LaBranche's business away from its core cash equity specialist business on the New York Stock Exchange. Over the course of the next several years, LaBranche's cash equity specialist business was adversely impacted by changes to the market structure of the New York Stock Exchange and an increase in stocks being traded on multiple exchanges and electronically in the over-the-counter market and through alternative trading systems or "ATSs". LaBranche's cash equity specialist business also was adversely impacted by declining trading volumes and declining volatility of stock prices, by increased program trading as a percentage of total New York Stock Exchange average daily share volume, and by the decimalization of stock prices, all of which resulted in smaller orders being executed and reduced opportunities for profit by specialists. Block-trading strategies became less prevalent on the New York Stock Exchange, and this also reduced the number of transactions in which the cash equity specialists participated and opportunities for profit. Changes in investor behavior from concentration on individual stocks to alternatives such as sector and index trading, as well as ETFs, also reduced the number of transactions in which cash equity specialists participated and opportunities for profit.

        LaBranche accordingly sought to further diversify its businesses away from cash equities and internationally and to expand its market-making businesses in options, futures and ETFs. Therefore, in

2005, LaBranche formed LaBranche Structured Products Europe Limited and LaBranche Structured Products Hong Kong Limited to engage in market-making in ETFs in international markets. By the third quarter of 2007, LaBranche began to generate more revenue from its options and ETFs activities, domestically and abroad, than its New York Stock Exchange cash equity specialist business. Commencing in 2008, in an effort to further diversify its business, LaBranche sought to grow its institutional brokerage business by making key hires of sales and position traders and increasing market trading in over-the-counter and pink sheets securities and expanding the menu of its institutional brokerage services into leveraged loans, fixed income securities and options execution services to meet the needs and provide more diverse products to its institutional customers. Temporary increases in revenues followed, but LaBranche's institutional brokerage business generated losses due to larger operating costs (including trading costs) and costs related to expanding infrastructure.

        In May 2007, the LaBranche Board engaged a mergers and acquisitions advisory and strategic management consulting firm focused on the financial services industry (which we refer to as the Strategic Advisor) to conduct a review of strategic alternatives, including, without limitation, to seek other businesses in which LaBranche could become engaged in order to further leverage its market making expertise and to seek third parties with whom LaBranche could enter into a merger, acquisition or sale transaction that would benefit LaBranche and its stockholders. A number of parties expressed preliminary interest in a potential transaction (in some cases involving only LaBranche's New York Stock Exchange specialist division), but no expression of interest (for either LaBranche or the New York Stock Exchange specialist division) was received at a level the LaBranche Board believed was adequate. In December 2007, the LaBranche Board determined to focus on LaBranche's continuing businesses and cease its strategic alternatives process with the Strategic Advisor. For the fiscal year ended December 31, 2007, LaBranche suffered a U.S. GAAP net loss of $350.5 million, which included non-cash charges related to the impairment of LaBranche's goodwill and stock listing rights of $164.1 million and $335.3 million, respectively.

        In 2008, other than a small number of informal expressions of interest by third parties, no new strategic alternatives came to LaBranche's attention. LaBranche's options market-making business had its best year since it commenced operations in 2002, but LaBranche suffered a U.S. GAAP net loss of $66 million for the fiscal year ended December 31, 2008, which included an unrealized loss on LaBranche's shares of NYSE Euronext, Inc. of $181.2 million.

        In 2009, LaBranche's options market-making business generated significant losses. LaBranche's New York Stock Exchange cash equity specialist business (which in late 2008 and early 2009 moved to the designated market maker or "DMM" model put in place by the New York Stock Exchange at that time) continued to dwindle and, although still profitable, did not generate the profits required to support the public company costs of LaBranche and the payment of interest on LaBranche's outstanding indebtedness. For the fiscal year ended December 31, 2009, LaBranche suffered a U.S. GAAP net loss of $97.8 million, which included non-cash charges of $87.6 million related to the impairment of LaBranche's goodwill. During 2009, the LaBranche Board continued to consider strategic alternatives, including remaining a stand-alone company with significantly reduced business activities (including the possibility of disposing of its New York Stock Exchange cash equity specialist business in order to free LaBranche from the significant capital requirements that business imposed on LaBranche), repurchasing all of its remaining indebtedness, repurchasing stock, entering into a transaction with an interested third party if an interested third party could be located, and liquidation.

        In November 2009, Barclays Capital Inc., a division of Barclays Bank PLC (which we refer to as Barclays), approached LaBranche regarding a possible strategic relationship involving LaBranche & Co. LLC's DMM operations. These initial discussions evolved into discussions regarding the possible sale of LaBranche & Co. LLC's New York Stock Exchange DMM operations and all of its net DMM positions to Barclays, and ultimately resulted in an asset sale transaction that was announced and completed in January 2010 (which we refer to as the Barclays Transaction). LaBranche received

$25 million from the sale transaction plus the value of its net positions in the business. LaBranche also retained approximately $76 million in cash that had been used to fund its net liquid asset and regulatory capital requirements as a DMM firm.

        Following the consummation of the Barclays Transaction, LaBranche focused its business on its market-making operations in ETFs, equity options, foreign currency options and futures, both domestically and internationally, and its institutional brokerage business that provides securities execution, fixed income and other brokerage services to institutional investors. At the same time, LaBranche used available cash, as well as some of the cash released from its net liquid asset and regulatory capital requirements following the Barclays Transaction, to redeem all of its remaining indebtedness, thereby terminating its obligations under the indenture governing its indebtedness and releasing LaBranche from approximately $21 million of interest payments per year in connection with the indebtedness. LaBranche also continued to repurchase its outstanding capital stock under its Board-authorized repurchase plan.

        As 2010 continued, LaBranche's options market-making business continued to generate losses due to continued changes in market structure, widening spreads and the overall unsuccessful trading strategies in that business. LaBranche's foreign currency options market-making, international ETF market making and global derivatives arbitrage trading business generated profits, but these profits were not sufficient to offset the losses of the options market-making business. For the fiscal year ended December 31, 2010, LaBranche suffered an after-tax net loss of $62.4 million, which included a $41.7 million non-cash charge for a valuation allowance on LaBranche's deferred tax assets.

        During the period from June 2010 though February 16, 2011, senior management of LaBranche and the LaBranche Board continued to discuss and explore alternatives available to LaBranche, including, without limitation, reducing LaBranche's business and portfolio in the trading activities that continued to be unsuccessful and cutting expenses, and instead focusing on the businesses that represented the best opportunities to profit. The LaBranche Board determined that these initiatives would be in the best interests of LaBranche and implemented these measures to improve LaBranche's results and also put it in a better position to consider other business opportunities, including attracting a potential suitor to acquire LaBranche or entering into another business combination transaction.

        During the last week of August 2010, one of LaBranche's largest stockholders asked George M.L. LaBranche, IV, LaBranche's Chairman, Chief Executive Officer and President, if the stockholder could give Mr. LaBranche's contact information to representatives at Cowen who had inquired about LaBranche's business. Mr. LaBranche authorized the stockholder to do so. A short time later, Mr. LaBranche received a call from Jeffrey Solomon, Chief Operating Officer and Head of Investment Banking of Cowen. During that call, Messrs. LaBranche and Solomon agreed that Mr. Solomon would come to LaBranche's offices for an introductory meeting with Mr. LaBranche. On or about September 1, 2010, Mr. Solomon, John O'Donohue, Cowen's Head of Sales and Trading, and Thomas O'Mara, Cowen's Head of Equity Derivatives and Convertibles, met with Mr. LaBranche and William J. Burke, III, LaBranche's Chief Operating Officer, at LaBranche's offices. Mr. LaBranche informed Alfred O. Hayward, Jr., a member of the LaBranche Board and Executive Vice President of LaBranche, and each of LaBranche's three outside directors, Katherine Elizabeth Dietze, Donald E. Kiernan and Stuart M. Robbins, concerning this meeting and sought their views and guidance.

        On September 8, 2010, Messrs. LaBranche and Hayward went to Cowen's offices and met Peter A. Cohen, Chairman and Chief Executive Officer of Cowen, Mr. Solomon, and Thomas W. Strauss, Chief Executive Officer and President of Ramius LLC, a subsidiary of Cowen (which we refer to as Ramius). On September 27, 2010, LaBranche entered into a confidentiality agreement with Cowen to facilitate Cowen's providing certain information about its business to LaBranche. On September 30, 2010 and October 8, 2010, Messrs. LaBranche, Hayward and Burke attended a second meeting at Cowen's offices, during which members of senior management and business heads of Cowen and Ramius made presentations to Messrs. LaBranche, Burke and Hayward about Cowen's businesses. Mr. LaBranche informed each of LaBranche's outside directors concerning these meetings and sought their views and guidance.

        During approximately the same period of time (July to October 2010), Mr. LaBranche met a number of times with the senior management of a small unaffiliated brokerage firm (which we refer to as Party A), which had approached one of LaBranche's outside directors in July 2010 and inquired whether LaBranche would be interested in purchasing it. Mr. LaBranche informed each of LaBranche's outside directors concerning these meetings and sought their views and guidance.

        On October 12, 2010, Mr. Cohen and Mr. LaBranche met to further discuss a potential strategic transaction. On October 13, 2010, at a regularly scheduled meeting of the LaBranche Board, the LaBranche Board discussed Mr. LaBranche's conversations with Cowen and Party A. The LaBranche Board discussed Cowen and Party A, the strategic rationale behind a transaction with either Cowen or Party A, as well as other possible strategic alternatives. The LaBranche Board authorized management to continue the preliminary discussions that had begun with Cowen and directed management to terminate the preliminary discussions that had begun with Party A due, in part, to the lack of a strategic fit between LaBranche and Party A. Mr. Cohen and Mr. LaBranche had follow up telephone conversations on October 21, 2010 and October 22, 2010 to discuss a potential strategic transaction.

        On October 28, 2010, members of Cowen and LaBranche senior management met and continued preliminary discussions regarding a possible strategic relationship. Also on October 28, 2010, LaBranche and Cowen executed a confidentiality agreement to facilitate the mutual exchange of information between LaBranche and Cowen, which superseded the confidentiality agreement entered into on September 27, 2010. General business information and financial results of each of Cowen and LaBranche were exchanged beginning on October 28, 2010.

        On November 3, 2010, a telephonic meeting of the audit committee of the LaBranche Board was held with members of LaBranche senior management. The audit committee is comprised of all of the outside directors that serve on the LaBranche Board. A representative of Weil, Gotshal & Manges LLP (which we refer to as Weil), regular counsel to the LaBranche Board, was present. During this meeting, Mr. LaBranche updated LaBranche's outside directors concerning, and answered questions regarding, LaBranche's efforts to streamline its business activities and reduce its expense and LaBranche's continuing discussions with Cowen. Mr. LaBranche stated that discussions with Cowen remained in the initial stage and that he was unsure whether Cowen had any real interest in a transaction or relationship with LaBranche. Following discussion, LaBranche's outside directors authorized LaBranche management to continue discussions with Cowen, while continuing its business reduction and cost-cutting initiatives.

        During the period from November 3, 2010 through November 30, 2010, Messrs. LaBranche and Cohen held a number of telephone conversations and met at Cowen's offices on November 18, 2010. During these telephone conversations and the November 18, 2010 meeting, Messrs. LaBranche and Cohen discussed the businesses of each of LaBranche and Cowen and the tax attributes of each company, including net operating losses that could be used by each company in the future. Messrs. LaBranche and Cohen also commenced discussions concerning a potential merger of LaBranche and Cowen based on the relative book values of LaBranche and Cowen at 2010 year-end. During this period, Mr. LaBranche informed each of LaBranche's outside directors concerning these discussions and sought their views and guidance. Based on these discussions, on November 19, 2010, Mr. LaBranche called Mr. Cohen to inform Mr. Cohen that LaBranche was interested in moving forward with a strategic transaction with Cowen.

        On November 29, 2010, Cowen sent a full documentary diligence request list to LaBranche, which was in addition to the materials Cowen had been obtaining from LaBranche on an ad hoc basis since October 28, 2010. LaBranche sent a preliminary diligence request list to Cowen on December 13, 2010, which was in addition to the materials LaBranche had been obtaining from Cowen. Each party and its advisors conducted due diligence with respect to the other party until the execution of the merger agreement on February 16, 2011, including ongoing due diligence by each party and their respective advisors into the business and operations of each party and certain contingencies, including ongoing litigation.

        On November 30, 2010, members of Cowen and LaBranche senior management met to discuss LaBranche's businesses. During the meeting, LaBranche's management provided Cowen with its up-to-date and anticipated operating results on a consolidated basis and for each of LaBranche's business units and also provided Cowen with proposed business plans for each of its business lines going forward.

        On December 1, 2010, the LaBranche Board held a special telephonic meeting, with members of LaBranche senior management and representatives of Weil present. Mr. LaBranche informed the LaBranche Board that Cowen had expressed interest during the parties' November 30, 2010 meeting in a possible merger transaction with LaBranche. The LaBranche Board discussed Cowen's business and future prospects, and the possibility of a merger of LaBranche and Cowen. The LaBranche Board authorized management to continue discussions with and its due diligence on Cowen and directed management to engage a financial advisor. Mr. LaBranche informed the LaBranche Board that he had had no discussions with Cowen concerning the role he or any other member of LaBranche's senior management would have in a combined entity in the event of a merger. LaBranche's outside directors each expressed the view that Mr. LaBranche should have an important role in any combined company in order to help obtain the benefits that the LaBranche Board sought to achieve in the proposed transaction and instructed Mr. LaBranche to communicate that view to Cowen.

        On or about December 3, 2010, LaBranche agreed to engage Keefe, Bruyette & Woods, Inc. (which we refer to as KBW) to serve as its financial advisor in connection with its evaluation of a potential transaction with Cowen. A formal engagement letter was executed on January 7, 2011.

        On December 13, 2010, the LaBranche Board held a special telephonic meeting, with members of LaBranche's senior management present. Mr. LaBranche and other members of management briefed the LaBranche Board concerning the status of discussions with Cowen. The LaBranche Board also discussed the strategic alternatives and opportunities it had considered since 2007. The LaBranche Board also discussed and considered the possibility of liquidating or continuing LaBranche's operations on a standalone basis. Following this discussion, the LaBranche Board authorized management to continue discussions with Cowen.

        During the weeks of December 13, 2010 and December 20, 2010, Mr. LaBranche continued discussions with Mr. Cohen and other members of Cowen's senior management concerning LaBranche's fourth quarter results and anticipated reductions in LaBranche's balance sheet in connection with its options market-making portfolio. Representatives of each of LaBranche and Cowen continued to meet and exchange information in their respective due diligence processes, including exchanging trading and risk information as well as information concerning LaBranche's trading technologies. Mr. LaBranche continued to inform each of LaBranche's outside directors concerning these discussions and to seek their views and guidance.

        On December 20, 2010, representatives of Cowen senior management provided LaBranche with a summary term sheet outlining the principal terms of a proposed merger (which we refer to as the Term Sheet). The Term Sheet provided, among other things, that (i) the exchange ratio would be based on the relative tangible book value of the companies, subject to certain adjustments and net of deferred tax assets, (ii) the stockholders of LaBranche would receive additional consideration in the form of freely-tradable warrants as compensation for the fair value of the tax benefits that Cowen believed it would be able to utilize over time, (iii) two individuals designated by LaBranche would be appointed to the board of directors of Cowen and (iv) Messrs. LaBranche and Burke would become employees of Cowen, on terms to be determined.

        Later on December 20, 2010, the LaBranche Board held a special telephonic meeting, with members of LaBranche senior management and representatives of KBW and Weil present. At this meeting, representatives of KBW presented their preliminary financial analyses of LaBranche and the proposed transaction, including the implied exchange ratio based on the tangible book value of the respective companies as of September 30, 2010 and the potential dilutive impact of Cowen's issuance of restricted stock units in connection with 2010 compensation. Mr. LaBranche informed the LaBranche Board that he had been told by Cowen that he would be offered employment and a seat on the Cowen board of directors and that Mr. Burke would be offered employment, but that no further specifics had been discussed concerning this subject. Following discussion, the LaBranche Board provided guidance to LaBranche senior management and authorized management to continue negotiations with Cowen, including with respect to Mr. LaBranche's and Mr. Burke's employment.

        During the period from December 21, 2010 through December 28, 2010, Messrs. LaBranche and Cohen had several telephonic conversations concerning the exchange ratio in the proposed merger, proposed adjustments to the tangible book value of LaBranche reflecting Cowen's views concerning certain deferred tax assets, litigation matters and restructuring matters, and proposed adjustments to the tangible book value of Cowen for potential dilution to LaBranche stockholders resulting from outstanding and future restricted stock unit grants of Cowen. Messrs. Cohen and LaBranche also discussed removing the proposed warrant in order to have an exchange ratio based on the respective tangible book value of each company that would not be subject to any adjustment, which would provide more certainty regarding the value to be received by LaBranche stockholders in the proposed merger.

        On December 29, 2010, representatives of Willkie Farr & Gallagher LLP (which we refer to as Willkie), counsel to Cowen, delivered an initial draft of the merger agreement to LaBranche and Weil. The initial draft of the merger agreement provided that, among other things, LaBranche would be required to pay a break-up fee to Cowen equal to 4% of the transaction value and reimburse Cowen's expenses (up to a cap of $1,750,000) under certain circumstances and that Cowen's obligation to close the merger would be subject to LaBranche meeting certain financial tests related to LaBranche's net worth, cash balance, leverage and risk.

        On January 5, 2011, the LaBranche Board held a special telephonic meeting, with members of LaBranche senior management and representatives of KBW and Weil present. The LaBranche Board discussed the proposed Cowen transaction in light of LaBranche's existing business plan as well as other strategic alternatives, including liquidation. Representatives of Weil provided the LaBranche Board with an overview of their fiduciary duties under Delaware law in the context of a possible transaction with Cowen as well as an overview of the draft merger agreement, including, among other things, the closing conditions, no shop, fiduciary out and termination and break-up fee provisions. The LaBranche Board discussed the proposed exchange ratio and the status of due diligence. Mr. LaBranche informed the LaBranche Board that the terms of his employment with Cowen had yet to be discussed in detail. LaBranche's outside directors each reiterated their previously expressed views that Mr. LaBranche should play an important role in the combined company and asked that steps be taken before any transaction is entered into to ensure that that would be the case in order to help obtain the benefits that the LaBranche Board sought to achieve in the proposed transaction. Following discussion, the LaBranche Board provided guidance to LaBranche senior management and authorized management to continue negotiations with Cowen.

        On January 7, 2011, representatives of Weil delivered a revised draft of the merger agreement to Cowen and Willkie. The revised draft of the merger agreement delivered by Weil provided that, among other things, LaBranche would be required to pay a break-up fee to Cowen equal to 2% of the transaction value in certain circumstances, and, in each case, less any expenses reimbursed by LaBranche. The revised draft delivered by Weil also provided that Cowen's obligation to close the merger would not be subject to any type of financial test closing condition and that Cowen would be limited in its ability to issue equity between signing of the merger agreement and the closing of the merger.

        On January 13, 2011, representatives of Weil and Willkie and members of senior management of LaBranche and Cowen met at Willkie's offices to discuss the draft merger agreement. During this meeting, the parties discussed, among other things, the financial test closing condition, the limitation on Cowen's ability to issue equity between signing of the merger agreement and closing, the termination provisions, the break-up fee and the proposed exchange ratio. Later on January 13, 2011, the LaBranche Board held a regularly scheduled meeting, with members of LaBranche senior management and representatives of KBW and Weil present. Members of LaBranche senior management provided the LaBranche Board with a report concerning the material financial terms of the transaction and the status of negotiations. Representatives of KBW provided an analysis of alternatives to the Cowen transaction, including a possible liquidation of LaBranche and return of capital to stockholders through a liquidating dividend (including the uncertainties associated with a possible liquidation such as runoff costs associated with winding down LaBranche's business, the loss of certain tax benefits and pending litigation claims) and the continuation of operations on a stand alone basis but as an investment company or with significantly reduced business operations. Representatives of KBW discussed the strategic alternatives considered by LaBranche since 2007 based on information provided to KBW by LaBranche. Representatives of Weil and members of LaBranche senior management provided the LaBranche Board a report on the meeting that took place earlier that day and a summary of the key issues discussed at that meeting. Following discussion, the LaBranche Board provided guidance to LaBranche senior management and authorized them to continue negotiations with Cowen.

        On January 23, 2011, representatives of Willkie delivered a revised draft of the merger agreement and Cowen's initial draft of the voting agreements to Weil. The revised draft of the merger agreement reinserted the financial test closing conditions proposed in the initial draft of the merger agreement, proposed a break-up fee equal to 3.5% of the transaction value plus the reimbursement of expenses up to a cap of $1,500,000 and permitted Cowen to issue equity between signing and closing subject to certain limitations.

        On January 24, 2011, the LaBranche Board held a special telephonic meeting, with members of LaBranche's senior management and representatives of KBW and Weil present. Mr. LaBranche and other members of senior management and representatives of KBW provided the LaBranche Board with an update on the transaction, the proposed exchange ratio and the status of due diligence. Representatives of Weil provided an update on the status of the merger agreement and remaining open issues. Following discussion, the LaBranche Board provided guidance to LaBranche senior management and authorized management to continue negotiations with Cowen.

        During the period of January 24, 2011 to January 28, 2011, Messrs. LaBranche and Cohen engaged in telephonic discussions concerning the proposed transaction, including, but not limited to, the exchange ratio, dilution protection in connection with future issuances of Cowen stock underlying the outstanding and newly-approved restricted stock unit grants, the relative tangible book values of the companies, potential adjustments to the book values that had previously been discussed and the assets underlying these book values, liabilities being assumed by Cowen, and due diligence requests by each company. In light of the disagreement regarding proposed adjustments to the tangible book values of each company, Messrs. LaBranche and Cohen discussed revising the exchange ratio to be based on pro forma ownership of the combined company, as opposed to relative tangible book value, with LaBranche stockholders owning approximately one-third of the combined company and Cowen stockholders owning approximately two-thirds of the combined company. The discussions then evolved into the aggregate number of shares of Cowen Class A common stock to be received by LaBranche stockholders rather than percentage ownership and Messrs. LaBranche and Cohen reached a tentative agreement on January 28, 2010, on an exchange ratio of 0.998 shares of Cowen Class A common stock for each issued and outstanding share of LaBranche common stock (other than shares held by

LaBranche in its treasury), subject to the completion of due diligence by each party, negotiation on the remaining outstanding issues in the merger agreement and approval by the board of directors of each company.

        On February 1, 2011, representatives of Weil delivered revised drafts of the merger agreement and voting agreements, and an initial draft of the disclosure schedules to the merger agreement, to Cowen and Willkie. The revised draft of the merger agreement provided a financial test closing condition tied to LaBranche's tangible book value and the size of LaBranche's balance sheet, a break-up fee equal to 2.5% of the transaction value less any expenses reimbursed by LaBranche and restricted Cowen's ability to issue equity between signing and closing except in connection with Cowen's issuance of equity awards and shares of common stock in connection with the exercise of existing equity awards between signing and closing.

        On February 9, 2011, the LaBranche Board held a special telephonic meeting, with members of LaBranche senior management and representatives of KBW and Weil present. Following updates concerning the status of negotiations and due diligence, members of the LaBranche Board expressed concern regarding the progress of the negotiations, the status of due diligence, and the fact that Cowen had not yet provided information or draft employment agreements for Messrs. LaBranche and Burke. Following discussion concerning these issues and negotiation strategy, the LaBranche Board instructed management to inform Cowen that the LaBranche Board believed that the negotiations were progressing too slowly, was questioning whether the negotiations should continue if they could not be concluded promptly and had requested an opportunity for members of LaBranche's Board to meet with members of Cowen's senior management before making a final determination with respect to the proposed transaction. The LaBranche Board also instructed management to inform Cowen that LaBranche intended to announce its fourth quarter earnings on February 16 or 17, 2011.

        On February 10, 2011, Mr. LaBranche informed Mr. Cohen concerning the LaBranche Board's discussion the previous day. Mr. Cohen stated Cowen's desire to complete negotiations, due diligence and the merger agreement promptly, and to meet with LaBranche's Board and to provide LaBranche's Board all information the LaBranche Board believed it needed to consider before determining whether to enter into the proposed merger.

        On February 11, 2011, members of LaBranche and Cowen senior management, and representatives from KBW, Weil, Sandler O'Neill and Willkie met in person at Willkie's offices. At this meeting, the parties discussed certain business diligence items and discussed open points in the merger agreement and voting agreements, including, among others, whether and the extent to which the merger agreement would permit Cowen to issue equity between signing and closing, the financial test closing conditions, and the no-shop, fiduciary out, termination and break-up fee provisions.

        On February 13, 2011, the LaBranche Board held a special meeting, with members of LaBranche senior management and representatives of KBW and Weil present and members of the LaBranche Board outside of New York participating by telephone. Members of senior management and representatives of KBW and Weil provided the LaBranche Board with an update on the transaction, and the LaBranche Board discussed a meeting planned for later on February 13, 2011 with members of Cowen's senior management. Later on February 13, 2011, the LaBranche Board, with members of the LaBranche Board outside of New York participating by telephone, met members of Cowen's senior management, who presented an overview of their vision of Cowen and answered questions asked by members of the LaBranche Board.

        Between February 13, 2011 and February 15, 2011, representatives of Willkie and Weil discussed, and exchanged revised drafts of, the merger agreement. Also on February 13, 2011, Cowen delivered a draft employment agreement to Messrs. LaBranche and Burke.

        On February 14, 2011, the LaBranche Board held a special telephonic meeting, with members of LaBranche senior management and representatives of KBW and Weil present. The LaBranche Board discussed the prior day's meeting with members of Cowen's senior management team and the proposed transaction. Among other things, members of the LaBranche Board noted Cowen's strong management team, the likelihood of poor results in the near future if LaBranche remains independent, the uncertainties with respect to results in the longer term if LaBranche remains independent, LaBranche's unsuccessful attempts in the past to find a buyer willing to acquire LaBranche, and the uncertainties with respect to a liquidation if LaBranche were to pursue that path (including, but not limited to, runoff costs associated with winding down LaBranche's business, the loss of certain tax benefits and pending litigation claims). Representatives of Weil discussed and answered questions regarding the proposed terms of the merger agreement. The LaBranche Board also discussed the status and terms of the proposed employment agreements with Messrs. LaBranche and Burke. The LaBranche Board expressed its preference that these employment agreements be entered into concurrently with the execution of the merger agreement to ensure that Messrs. LaBranche and Burke would continue to play an important role in the combined company following the closing of the transaction in order to help obtain the benefits that the LaBranche Board sought to achieve in the proposed transaction. Representatives of KBW summarized the work KBW had performed to date and KBW's views concerning the proposed merger.

        On February 15, 2011, the LaBranche Board held a special telephonic meeting, with members of senior management and representatives of KBW and Weil present. Following an update concerning the negotiations with Cowen and an overview of the remaining outstanding issues, representatives of Weil presented the LaBranche Board discussed and answered questions concerning the material terms in the merger agreement. The LaBranche Board provided guidance as to the outstanding issues and authorized management to continue negotiations with Cowen.

        On February 16, 2011, the LaBranche Board held a special telephonic meeting, with members of LaBranche senior management and representatives of KBW and Weil present. Following an update concerning the negotiations with Cowen, representatives of Weil discussed and answered questions concerning the LaBranche Board's fiduciary duties under Delaware law. Discussion followed concerning the LaBranche Board's efforts to maximize stockholder value, the LaBranche Board's formal and informal attempts to find potential acquirers, and the opportunities the fiduciary out and break-up fee provisions in the proposed merger agreement provide the LaBranche Board and the Company in the event that the announcement of a transaction with Cowen prompts an offer better than the Cowen offer. Additional discussion followed concerning the merger agreement, including provisions in the merger agreement relating to the no-shop, fiduciary out, termination and break-up fee, interim operating covenants, closing conditions, and permitting the issuance of equity by Cowen prior to closing. During the meeting, the LaBranche Board asked representatives of Weil to temporarily leave the meeting to confirm with Willkie whether certain additional limitations on the ability of Cowen to issue equity prior to closing would be acceptable in order to preserve the proposed pro forma ownership of the combined company for LaBranche stockholders. Members of senior management reviewed the negotiations that took place with Cowen to arrive at the exchange ratio, discussed the impact of stock price movements over the course of the negotiations and answered questions concerning the completion of due diligence. KBW then rendered to the LaBranche Board its oral opinion, which was subsequently confirmed by delivery of its written opinion, that, as of the date of such written opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio in the merger was fair, from a financial point of view, to holders of LaBranche common stock. The LaBranche Board then asked questions of its legal and financial advisors including discussions with representatives of KBW concerning other strategic alternatives available to LaBranche, such as liquidating or continuing as a stand-alone company but acting as an investment company or with significantly reduced business activities and costs. The LaBranche Board asked, and KBW confirmed, that LaBranche's contingent liabilities, if incurred, and for which no reserve had been taken, would decrease the value of LaBranche. After considering all of the information presented, including the presentations made by LaBranche senior management and LaBranche's financial and legal advisors, having had an opportunity to ask questions of and receive answers from LaBranche's financial and legal advisors, and after discussing the merits of the proposed transaction and LaBranche's alternatives, the LaBranche Board unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, authorized the execution and delivery of the merger agreement and recommended that the stockholders of LaBranche approve and adopt the merger agreement. The LaBranche Board directed senior management of LaBranche and representatives of Weil to finalize the transaction documents, as had been discussed, and authorized senior management to execute the transaction documents on behalf of LaBranche.

        Over the course of the evening of February 16, 2011, representatives of Weil and Willkie and members of LaBranche and Cowen senior management finalized the transaction documents and Messrs. LaBranche and Burke finalized their employment agreements with Cowen. On February 17, 2011, LaBranche and Cowen issued a joint press release announcing the transaction.

LaBranche's Reasons for the Merger; Recommendation of LaBranche's Board of Directors

        In reaching its decision to approve the merger agreement and the related transactions, the LaBranche Board consulted with LaBranche's senior management, as well as with LaBranche's legal and financial advisors, and considered a number of factors that LaBranche viewed as supporting its decisions, including, but not limited to, the following:

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  the current and prospective climate of the industries in which LaBranche and Cowen operate, the alternatives reasonably available to LaBranche (including LaBranche's consideration of various strategic alternatives since 2007), the low probability that a third party would enter into a strategic relationship with LaBranche or acquire LaBranche on terms more favorable than those offered by Cowen if LaBranche did not pursue the transaction, and the possibility that, if the LaBranche Board declined to adopt the merger agreement, there may not be another opportunity for LaBranche's stockholders to participate in a comparable transaction;

  •
  that LaBranche's long term results as an independent company are uncertain, and that it might be forced to consider the possibility of and confront the uncertainties and potential costs related to either closing its underperforming businesses or liquidation if it remains an independent company (including, but not limited to, runoff costs associated with winding down LaBranche's business, the loss of certain tax benefits and pending litigation claims), and the LaBranche Board's estimate that the merger would more likely result in greater value to LaBranche's stockholders than the value that could be expected to be generated from these other strategic alternatives available to LaBranche;

  •
  LaBranche's recent significant financial losses, its prospects for growth and information regarding the recent and past price performance of LaBranche's common stock;

  •
  the financial analyses presented by KBW to the LaBranche Board described below under "—Opinion of LaBranche's Financial Advisor" and the opinion of KBW rendered to the LaBranche Board to the effect that, as of February 16, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the exchange ratio was fair from a financial point of view to holders of LaBranche common stock;

  •
  that the merger consideration will be paid in shares of Cowen Class A common stock and thus provides LaBranche stockholders with the opportunity to participate in any future earnings or growth of the combined company and future appreciation of Cowen Class A common stock, should they determine to retain the Cowen Class A common stock payable in the merger;

  •
  that stockholders will have the opportunity to participate in other benefits that are expected to result from the merger, including, without limitation, the enhanced competitive and financial position and the increased diversity of the combined company;

  •
  that the transaction would provide LaBranche and Cowen with access to the proprietary trading strategies and expertise of both parties;

  •
  that the exchange ratio of 0.9980 shares of Cowen Class A common stock for each share of LaBranche common stock represented a 16% premium over the closing price of LaBranche common stock on the last trading day prior to public announcement of the merger;

  •
  that operating income synergies between Cowen and LaBranche may allow for a faster use of LaBranche's net operating losses to offset taxes on future income than would otherwise be available in connection with the other alternatives that were considered by the LaBranche Board;

  •
  that the combined company could achieve significant expense savings through the elimination of public company costs and by allowing remaining public company costs to be spread across a larger capital base; and

  •
  the LaBranche Board's review, with LaBranche's legal and financial advisors, of the structure of the merger and the financial and other terms of the merger agreement. In particular, the LaBranche Board considered the following specific aspects of the merger agreement:

  •
  that the merger and the second step merger, taken together, are intended to qualify as a reorganization for U.S. federal tax purposes and the expectation that the receipt of Cowen Class A common stock will generally not be a taxable event to LaBranche's stockholders;

  •
  the nature of the closing conditions included in the merger agreement, including the conditions to the obligations of Cowen that LaBranche have (i) a Company Consolidated Tangible Book Equity Value (as such term is defined in the merger agreement) of at least $193,000,000, (ii) a ratio of the aggregate value of the assets reflected on its unaudited balance sheet to its Company Consolidated Tangible Book Equity Value of no greater than 4.5:1, and (iii) assets reflected on its unaudited balance sheet of no more than $920,000,000 in the aggregate, as well as the likelihood of satisfaction of all conditions to the completion of the merger;

  •
  the right of LaBranche's Board to change its recommendation in favor of the merger upon receipt of a superior proposal or upon the occurrence of a company intervening event (as defined in the merger agreement and discussed under "The Merger Agreement—No Solicitation of Alternative Proposals" beginning on page 96 of this joint proxy statement/prospectus), in each case, if the failure to do so would be inconsistent with its fiduciary duties;

  •
  the circumstances under which the termination fee is payable by LaBranche to Cowen and the size of the termination fee, which the LaBranche Board views as reasonable in light of the size and benefits of the transaction and not preclusive of a superior proposal, if one were to emerge; and

  •
  the requirement that LaBranche obtain stockholder approval as a condition to completion of the merger.

        In addition to considering the factors described above, the LaBranche Board also considered the following factors:

  •
  the recommendation of senior management of LaBranche that the transaction is in the best interests of LaBranche's stockholders based on their knowledge of LaBranche's business, and current financial market conditions and the likely effects of these factors on LaBranche's potential growth, development, productivity and strategic options;

  •
  the LaBranche Board's knowledge of Cowen's business, operations, management, financial condition, earnings and prospects, taking into account the results of LaBranche's due diligence of Cowen; and

  •
  the anticipated market capitalization, liquidity and capital structure of the combined company.

        The LaBranche Board weighed the foregoing against a number of potentially negative factors, including:

  •
  the fact that because the merger consideration is a fixed exchange ratio, LaBranche stockholders could be adversely affected by a decrease in the trading price of Cowen Class A common stock during the pendency of the transaction;

  •
  the fact that, while LaBranche expects the merger will be consummated, there can be no assurance that the conditions in the merger agreement to the obligations of parties to complete the merger, including the conditions to the obligations of Cowen that LaBranche have (i) a Company Consolidated Tangible Book Equity Value of at least $193,000,000, (ii) a ratio of the aggregate value of the assets reflected on its unaudited balance sheet to its Company Consolidated Tangible Book Equity Value of no greater than 4.5:1, and (iii) assets reflected on its unaudited balance sheet of no more than $920,000,000 in the aggregate, will be satisfied, and, as a result, the merger may not be consummated;

  •
  the potential adverse effects on LaBranche's business and stock price if the merger were announced but not consummated;

  •
  the restrictions on the conduct of LaBranche's business during the period between execution of the merger agreement and consummation of the transaction, which may delay or prevent LaBranche from undertaking business opportunities that may arise pending completion of the merger;

  •
  the risk that, despite the efforts of LaBranche and Cowen prior to the consummation of the transaction, the combined company may lose key personnel;

  •
  the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger;

  •
  the risk that the anticipated benefits of the transaction may not be realized;

  •
  although, as noted above, the LaBranche Board views the size of the termination fee as reasonable in light of the size and benefits of the transaction and not preclusive of a superior proposal, the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with LaBranche from proposing such a transaction and restricts LaBranche from soliciting such proposals;

  •
  that certain members of senior management and the LaBranche Board may be deemed to have certain interests in the merger that are different from or in addition to the interests of LaBranche's shareholders generally as described under the heading "Interests of LaBranche Directors and Executive Officers in the Merger" beginning on page 74 of this joint proxy statement/prospectus; and

  •
  the risks of the type and nature under the heading "Risk Factors" beginning on page 37, and the matters described under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 36 of this joint proxy statement/prospectus.

        The LaBranche Board conducted an overall analysis of the factors described above, including through discussions with, and questioning of, LaBranche's management and outside legal and financial advisors before concluding that the potentially negative factors associated with the proposed transaction were outweighed by the potential benefits that it expected LaBranche's stockholders would achieve as a result of the transaction, including the belief of the LaBranche Board that the proposed merger would maximize the value of LaBranche's stockholders' shares and mitigate the risks and uncertainty affecting the future prospects of LaBranche.

        The foregoing discussion of the information and factors considered by the LaBranche Board is not exhaustive, but LaBranche believes it includes the material factors considered by the LaBranche Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the LaBranche Board did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that LaBranche stockholders vote "FOR" the proposal to adopt the merger agreement. In addition, individual members of the LaBranche Board may have assigned different weights to different factors.

        This explanation of LaBranche's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 36 of this joint proxy statement/prospectus.

Opinion of LaBranche's Financial Advisor

  Opinion of Keefe, Bruyette & Woods.

        On January 7, 2011, LaBranche executed an engagement agreement with KBW. KBW's engagement encompassed assisting LaBranche in analyzing, structuring, negotiating and effecting a transaction with Cowen. LaBranche selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with LaBranche and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

        On February 16, 2011, the LaBranche board of directors held a meeting to evaluate the proposed merger of LaBranche with a newly formed merger subsidiary of Cowen. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing), to LaBranche that, as of such date, and based upon and subject to factors and assumptions set forth therein, the exchange ratio in the merger was fair, from a financial point of view, to the stockholders of LaBranche.

        The full text of KBW's written opinion, dated February 16, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. LaBranche's and Cowen's stockholders are urged to read the opinion in its entirety.

        KBW's opinion speaks only as of the date of the opinion. The opinion is directed to LaBranche's board and addresses only the fairness, from a financial point of view to the stockholders of LaBranche, of the exchange ratio in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any LaBranche stockholder as to how the stockholder should vote at the LaBranche special meeting on the merger or any related matter.

        In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of LaBranche and Cowen and the merger, including among other things, the following:

  •
  the merger agreement,

  •
  the Annual Reports to stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of LaBranche and Cowen,

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of LaBranche and Cowen and certain other communications from LaBranche and Cowen to their respective stockholders, and

  •
  other financial information concerning the businesses and operations of LaBranche and Cowen furnished to KBW by LaBranche and Cowen for purposes of KBW's analysis.

        KBW also held discussions with senior management of LaBranche and Cowen regarding the past and current business operations, regulatory relations, financial condition, and future prospects of the respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW compared certain financial and stock market information for Cowen and LaBranche with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broker-dealer industry, and performed such other studies and analyses as KBW considered appropriate.

        In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of LaBranche and Cowen as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of the property, liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) or assets of LaBranche or Cowen or any other party.

        KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger, other than the exchange ratio, to the extent expressly specified in KBW's opinion. Additionally, KBW's opinion did not address the relative merits of the merger as compared to any strategic alternatives that may have been available for LaBranche.

        For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers, amendments or modifications thereto; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

        KBW's opinion is not an expression of an opinion as to the prices at which shares of LaBranche common stock will trade since the announcement of the proposed merger or the actual value of the Cowen Class A common shares when issued pursuant to the merger, or the prices at which the Cowen Class A common shares will trade following the completion of the merger.

        In performing its analyses, KBW considered such financial and other factors they deemed appropriate, including among other things, the historical and current financial position and results of operations of LaBranche and Cowen, the assets and liabilities of LaBranche and Cowen, and the nature and terms of certain other merger transactions involving broker-dealers. KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the financial services industry generally.

        The exchange ratio was determined through negotiation between LaBranche and Cowen and the decision to enter into the merger was solely that of LaBranche's board of directors. In addition, the KBW opinion was among several factors taken into consideration by the LaBranche board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the LaBranche board with respect to the fairness of the exchange ratio in the merger.

  Summary of Analysis by KBW

        The following is a summary of the material financial analyses presented by KBW to LaBranche's board, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to the LaBranche board, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW and is qualified in its entirety by reference to the written opinion of KBW attached as Annex B. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW's opinion. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

        Comparable Public Companies Analysis.    KBW reviewed publicly available information, KBW compared the financial performance and market performance of LaBranche to the following public financial services institutions.

        Companies included in this analysis were:

Blackstone Group L.P.	Investment Technology Group, Inc.
Fortress Investment Group LLC	KKR & Co. LP
GFI Group Inc.	Knight Capital Group, Inc.
Interactive Brokers Group Inc	MF Global Holdings Ltd.
International Assets Holding Corporation	Och-Ziff Capital Management Group LLC

        To perform this analysis, KBW used financial information as of or for the most recently ended and disclosed three or twelve month period. Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in LaBranche's historical financial statements, or to the data prepared by Sandler O'Neill presented under the section "Opinion of Cowen's Financial Advisor," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning LaBranche's financial performance:

	LaBranche	Comparable Public Companies Minimum	Comparable Public Companies Maximum
Most Recent Quarter Return on Average Equity	(4.1)%	(7.3)%	16.9%
Most Recent Quarter Return on Average Assets	(0.6)%	(60.3)%	15.8%
Most Recent Quarter Net Income Margin	N/A(1)	(153.1)%	74.4%
Ratio of Assets to Equity	5.9x	1.1x	32.6x

(1)
N/A due to negative revenue in the third quarter of 2010

        KBW's analysis showed the following concerning LaBranche's market performance based on market data available as of February 15, 2011:

	LaBranche	Comparable Public Companies Minimum	Comparable Public Companies Maximum
Market Capitalization / Book Value	0.7x	0.9x	1.8x
Stock Price / 2011 Analyst Consensus Earnings per Share	49.5x	8.3x	23.6x
Enterprise Value / 2011 Analyst Consensus Revenue	1.4x	0.6x	6.4x

        Comparable Transaction Analysis.    KBW reviewed publicly available information related to selected acquisitions of broker dealers announced since 1997. The transactions included in the group were:

Acquiror:	Acquired Company:	Date of Announcement:
Stifel Financial Corp.	Thomas Weisel Partners Group Inc.	April 25, 2010
Canaccord Financial Inc.	Genuity Capital Markets	March 3, 2010
Plains Capital Corporation	First Southwest Company	November 11, 2008
Royal Bank of Canada	Ferris, Baker Watts, Inc.	February 14, 2008
Thomas Weisel Partners Group Inc.	Westwind Partners	October 1, 2007
Macquarie Bank Ltd.	Orion Securities Inc.	September 26, 2007
Wachovia Corp.	A.G. Edwards, Inc.	May 30, 2007
Stifel Financial Corp.	Ryan, Beck & Co. Inc.	January 8, 2007
Merrill Lynch & Co.	Petrie Parkman & Co.	October 10, 2006
Canaccord Capital, Inc.	Adams Harkness Financial Group	September 13, 2005
Royal Bank of Canada	Tucker Anthony Sutro	August 1, 2001
Regions Financial Corp.	Morgan Keegan, Inc.	December 18, 2000
Royal Bank of Canada	Dain Raucher Corp.	September 28, 2000
First Union Corp.	JWGenesis Financial Corp.	August 31, 2000
MONY Group, Inc.	Advest Group, Inc.	August 24, 2000
Wells Fargo & Co.	Ragen McKenzie Group, Inc.	September 28, 1999
Chase Manhattan Corporation (The)	Hambrecht & Quist Group	September 27, 1999
First Union Corp.	EVEREN Capital Corp.	April 25, 1999
Wachovia Corp.	Interstate/Johnson Lane Inc.	October 27, 1998
BB&T Corp.	Scott & Stringfellow Financial, Inc.	August 10, 1998
KeyCorp	McDonald & Co. Investments, Inc.	June 15, 1998
BankAtlantic Bancorp, Inc.	Ryan, Beck & Co. Inc.	February 9, 1998
Dain Raucher Corp.	Wessels, Arnold & Henderson	February 9, 1998
US Bancorp, Inc.	Piper Jaffray Companies, Inc.	December 14, 1997
First Union Corp.	Wheat First Butcher Singer Inc.	August 20, 1997
Bankers Trust Corp.	Alex Brown Inc.	April 6, 1997

        Transaction multiples for the merger were derived from an aggregate offer price of approximately $189 million for LaBranche based on Cowen's Class A common stock price as of February 15, 2011. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of:

  •
  price paid for the acquired company to book value of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition,

  •
  enterprise value paid for the acquired company to revenue of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition, and

  •
  price paid for the acquired company to estimated net income for the next full year based on analyst consensus estimates.

        The results of the analysis are set forth in the following table:

Transaction Valuation Multiples at Announcement Date
	LaBranche / Cowen Merger	Minimum	Maximum
Transaction Price to Book Value	0.9x	1.4x	7.5x
Enterprise Value to Revenue	5.3x(1)	0.3x	3.8x
Transaction Price to Estimated Net Income	57.8x(2)	6.6x	20.0x

(1)
LaBranche revenue based on analyst consensus estimates for 2010

(2)
LaBranche net income based on analyst consensus estimates for 2011; selected transactions based on estimates for the following year as of the date of the transaction.

        No company or transaction used as a comparison in the above analysis is identical to LaBranche, Cowen or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range for the implied total enterprise value of LaBranche. In this analysis, KBW assumed discount rates ranging from 15.6% to 19.6% to derive (i) the present value of the estimated free cash flows that LaBranche could generate over a five year period, and (ii) the present value of LaBranche's terminal value at the end of year five. Terminal values for LaBranche were calculated based on a range of 11.8x to 13.8x estimated year six earnings. In performing this analysis, KBW used LaBranche's management's projections as provided below. Based on these assumptions, KBW derived a range of implied equity value of LaBranche of $2.83 per share to $4.81 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, discount rates, and net operating loss tax attributes. The analysis did not purport to be indicative of the actual values or expected values of LaBranche.

        Relative Contribution Analysis.    KBW analyzed the relative contribution of each of LaBranche and Cowen to the unaudited pro forma combined preliminary and projected revenue, net income and book value for 2010 and 2011 and to the unaudited pro forma combined preliminary tangible equity at year end 2010. Based on analyst consensus estimates for 2010 and 2011, LaBranche represented 12.7% and 13.1% of the unaudited pro forma combined revenue respectively. Based on analyst consensus estimates for 2011, LaBranche represented 10.2% of unaudited pro forma combined net income. For 2010, analyst consensus estimates for LaBranche net income are negative. In addition, LaBranche represented 30.8%, 30.2% and 33.6% of preliminary 2010 year end book value, estimated 2011 year end book value and preliminary 2010 year end tangible equity respectively. In each case, these percentages were compared to the LaBranche stockholders' 35.1% share of the unaudited pro-forma Cowen share count.

        Impact Analysis.    KBW analyzed the estimated financial impact of the merger on Cowen's 2011 estimated earnings per share and book value per share. For both LaBranche and Cowen, KBW used analyst consensus estimates of earnings per share for 2011 and management estimates of book value as of year end 2010 of $406.2 million and $207.9 million for Cowen and LaBranche respectively. In addition, KBW assumed that the merger will not result in any cost savings or revenue synergies. Based on its analysis, KBW determined that the merger would be dilutive to Cowen's estimated GAAP earnings per share in 2011 and accretive to Cowen's book value per share for 2010. For the above analysis, the actual results achieved by Cowen following the merger may vary from the projected results, and the variations may be material.

        Other Analyses.    KBW compared the relative financial performance of LaBranche to a variety of relevant industry peer groups and indices. KBW also reviewed consensus analyst earnings estimates, balance sheet composition and other financial data for LaBranche.

        The LaBranche board retained KBW as an independent contractor to act as financial advisor to LaBranche regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of the securities of financial service companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial services companies, KBW has experience in, and knowledge of, the valuation of financial services enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, LaBranche and Cowen. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of LaBranche for KBW's own account and for the accounts of its customers. During the past two years, KBW acted as co-manager on a public offering of common stock by Cowen.

        LaBranche and KBW entered into an agreement relating to the services to be provided by KBW in connection with the merger. LaBranche has paid KBW a cash fee of $550,000 pursuant to that agreement. Also pursuant to the KBW engagement agreement, LaBranche agreed to reimburse KBW for all reasonable out-of-pocket expenses and disbursements, including reasonable fees and expenses of counsel, incurred in connection with the engagement and to indemnify KBW and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Financial Projections

        In connection with its consideration of a transaction with Cowen, LaBranche provided KBW with certain non-public financial projections for the years 2011 through 2016. LaBranche does not as a matter of course publicly disclose projections. The projections were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such projections were made available to KBW as part of LaBranche's consideration of a transaction with Cowen. The projections were not prepared with a view to compliance with the published guidelines and auditing standards of the SEC. LaBranche's independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the projections and accordingly does not provide any form of assurance with respect to the projections. The financial projections provided to KBW included the following estimates of LaBranche's future financial performance:

($ in millions)	2011	2012	2013	2014	2015	2016
Revenue	$41.9	$45.3	$48.9	$52.8	$57.0	$61.6
Pre-tax Income	$11.1	$12.0	$12.9	$14.0	$15.1	$16.3

        The projections provided to KBW are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The projections were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of LaBranche. The risk that these uncertainties and contingencies will cause the assumptions to fail to prove accurate is further increased due to the length of time in the future over which these assumptions were made. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to prove accurate in an early period would have a greater affect of the projected results failing to prove accurate in the later periods. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Interests of LaBranche Directors and Executive Officers in the Merger

        In considering the recommendation of the board of directors of LaBranche that you vote for the proposal to adopt the merger agreement, you should be aware that LaBranche's directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of LaBranche stockholders generally. The board of directors of LaBranche was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger as well as in recommending to you that you vote for the proposal to adopt the merger agreement.

        As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon termination of their employment under certain circumstances following the merger.

        The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of LaBranche's common stock.

        Employment Agreements.    In connection with entering into the merger agreement, Messrs. LaBranche and Burke have each entered into new employment agreements with Cowen, each dated February 16, 2011, which will become effective upon completion of the merger and which will supersede their existing employment agreements. Messrs. LaBranche and Burke will each serve as a senior managing director of Cowen following the merger.

        Pursuant to the new employment agreements, Messrs. LaBranche and Burke will be paid an annual salary equal to $750,000 and $600,000, respectively, along with a discretionary bonus if and as determined by Cowen's Chief Executive Officer on an annual basis (for reference, Messrs. LaBranche and Burke's current base salaries are $750,000 and $600,000, respectively). In addition, Messrs. LaBranche and Burke will be entitled to participate in health, insurance, retirement and other benefits provided generally to similar senior executive officers of Cowen. Upon termination of Messrs. LaBranche's or Burke's services either by Cowen without "cause" or by Messrs. LaBranche or Burke with "good reason" (each as defined in the new employment agreements), Messrs. LaBranche and Burke shall each be entitled, in addition to any accrued but unpaid salary, expenses or benefits, to (i) their regular salary for the 24-month period following their termination and (ii) an amount equal to 18 times the "applicable percentage" of the monthly COBRA premium cost applicable to Messrs. LaBranche and Burke if they were to elect COBRA coverage in connection with such termination (which will cease before the expiration of the 18-month period in the event that Messrs LaBranche or Burke become eligible to receive any substantially similar health benefits prior to the expiration thereof).

        Each of Messrs. LaBranche and Burke also entered into a confidentiality, non-interference and invention assignment agreement with Cowen which will become effective upon the completion of the merger.

        Change in Control Agreements.    LaBranche has change in control agreements with each of Jeffrey A. McCutcheon, Senior Vice President and Chief Financial Officer, and Stephen H. Gray, General Counsel and Corporate Secretary which require LaBranche to make payments and provide benefits to Messrs. McCutcheon and Gray in connection with a change in control of LaBranche and a subsequent qualifying termination. The completion of the merger will constitute a change in control for purposes of these change in control agreements.

        Each change in control agreement will end upon the expiration of a 12-month period following the occurrence of a change in control. Under these change in control agreements, if an executive officer's employment is terminated either (i) by LaBranche for any reason other than death, disability or cause or (ii) by the employee because of either (a) a material breach by LaBranche of the agreement (including a material diminution of such employee's duties) or (b) because of a relocation of LaBranche to a location more than 50 miles from the employee's residence, in each case prior to the 12-month period after a change of control, each executive would become immediately entitled to the following benefits:

  A.
  a lump-sum cash payment, payable within 10 business days after the date of a qualifying termination, in an amount equal to the sum of (i) the executive's annual base salary in effect immediately prior to the change in control or the date of the executive's termination of employment, whichever is greater, and (ii) the annual cash bonus paid to the executive for the calendar year immediately preceding the year in which the executive's employment is terminated or the aggregate cash bonus paid to the executive during the 12-month period immediately preceding the termination date of the executive's employment, whichever is greater;

  B.
  the executive and his family will receive continuation of group health plan benefits (including all life insurance, health, accident and liability plans and programs) to which the executive was entitled to participate in immediately prior to a qualifying termination to the extent authorized by, and consistent with, COBRA until the earlier of (i) the 12-month period following the date of a qualifying termination and (ii) the executive's employment with a new employer, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the executive as in effect on the date of termination; and

  C.
  reimbursement for reasonable legal fees incurred in seeking to obtain or enforce in good faith any right or benefit provided by the change in control agreement in the event that the executive substantially prevails in such dispute, up to a maximum of $50,000.

        In order to obtain the benefits provided under the change in control agreements, each executive must first execute a release of claims that includes a waiver and release of any and all claims he may have against LaBranche. Based on compensation levels as of March 30, 2011, the change of control payments Messrs. McCutcheon and Gray will receive in the event of a change of control and in the event that each of Messrs. McCutcheon and Gray subsequently experience a qualifying termination are $525,000 and $525,000, respectively, as well as 12 months of premiums for COBRA health insurance coverage of approximately $8,787.10 and $26,621.02, respectively.

        Treatment of Stock Options.    Messrs. LaBranche and Hayward own options to purchase 200,000 and 30,000 shares of LaBranche's common stock, respectively. All stock options held by Messrs. LaBranche and Hayward, whether or not then exercisable or vested, will be cancelled for no consideration upon the effective time of the merger.

        Indemnification and Insurance.    Cowen has agreed to indemnify the officers and directors of LaBranche against certain liabilities to the extent LaBranche would have been legally required or permitted to do so if the merger had not taken place. Cowen has also agreed to provide liability insurance for the current officers and directors of LaBranche for six years after the merger, subject to a cap on the annual premium payments equal to 250% of LaBranche's current annual premium. Please see "The Merger Agreement—Indemnification and Insurance."

        Director Appointments.    Two current directors of LaBranche, George M.L. LaBranche, IV and Katherine E. "Wendy" Dietze, were chosen by LaBranche's board of directors, and approved by Cowen's board of directors, to become directors of Cowen following the merger.

        Payments to Directors.    LaBranche expects to pay $180,000 in cash in the aggregate to its board of directors in lieu of automatic stock grants to the board of directors in connection with their attendance at board meetings and meetings of the committees of the board in 2010 plus $2,500 for each director for each board and committee meeting attended in 2011 prior to the merger pursuant to LaBranche's 2010 Equity Incentive Plan. These payments are in lieu of automatic stock grants under LaBranche's 2010 Equity Incentive Plan, and were approved by the board of directors of LaBranche in connection with the merger to keep the outstanding shares of LaBranche's common stock unchanged so as not to affect the exchange ratio in the merger.

Cowen's Reasons for the Merger; Recommendation of Cowen's Board of Directors

        LaBranche was initially brought to the attention of Cowen's management by the portfolio managers of Ramius's Value & Opportunity Fund. Ramius's Value & Opportunity Fund (and certain related separately managed accounts holding Cowen's proprietary capital and managed by those portfolio managers) acquired approximately 4.9% of the outstanding shares of LaBranche common stock during the summer of 2010. The portfolio managers discussed with Cowen's management that Cowen might want to consider exploring a strategic transaction with LaBranche and Cowen subsequently determined to contact LaBranche to explore that possibility, as described under "—Background of the Merger" beginning on page 55. In reaching its decision to approve the merger agreement and recommend approval of the Cowen stock issuance, the Cowen board of directors consulted with Cowen's management, as well as with Cowen's legal and financial advisors, and also considered a number of factors that the Cowen board of directors viewed as supporting its decisions, including, but not limited to, the following:

  •
  the pairing of LaBranche's existing information technology platform and proprietary electronic trading systems with Cowen's fundamental research culture, customer-driven sales and trading capabilities in equities and equity derivatives;

  •
  the acceleration of efforts to serve clients in areas like listed options, global ETF executions and foreign exchange;

  •
  the increase in Cowen's capital base resulting from the acquisition of LaBranche;

  •
  Cowen's positioning to expand capital markets activities by leveraging LaBranche's licenses, including its Hong Kong exchange membership;

  •
  the financial analysis presented by Sandler O'Neill & Partners to the Cowen board of directors and the opinion of Sandler O'Neill & Partners rendered to the Cowen board of directors to the effect that, as of February 16, 2011, and based upon and subject to the factors and assumptions set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair to Cowen from a financial point of view, in each case, described below under "—Opinion of Cowen's Financial Advisor";

  •
  its knowledge of Cowen's business, operations, financial condition, earnings and prospects and of LaBranche's business, operations, financial condition, earnings and prospects, taking into account the results of Cowen's due diligence review of LaBranche;

  •
  the anticipated market capitalization, liquidity and capital structure of the combined company;

  •
  the fact that the exchange ratio is fixed, which the Cowen board of directors believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger; and

  •
  the terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule.

        Cowen's board of directors weighed the foregoing against a number of potentially negative factors, including:

  •
  the restrictions on the conduct of Cowen's business during the period between execution of the merger agreement and the consummation of the merger;

  •
  the potential effect of the merger on Cowen's overall business, including its relationships with customers, employees and regulators;

  •
  the risk that anticipated benefits of the merger may not be realized as a result of difficulties integrating the two companies;

  •
  the risk that, despite the combined efforts of Cowen and LaBranche prior to the consummation of the merger, the combined company may lose key personnel;

  •
  the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Cowen from proposing such a transaction; and

  •
  the risks of the type and nature described under the heading "Risk Factors" beginning on page 37 and the matters described under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 36.

        In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Cowen's board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transactions and the merger agreement and to recommend that Cowen stockholders vote "FOR" the proposal to approve the Cowen stock issuance. In addition, individual members of Cowen's board of directors may have assigned different weights to different factors. Cowen's board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Cowen's management and outside legal and financial advisors.

        Cowen's board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Cowen stock issuance, are in the best interests of Cowen and its stockholders. Cowen's board of directors unanimously recommends that the Cowen stockholders vote "FOR" the proposal to approve the Cowen stock issuance and "FOR" the proposal to adjourn the Cowen special meeting, if necessary, to solicit additional proxies.

 Opinion of Cowen's Financial Advisor

  Opinion of Sandler O'Neill & Partners.

        Cowen retained Sandler O'Neill on December 21, 2010 to act as its financial advisor in connection with the potential acquisition of LaBranche. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Cowen in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the February 16, 2011 meeting at which Cowen's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the Cowen board its oral opinion that, as of such date, the exchange ratio was fair to Cowen from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Cowen's and LaBranche's stockholders are urged to read the entire opinion carefully in connection with their consideration of the transactions.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Cowen's board and is directed only to the fairness of the exchange ratio paid to LaBranche from a financial point of view. It does not address the underlying business decision of Cowen to engage in the transactions or any other aspect of the transactions and is not a recommendation to any Cowen stockholder as to how such stockholder should vote at the special meeting with respect to the Cowen stock issuance or any other matter.

        In connection with rendering its February 16, 2011 opinion, Sandler O'Neill reviewed, among other things:

  (1)
  the merger agreement;

  (2)
  certain publicly available financial statements and other historical financial information of Cowen that Sandler O'Neill deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of LaBranche that Sandler O'Neill deemed relevant;

  (4)
  publicly available consensus earnings estimates for Cowen for the years ending December 31, 2010 through 2011 and publicly available estimated long-term growth rates for the years thereafter;

  (5)
  actual earnings and cash flows for selected business units of LaBranche for the year ending December 31, 2010 as adjusted by senior management of Cowen, and estimated long-term industry growth rates for the years thereafter as discussed with Cowen management;

  (6)
  the unaudited pro forma financial impact of the merger on Cowen based on assumptions relating to changes in business operations of LaBranche following the merger, transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Cowen;

  (7)
  a comparison of certain financial information for Cowen, LaBranche, and certain of LaBranche's businesses, with similar institutions for which publicly available information is available;

  (8)
  certain estimates of the value of the assets and liabilities (contingent or otherwise) of LaBranche prepared by or on behalf of Cowen and adjusted by Cowen to reflect anticipated cost savings following the merger;

  (9)
  the current market environment generally and the financial services industry environment in particular; and

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Cowen the business, financial condition, results of operations and prospects of Cowen and held similar discussions with certain members of senior management of LaBranche regarding the business, financial condition, results of operations and prospects of LaBranche.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Cowen and LaBranche or their respective representatives or that was otherwise reviewed by Sandler O'Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of the respective managements of Cowen and LaBranche that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill assumes no responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Cowen and LaBranche or any of their respective subsidiaries and Sandler O'Neill rendered no opinion or evaluation as to the value of any assets or liabilities (contingent or otherwise) of LaBranche and relied on Cowen management's estimate of LaBranche's net assets and liabilities (including contingent liabilities and transaction related expenses) after funding the ongoing LaBranche businesses anticipated to be retained by Cowen, and that such assets will be sufficient to off-set the contingent liabilities and transaction related expenses of LaBranche.

        In preparing its analyses, Sandler O'Neill used publicly available earnings projections and long-term growth rates for Cowen as discussed with management of Cowen. Sandler O'Neill also received and used in its analyses certain projections of changes in certain business operations of LaBranche following the merger, transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with management of Cowen. With respect to those projections, estimates and judgments, the management of Cowen confirmed to Sandler O'Neill that those projections were reasonable, and the estimates and judgments reflected the reasonable estimates and judgments of the future financial performance of Cowen and LaBranche and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such estimates or the assumptions on which they are based.

        Sandler O'Neill also assumed that there was no material change in Cowen's and LaBranche's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Cowen and certain anticipated ongoing businesses of LaBranche (subject to the anticipated cost savings Cowen expects following the merger) would remain as going concerns for all periods relevant to Sandler O'Neill's analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to the agreements would perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement were not waived and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Cowen's consent, Sandler O'Neill has relied upon the advice Cowen has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters, including the utilization of net operating losses and projected tax rates for Cowen and LaBranche, relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of the opinion. Events occurring after the date of Sandler O'Neill's opinion could materially affect this opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill will receive a fee for rendering its opinion and Cowen has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of Sandler O'Neill's engagement. In the past Sandler O'Neill has provided, and received fees for, certain investment banking services to Cowen, most recently in connection with serving as an underwriter in Cowen's common stock offering and in connection with Cowen's business combination with Ramius LLC.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to LaBranche and Cowen and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of LaBranche and Cowen or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

        Sandler O'Neill's opinion was directed to the Board of Directors of Cowen in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of either Cowen or LaBranche as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to Cowen and does not address the underlying business decision of Cowen to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Cowen or the effect of any other strategic or financial transaction in which Cowen might engage. The fairness opinion was approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

        In rendering its February 16, 2011 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to LaBranche or Cowen. Accordingly, an analysis of comparable companies involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values, as the case may be, of LaBranche and Cowen and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of LaBranche, Cowen and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler

O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Board of Directors of Cowen at the board's February 16, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of LaBranche's or Cowen's common stock or the prices at which LaBranche's or Cowen's common stock may be sold at any time.

        At the February 16, 2011 meeting of Cowen's Board of Directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to Cowen's board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that we considered. Rather Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O'Neill made their determination as to the fairness of the exchange ratio on the basis of their experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, Sandler O'Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

        Summary of Transaction.    Sandler O'Neill reviewed the financial terms of the transaction. Using the fixed exchange ratio of 0.9980 multiplied by the closing price as of February 14, 2011 of Cowen's Class A common stock of $4.50, Sandler O'Neill calculated a transaction value of $4.49 per share, or an aggregate transaction value of $183.3 million. Based upon financial information for LaBranche as of the year ended December 31, 2010, Sandler O'Neill calculated the following transaction ratios:

Transaction Multiples

Transaction price/LaBranche's Book value	88%
Transaction price/LaBranche's Tangible book value	88%
Premium to market(1)	11%

(1)
Based on the closing price as of February 14, 2011 of LaBranche's common stock of $4.03.

        LaBranche Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for LaBranche and a group of financial institutions selected by Sandler O'Neill. The LaBranche peer group consisted of the following selected publicly-traded institutional securities and futures firms:

Knight Capital Group, Inc.	Investment Technology Group, Inc.
MF Global Ltd.	Interactive Brokers, Inc.
BGC Partners, Inc.	GFI Group Inc.

        The analysis compared publicly available financial information for LaBranche and the median financial and market trading data for the LaBranche peer group as of and for the twelve months ended December 31, 2010. The table below sets forth the data for LaBranche and the median data for the LaBranche peer group as of and for the twelve months ended December 31, 2010, with pricing data as of February 14, 2011.

Comparable Company Analysis

	LaBranche		Comparable Group Median Result
Market Capitalization (in millions)	$165.0		$817.5
Stock Price / 52 Week High Stock Price	66.1%		85.9%
Stock Price / Book Value	0.7	x	1.2	x
Stock Price / Tangible Book Value	0.7	x	2.1	x
Stock Price / Est. 2011 EPS(1)	50.4	x	15.5	x
Stock Price / Est. 2012 EPS(1)	NA		12.2	x
Est. Long-term Growth Rate	NA		13.0%
(Stock Price / Est. 2012 EPS) / Est. Long-term Growth Rate	NA		1.2	x

(1)
Based on consensus analyst estimates.

        LaBranche Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading prices of LaBranche's common stock for the one- and three-year periods ended February 14, 2011. Sandler O'Neill also reviewed the relationship between the movements in the price of LaBranche's common stock and the movements in the prices of the SNL Broker/Dealer Index and the SNL Financial Technology Index and a market-capitalization weighted index of LaBranche's comparable company peer group over the same period.

LaBranche One-Year Common Stock Performance

	Beginning Index Value February 12, 2010	Ending Index Value February 14, 2011
LaBranche.	100%	90%
SNL Broker/Dealer Index	100	113
SNL Financial Technology Index	100	122
LaBranche Peer Group	100	119

LaBranche Three-Year Common Stock Performance

	Beginning Index Value February 14, 2008	Ending Index Value February 14, 2011
LaBranche	100%	77%
SNL Broker/Dealer Index	100	64
SNL Financial Technology Index	100	128
LaBranche Peer Group	100	49

        Cowen Comparable Company Analysis.    Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Cowen and a group of financial institutions selected by Sandler O'Neill. The Cowen peer group consisted of the following selected publicly-traded "midsized" national investment banks and broker dealers:

Raymond James Financial, Inc.	FBR Capital Markets Corporation
Jefferies Group, Inc.	Sanders Morris Harris Group Inc.
Stifel Financial Corp.	SWS Group, Inc.
KBW, Inc.	Ladenburg Thalmann Financial Services
Piper Jaffray Companies	JMP Group Inc.
Oppenheimer Holdings Inc.	Rodman & Renshaw Capital Group, Inc.
Gleacher & Co. Inc.

        The analysis compared publicly available financial information for Cowen and the median financial and market trading data for the Cowen peer group as of and for the twelve months ended December 31, 2010. The table below sets forth the data for Cowen and the median data for the Cowen peer group as of and for the twelve months ended December 31, 2010, with pricing data as of February 14, 2011.

Comparable Company Analysis

	Cowen		Comparable Group Median Result
Market Capitalization (in millions)	$339.5		$274.7
Stock Price / 52 Week High Stock Price	74.8%		90.6%
Stock Price / Book Value	0.8	x	1.5	x
Stock Price / Tangible Book Value	0.8	x	1.5	x
Stock Price / Est. 2011 EPS(1)	11.8	x	14.1	x
Stock Price / Est. 2012 EPS(1)	NA		13.0	x
Est. Long-term Growth Rate	8.0%		15.0%
(Stock Price / Est. 2012 EPS) / Est. Long-term Growth Rate	NA		0.8	x

(1)
Based on consensus analyst estimates.

        Cowen Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading prices of Cowen Class A common stock for the one- and three-year periods ended February 14, 2011. Sandler O'Neill also reviewed the relationship between the movements in the price of Cowen Class A common stock and the movements in the prices of the SNL Broker/Dealer Index and a market-capitalization weighted index of Cowen's comparable company peer group.

Cowen One-Year Common Stock Performance

	Beginning Index Value February 12, 2010	Ending Index Value February 14, 2011
Cowen	100%	89%
SNL Broker/Dealer Index	100	113
Cowen Peer Group	100	111

 Cowen Three-Year Common Stock Performance

	Beginning Index Value February 14, 2008	Ending Index Value February 14, 2011
Cowen(1)	100%	49%
SNL Broker/Dealer Index	100	64
Cowen Peer Group	100	125

(1)
Includes performance data for Cowen's common stock for the time period prior to the closing of Cowen's business combination with Ramius on November 2, 2009.

Net Present Value Analysis

        LaBranche Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value per share of LaBranche common stock through December 31, 2015. Based on Cowen management guidance, Sandler O'Neill based LaBranche's 2011 projected earnings on LaBranche's 2010 run-rate earnings of the businesses to be retained by Cowen and adjusted those earnings to reflect cost synergies that would occur after the merger is completed as projected by management of Cowen. For LaBranche's projected earnings for 2012 and beyond, Sandler O'Neill assumed earnings attributable to LaBranche's retained business units would increase by Cowen's consensus publicly available analyst estimated long-term growth rate of eight percent. Sandler O'Neill included in the adjustments to LaBranche's earnings the impact of expected transaction related cost savings of approximately $15.0 million and assumes LaBranche's aggregate federal net operating losses of $72.0 million are used to offset taxable income based on Cowen management guidance. Additionally, of LaBranche's net assets of $199.1 million as of December 31, 2010, Cowen management estimated that approximately $105.8 million will be sufficient (i) to support and provide capital for the businesses to be retained by Cowen following the merger, and (ii) to fund all expenses related to the businesses of LaBranche to be retained by Cowen following the merger or to be wound down and all other corporate liabilities, contingent or otherwise, of LaBranche. The remaining $93.3 million, roughly equivalent to LaBranche's cash and cash equivalents at December 31, 2010, would be available to Cowen for general corporate purposes following the merger. To approximate the terminal value of LaBranche common stock at December 31, 2015, Sandler O'Neill applied price to forward earnings multiples of 13.0x to 17.0x as determined by Sandler O'Neill based on certain characteristics of Cowen's business. The income streams and terminal values were then discounted to present values using different discount rates ranging from 14.0% to 19.0%, which were selected as appropriate terminal multiples by Sandler O'Neill to reflect the risk profile of a company with LaBranche's risk profile.

Earnings Per Share Multiples (Aggregate Value)

(Value shown is $millions)

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x
14.0%	195.0	200.2	205.4	210.6	215.9
15.0%	191.1	196.1	201.1	206.1	211.1
16.0%	187.4	192.2	197.0	201.8	206.6
17.0%	183.9	188.5	193.1	197.7	202.3
18.0%	180.6	185.0	189.4	193.8	198.2
19.0%	177.5	181.7	185.9	190.1	194.3

Earnings Per Share Multiples (Implied Price Per Share)
(Value shown is $ per share)

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x
14.0%	4.76	4.89	5.02	5.15	5.27
15.0%	4.67	4.79	4.91	5.04	5.16
16.0%	4.58	4.70	4.81	4.93	5.05
17.0%	4.49	4.61	4.72	4.83	4.94
18.0%	4.41	4.52	4.63	4.73	4.84
19.0%	4.34	4.44	4.54	4.64	4.75

        Cowen Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value per share of Cowen Class A common stock through December 31, 2015. Sandler O'Neill based the analysis on median consensus analyst pre-tax earnings estimates for Cowen for the year ending December 31, 2011 and the consensus publicly available analyst estimated long-term growth rate for the years thereafter. Sandler O'Neill used pre-tax estimates for 2011 and 2012 assuming Cowen utilizes LaBranche's net operating losses to offset taxable income based on Cowen management guidance. To approximate the terminal value of Cowen Class A common stock at December 31, 2015, Sandler O'Neill applied price to forward earnings multiples of 11.0x to 15.0x as determined by Sandler O'Neill based on the characteristics of Cowen's business. The income streams and terminal values were then discounted to present values using different discount rates ranging from 14.0% to 19.0%, which were selected as appropriate by Sandler O'Neill for a company with Cowen's risk profile.

Earnings Per Share Multiples (Aggregate Value)
(Value shown is $millions)

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x
14.0%	347.4	366.6	385.7	404.8	423.9
15.0%	335.4	353.7	372.0	390.3	408.6
16.0%	323.9	341.4	358.9	376.5	394.0
17.0%	312.9	329.7	346.5	363.3	380.1
18.0%	302.4	318.5	334.6	350.7	366.8
19.0%	292.5	307.9	323.3	338.8	354.2

Earnings Per Share Multiples (Implied Price Per Share)
(Value shown is $ per share)

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x
14.0%	4.60	4.86	5.11	5.36	5.62
15.0%	4.44	4.69	4.93	5.17	5.41
16.0%	4.29	4.52	4.75	4.99	5.22
17.0%	4.14	4.37	4.59	4.81	5.03
18.0%	4.01	4.22	4.43	4.65	4.86
19.0%	3.87	4.08	4.28	4.49	4.69

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed at the end of the second quarter of 2011; (2) LaBranche shares are exchanged for 0.9980 of a share of Cowen Class A common stock; (3) actual earnings and cash flows for selected business units of LaBranche for the year ending December 31, 2010 as adjusted by senior management of Cowen, and estimated long-term industry growth rates for the years thereafter as discussed with Cowen management; (4) cost savings of $15 million, with 100% realized in the first full year; (5) net investable capital of $93.3 million, assuming a pre-tax return of 12.8% (which is based on Cowen's historical average annual return on proprietary capital since 1999) on excess capital; and (6) certain other assumptions pertaining to costs and expenses associated with the transactions, unallocated negative goodwill and other items.

        For the years ending December 31, 2011 and 2012, Sandler O'Neill compared the earnings per share of Cowen Class A common stock to earnings per share of the combined company using the foregoing assumptions.

        The following table sets forth the results of the analysis:

GAAP Basis Accretion / (Dilution) %
2011 Estimated EPS	31.1%
2012 Estimated EPS	(0.4)%

GAAP Basis Accretion / (Dilution) %(1)
2011 Estimated EPS	(1.3)%
2012 Estimated EPS	(0.4)%

(1)
Excluding one-time transaction expenses

        At June 30, 2011 and for the years ending December 31, 2011 and 2012, Sandler O'Neill compared the tangible book value per share of Cowen Class A common stock to tangible book value per share of the combined company using the foregoing assumptions.

        The following table sets forth the results of the analysis:

GAAP Basis Accretion / (Dilution) %
Estimated Tangible Book Value at Closing	(3.0)%
2011 Estimated Tangible Book Value	(2.4)%
2012 Estimated Tangible Book Value	(2.5)%

        The analyses indicated that the merger would be accretive to Cowen's projected 2011 earnings per share including one-time transaction expenses and slightly dilutive excluding one-time transaction expenses. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Compensation and Other Relationships with Cowen    Sandler O'Neill has acted as financial advisor to the board of directors of Cowen in connection with the merger. Cowen agreed to pay Sandler O'Neill a fee of $500,000 for rendering its fairness opinion to the Cowen board of directors. Cowen has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses and to indemnify Sandler O'Neill against certain liabilities arising out of its engagement.

Board of Directors and Management Following the Merger

        Effective as of, and subject to the occurrence of, the effective time of the merger, the board of directors of Cowen will consist of nine members, including: (i) the seven directors of Cowen immediately prior to the merger, (ii) George M.L. LaBranche, IV (the current Chairman, Chief

Executive Officer and President of LaBranche) and (iii) Katherine Elizabeth Dietze (a current director of LaBranche).

        Upon completion of the merger, Mr. LaBranche will serve as a Senior Managing Director of Cowen. William "Chip" Burke, III, Chief Operating Officer of LaBranche, will also join Cowen as a Senior Managing Director.

Regulatory Clearances Required for the Merger

        LaBranche and Cowen have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the SEC, FINRA, NASDAQ Stock Market, the Financial Services Administration in the United Kingdom, the Securities and Futures Commission of Hong Kong, the Department of Justice (or the DOJ), the Federal Trade Commission (or the FTC) and various other federal, state and foreign regulatory authorities and self-regulatory organizations. LaBranche and Cowen have completed, or will shortly complete, the filing of applications and notifications to obtain the required regulatory approvals.

        U.S. Antitrust Clearance.    Under the HSR Act and the rules promulgated thereunder by the FTC, the transactions may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. LaBranche and Cowen filed the requisite HSR Act notification forms on March 25, 2011, and the HSR Act waiting period is scheduled to expire at 11:59 p.m. on April 25, 2011. Both before and after the expiration of the waiting period, the FTC and the DOJ retain the authority to challenge the transactions on antitrust grounds.

        In addition, the merger may be reviewed by the state attorneys general in the various states in which LaBranche and Cowen operate. While LaBranche and Cowen believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based on the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger. As of the date of this document, neither Cowen nor LaBranche has been notified by any state attorneys general indicating that they plan to review the merger.

        Other Requisite U.S. Approvals, Notices and Consents.    Notifications and/or applications requesting approval must be submitted to various regulatory and self-regulatory organizations in connection with the transactions, including applications and notices to FINRA in connection with the indirect change in control, as a result of the merger, of LaBranche's registered broker-dealer subsidiary. LaBranche and Cowen will file and submit applications and notices required to be submitted to obtain these approvals and provide these notices.

        Foreign Approvals.    Approvals also may be required from, or notices must be submitted to, foreign regulatory authorities in connection with the merger and the change in ownership of particular businesses that are controlled by LaBranche and Cowen abroad, including the Financial Services Authority in the United Kingdom and the Securities and Futures Commission of Hong Kong. LaBranche and Cowen have filed, or shortly will file, all applications and notices required to be submitted to obtain these approvals and any other approvals that may be required to complete the merger.

        Timing.    There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Cowen's and LaBranche's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        LaBranche and Cowen believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that LaBranche and Cowen can obtain all requisite regulatory approvals on a timely basis without the imposition of any condition or restriction that would have a material adverse effect on LaBranche or Cowen. The parties' obligation to complete the merger is conditioned on the receipt of all required regulatory approvals.

        It is presently contemplated that if any governmental approvals or actions are required beyond those listed above, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The parties are required to use their reasonable best efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to complete the merger and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.

Exchange of Shares in the Merger

        Prior to the effective time of the merger, Cowen will appoint an exchange agent to handle the exchange of shares of LaBranche common stock for shares of Cowen Class A common stock. At the effective time of the merger, each share of LaBranche common stock will be converted into the right to receive 0.9980 shares of Cowen Class A common stock without the need for any action by the holders of LaBranche common stock.

        As promptly as practicable after the effective time of the merger, Cowen will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing LaBranche shares shall pass, upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering LaBranche stock certificates, if any, in exchange for shares of Cowen Class A common stock.

        LaBranche stockholders will not receive any fractional shares of Cowen Class A common stock pursuant to the merger. Instead of any fractional shares, LaBranche stockholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by $4.72, the closing price of Cowen Class A common stock on February 16, 2011, as provided in the merger agreement.

        After the effective time of the merger, shares of LaBranche common stock will no longer be outstanding, will be canceled and retired and will cease to exist and each certificate, if any, that previously represented shares of LaBranche common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Cowen Class A common stock deliverable upon the surrender of LaBranche stock certificates, until holders of such LaBranche stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Cowen Class A common stock with a record date after the effective time of the merger.

        Cowen stockholders need not take any action with respect to their stock certificates.

Treatment of LaBranche Stock Options and Other Stock Awards

        Upon completion of the merger, each of the 230,000 outstanding options to purchase LaBranche common stock granted pursuant to the previously terminated Amended and Restated LaBranche & Co Inc. 1999 Equity Incentive Plan will be cancelled for no consideration. LaBranche will also take all steps necessary to cause the LaBranche & Co Inc. 2010 Equity Incentive Plan to be terminated no later than the completion of the merger.

 Dividend Policy

        Neither Cowen nor LaBranche paid any dividends in 2008, 2009 or 2010 and neither has any current intention of doing so.

Listing of Cowen Class A Common Stock

        It is a condition to the completion of the merger that the shares of Cowen Class A common stock to be issued pursuant to the merger be authorized for quotation or listing, as the case may be, on the NASDAQ Global Select Market (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

De-Listing and Deregistration of LaBranche Stock

        Upon completion of the merger, the LaBranche common stock currently listed on the New York Stock Exchange will cease to be listed on the New York Stock Exchange and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

        Under Delaware law, holders of LaBranche common stock and holders of Cowen Class A common stock are not entitled to appraisal rights in connection with the merger. See the section entitled "No Appraisal Rights" beginning on page 137.

Litigation Related to the Merger

        On February 22, 2011, a putative class action by a purported holder of LaBranche stock, captioned Moskal v. LaBranche & Co., et. al., was filed in the Supreme Court of the State of New York, County of New York, naming as defendants Cowen, LaBranche, members of the board of directors of LaBranche (collectively which we refer to for purposes of this section titled "The Merger—Litigation Related to the Merger" as LaBranche), and Merger Sub. On February 24, 2011, a separate lawsuit was filed, captioned Borowka v. LaBranche & Co., et al., in the Supreme Court of the State of New York, County of New York against the same parties. On March 10, 2011, plaintiffs moved to consolidate the two cases. The lawsuits challenge LaBranche's decision to enter into the merger. The complaints allege that members of the LaBranche board of directors breached the fiduciary duties owed to the LaBranche stockholders by failing to maximize the sale price for LaBranche and by agreeing to provisions in the merger agreement that allegedly are intended to deter alternative bids. The complaints further allege that two members of the LaBranche board of directors were motivated to approve the Merger Agreement by the prospect of positions with Cowen following the closing of the merger. The complaints also allege, among other things, that LaBranche, Cowen and Merger Sub aided and abetted LaBranche's directors in breaching their fiduciary duties to shareholders by failing to maximize the sale price for LaBranche. The complaints seek, among other things, injunctive relief against consummation of the merger, declaratory judgments for breach of fiduciary duties, attorney's fees and damages in an unspecified amount. Neither party can presently predict the ultimate outcome of the litigation or the possible loss or range of loss, if any.

THE MERGER AGREEMENT

        The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of LaBranche and Cowen are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. LaBranche and Cowen stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the approval and adoption of the merger agreement and approval of the merger or the approval of the Cowen stock issuance, as applicable. This summary is qualified in its entirety by reference to the merger agreement.

        The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about LaBranche or Cowen. The merger agreement contains representations and warranties that the parties made to each other as of the date of the merger agreement or other specific dates, solely for purposes of the contract between the parties, and those representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by parties in connection with negotiating the merger agreement. You should not rely upon the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since the representations and warranties:

  •
  may not be intended to establish matters of fact, but rather to allocate the risk between the parties in the event the statements therein prove to be inaccurate;

  •
  have been modified in important part by certain underlying disclosures that were made between the parties in connection with the negotiation of the merger agreement, which are not reflected in the merger agreement itself or publicly filed; and

  •
  such disclosures are subject to contractual standards of materiality different from what is generally applicable to you or other investors.

        Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 140.

Terms of the Merger; Merger Consideration

        The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the DGCL), at the effective time of the merger, Merger Sub, a Delaware corporation and newly formed subsidiary of Cowen, will merge with and into LaBranche. LaBranche will be the surviving corporation in the merger. At the effective time of the merger, each outstanding share of LaBranche common stock (other than shares owned by LaBranche, which will be canceled and cease to exist) will be converted into the right to receive 0.9980 shares of Cowen Class A common stock. Immediately following the effective time of the merger, Cowen shall cause LaBranche to be merged with Merger Sub LLC, a wholly owned subsidiary of Cowen, with Merger Sub LLC continuing as the surviving company.

        Cowen will not issue fractional shares of Cowen Class A common stock pursuant to the merger agreement. Instead, each LaBranche stockholder who otherwise would have been entitled to receive a fraction of a share of Cowen Class A common stock will receive in lieu thereof an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by $4.72, as provided in the merger agreement.

        The exchange ratio will be adjusted appropriately and proportionately to fully reflect the effect of any reclassification, stock split, reverse stock split, combination, dividend or distribution of shares or other similar event with respect to the shares of either Cowen Class A common stock or LaBranche common stock prior to the effective time of the merger.

Completion of the Merger

        Unless the parties agree otherwise, the closing of the merger will take place no later than the third business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger.

Representations and Warranties

        The merger agreement contains representations and warranties made by each of LaBranche and Cowen. LaBranche has made representations and warranties regarding, among other things:

  •
  organization and corporate power;

  •
  authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

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  absence of conflicts;

  •
  required filings and consents and approvals of governmental entities and other persons;

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  capital structure including with respect to LaBranche's Consolidated Tangible Book Equity and the ratio of LaBranche's assets to such financial measure;

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  SEC filings;

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  financial statements;

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  absence of certain broker's fees;

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  absence of certain changes and events;

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  legal proceedings;

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  taxes and tax returns;

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  employee and labor matters;

  •
  certain contracts;

  •
  intellectual property;

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  compliance with applicable laws and permits;

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  risk management instruments;

  •
  requisite board approval of the merger agreement and the merger;

  •
  interested party transactions;

  •
  opinion from financial advisors;

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  accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus; and

  •
  requisite stockholder vote.

        Cowen has made representations and warranties regarding, among other things:

  •
  organization and corporate power;

  •
  authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

  •
  required filings and consents and approvals of governmental entities and other persons;

  •
  capital structure;

  •
  SEC filings;

  •
  financial statements;

  •
  absence of certain broker's fees;

  •
  absence of certain changes and events;

  •
  legal proceedings;

  •
  certain contracts;

  •
  employee matters;

  •
  intellectual property;

  •
  insurance;

  •
  compliance with applicable laws and permits;

  •
  taxes and tax returns;

  •
  requisite board approval of the Cowen stock issuance;

  •
  interested party transactions;

  •
  opinion from financial advisors;

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  accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

  •
  requisite stockholder vote; and

  •
  operation of unregistered funds managed or advised by Cowen.

        The merger agreement also contains certain representations and warranties of Cowen with respect to its wholly owned subsidiary, Merger Sub, including corporate organization, lack of prior business activities, capitalization and authority with respect to the execution and delivery of the merger agreement.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a "material adverse effect" means, with respect to a party, any event, change, circumstances or development which has or is reasonably likely to have a material adverse affect on (i) the ability of such party to timely consummate the transactions contemplated by the merger agreement, including the merger, or (ii) the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, except that the definition of "material adverse effect", with respect to clause (ii) above, excludes any effect that results from:

  •
  subsequent changes in GAAP or regulatory accounting requirements generally applicable to companies in the industries in which a party and its subsidiaries operate (except for changes that are materially and disproportionately adverse to the financial condition, results of operations or business of the party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which that party operates);

  •
  changes in laws (or the interpretation thereof) generally applicable to the industries in which the parties operate (except for changes that are materially and disproportionately adverse to the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which that party operates);

  •
  actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement;

  •
  changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting the industries in which a party or its subsidiaries operate (except for changes that are materially and disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which that party operates);

  •
  changes in the underlying securities prices in the portfolios of a party or its subsidiaries;

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  the execution or the public disclosure of the merger agreement or the transactions contemplated thereby, including resulting losses of employees, if any;

  •
  earthquakes, hurricanes, tornados other natural disasters;

  •
  any action taken by a party as contemplated or permitted by the merger agreement or with consent of the other party;

  •
  any decline in the market price or change in trading volume of the capital stock of a party or any failure to meet publicly announced revenue or earnings projections (however, the underlying facts or occurrences giving rise or contributing to such changes will be taken into account in determining whether there has been a material adverse effect); or

  •
  any litigation arising from or relating to the merger agreement or the transactions contemplated thereby.

Conduct of Business

        Each of LaBranche and Cowen has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, LaBranche has agreed to (i) conduct in all material respects its business in the ordinary course (as defined in the merger agreement) and in compliance with applicable law, (ii) maintain in all material respects its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use, and (iii) use commercially reasonable efforts to preserve substantially intact the business organization of LaBranche and to preserve, in all material respects, the present relationships of LaBranche with all persons with whom it has a significant business relationship.

        In addition, LaBranche has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

  •
  make any material change in the conduct of its business or enter into any transaction other than in the ordinary course of business;

  •
  make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options outstanding on the date of the merger agreement) or other equity securities (or other securities exchangeable or convertible into equity securities) or grant any option, warrant or right to acquire any capital stock or other equity interests; or alter in any way its outstanding securities or its capitalization;

  •
  amend any of its organizational documents or otherwise take any action to exempt any person from any applicable takeover statute or other restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements;

  •
  make any sale, assignment, transfer, abandonment, sublease or other conveyance of its material assets or rights other than in the ordinary course of business;

  •
  subject any of its material assets, properties or rights to any lien;

  •
  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of it or its subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

  •
  acquire, lease or sublease any material assets or properties (including any real property), other than in the ordinary course of business;

  •
  except as required by law or by the terms of certain existing benefit plan:

  •
  increase the compensation or benefits of any directors, officers, consultants or employees;

  •
  establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee;

  •
  increase the benefits payable under any existing severance or termination pay policies or employment or other agreements;

  •
  take any affirmative action to accelerate the vesting of any stock-based compensation;

  •
  grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

  •
  take any action to fund or in any other way secure the payment of compensation or benefits under any existing benefit plan;

  •
  make any material determinations other than in the ordinary course of business under any existing benefit plan;

  •
  grant or promise any tax offset payment award under any existing benefit plan;

  •
  make any loan or cash advance to, or engage in any transaction with, any current or former director, officer, employee, consultant or independent contractor;

    •
    hire any key officers, consultants or employees; or

    •
    terminate the employment of any officer, consultant or employee to the extent that such termination would result in any liability to LaBranche or Cowen, following the closing of the merger, in excess of $50,000.

  •
  enter into any agreement, contract or commitment to spend in excess of $50,000 (or purchase goods and/or services with a value in excess of $50,000) over the term of such agreement, contract or commitment or contractually commit, in any given month, to make capital expenditures in excess of $250,000 in the aggregate, in each case, other than in the ordinary course of business;

  •
  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates (other than its wholly owned subsidiaries);

  •
  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

  •
  make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or required by applicable law, or write off as uncollectible any material accounts receivable other than in the ordinary course of business;

  •
  make or change any material tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, enter into any closing agreement, settle any material tax claim or assessment relating to it or any of its subsidiaries, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to it or any of its subsidiaries except in the ordinary course of business;

  •
  settle, release or forgive any material claim, litigation or regulatory proceeding or waive any right thereto other than with respect to disputes with customers and vendors in the ordinary course of business;

  •
  lend any money, or incur or guarantee any indebtedness for borrowed money (other than letters of credit in the ordinary course of business) or enter into any material capital lease obligation; or

  •
  agree to take any action prohibited by any of the conduct of business covenants discussed above.

        In general, Cowen has agreed to conduct its business in all material respects (i) in the ordinary course of business and (ii) in compliance with applicable laws.

        In addition, Cowen has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

  •
  make any change in any of its organizational documents;

  •
  other than with respect to restricted shares of, or options to purchase, Cowen Class A common stock or Cowen restricted stock units, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of it or its subsidiaries or declare, set aside or pay any dividends or other distribution in respect of its shares or interests;

  •
  other than in connection with the exercise or grants of restricted shares of, or options to purchase, Cowen Class A common stock or Cowen restricted stock units (provided that Cowen shall not increase the number of shares issuable pursuant to the Cowen stock plans): (1) issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities, in excess of, in the aggregate, 7,500,000 shares of Cowen capital stock or other equity securities, including any shares of Cowen capital stock issuable upon conversion of such equity securities or (2) alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, other than in connection with the exercise of restricted shares of, or options to purchase, Cowen Class A common stock or Cowen restricted stock units;

  •
  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a controlling equity interest in, or by any other manner, any other company or division, business or equity interest of any other company if such acquisition would reasonably be expected to impair, in any material respect, the ability of the parties to satisfy any of the conditions to the merger set forth in the merger agreement; or

  •
  agree to take any action prohibited by any of the conduct of business covenants made in the merger agreement.

No Solicitation of Alternative Proposals

        Each of LaBranche and Cowen has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger, it and its subsidiaries will not and will not authorize its affiliates, directors, officers, employees, representatives or other intermediaries to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or encourage the submission of inquiries, proposals or offers relating to an acquisition proposal, (ii) enter into any agreement to facilitate or consummate any acquisition proposal, or approve or endorse any acquisition proposal or abandon, terminate or fail to consummate the merger or (iii) participate in any discussions or negotiations in connection with any acquisition proposal, or furnish or provide any non-public information with respect to its business, properties or assets in connection with any acquisition proposal. The merger agreement also requires both LaBranche and Cowen (a) to cease, and cause to be terminated, all discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to any acquisition proposal, (b) to not, and cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement and (c) to not take any action to exempt any person from any applicable takeover statute or other restrictive provisions contained in any applicable laws or otherwise cause such restrictions not to apply.

        An "acquisition proposal" with respect to LaBranche means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving LaBranche or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of LaBranche or more than 15% of the assets of LaBranche and its subsidiaries.

        An "acquisition proposal" with respect to Cowen means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Cowen or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 35% of the voting power of Cowen or more than 35% of the assets of Cowen and its subsidiaries.

        Notwithstanding the restrictions described above, prior to the applicable stockholder meeting, the board of directors of each of LaBranche and Cowen is permitted to furnish information with respect to LaBranche or Cowen, as applicable, and enter into negotiations or discussions with a person who has made an acquisition proposal if the board of directors of such party reasonably determines in good faith that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal.

        A "superior proposal" with respect to LaBranche means any proposal made by a third party to enter into any transaction involving an "acquisition proposal" with respect to LaBranche that LaBranche's board of directors determines in its good faith judgment (after consultation with LaBranche's outside legal counsel and financial advisor) (i) to be more favorable to LaBranche's stockholders than the merger agreement and the merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction) and (ii) is reasonably likely to be completed, except that the reference to "15%" in the definition of "acquisition proposal" with respect to LaBranche shall be deemed to be a reference to "50%".

        A "superior proposal" with respect to Cowen means any proposal made by a third party to enter into any transaction involving an "acquisition proposal" with respect to Cowen that Cowen's board of directors determines in its good faith judgment (after consultation with Cowen's outside legal counsel and financial advisor) to be more favorable to Cowen's stockholders than the merger agreement and the merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction).

        However, LaBranche can enter into an agreement (other than a confidentiality agreement) with respect to an acquisition proposal upon a good faith determination by the LaBranche board of directors, after consultation with its financial advisors and outside legal counsel, that the proposal is a superior proposal and concurrently pays Cowen a termination fee of $6,250,000.

        The merger agreement requires that the parties notify each other within 24 hours of, among other things, the receipt of, or inquiry or discussion regarding, any acquisition proposal or request for non-public information. Any such notification shall include the material terms and conditions of any such acquisition proposal, request, inquiry or discussion. In addition, the merger agreement requires the parties to continue to inform each other of material changes to any acquisition proposal and provide to each other, within 24 hours of receipt, all correspondence and other written material received from any third party in connection with an acquisition proposal.

Changes in Board Recommendations

        The board of directors of each of LaBranche and Cowen has agreed that it will not (i) withdraw or modify in a manner adverse to the other party the recommendation by such board with respect to the transactions contemplated by the merger agreement, as applicable, (ii) recommend the approval or adoption of any acquisition proposal or (iii) propose publicly to recommend any agreement regarding an acquisition proposal.

        Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approval, the board of directors of each of LaBranche and Cowen is permitted to withdraw or modify its recommendation of the merger agreement or the merger in response (i) to an intervening event or development that affects the business, assets or operations of LaBranche or Cowen, respectively, to the extent such event or development was not known by such party's board of directors as of the date of the merger agreement or (ii) an acquisition proposal that was unsolicited and did not result from a breach of the restrictions described above, if the board of directors of LaBranche or Cowen, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x), in the case of (ii) above, such acquisition proposal is a superior proposal and (y) in the case of (i) and (ii) above, the failure to take such action would be inconsistent with its fiduciary duties under applicable law to the stockholders of LaBranche or Cowen, as applicable. Prior to taking any such action (or, in the case of LaBranche, the entry into an agreement with respect to an acquisition proposal), such board of directors must inform the other party in writing of its decision to change its recommendation, provide the material terms and conditions of any acquisition proposal to the other party if an acquisition proposal has been made prior to such action and, in any event, allow, in the case of LaBranche's board of directors, five business days, and, in the case of Cowen's board of directors, three business days, to elapse following the other party's receipt of such written notice, during which time the other party may negotiate changes to the merger agreement. Upon any amendment to the amount or form of consideration of an acquisition proposal with respect to LaBranche, an additional three business days must be provided during which time Cowen may negotiate changes to the merger agreement.

        If the board of directors of Cowen withdraws (or amends or modifies in a manner adverse to LaBranche) its recommendation, Cowen will nonetheless continue to be obligated to hold its stockholders meeting and submit the Cowen stock issuance to its stockholders. If the board of directors of LaBranche withdraws (or amends or modifies in a manner adverse to Cowen) its recommendation, LaBranche will nonetheless continue to be obligated to hold its stockholders meeting and submit the merger agreement to its stockholders unless LaBranche terminates the merger agreement, after having complied with its non-solicitation obligations and, concurrently with such termination, LaBranche enters into a definitive agreement with respect to a superior proposal and pays Cowen a termination fee of $6,250,000.

Efforts to Obtain Required Stockholder Votes

        LaBranche has also agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval and adoption of the merger agreement and approval of the merger. The board of directors of LaBranche has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable and in the best interests of LaBranche and its stockholders and adopted resolutions directing that the merger agreement be submitted to the LaBranche stockholders for their consideration. LaBranche is required to submit the merger agreement to its stockholders even if LaBranche's board of directors has withdrawn (or amended or modified in a manner adverse to Cowen) its approval or recommendation, unless LaBranche terminates the merger agreement and, concurrently, enters into a definitive agreement with respect to a superior proposal, after complying with its obligations with respect to non-solicitation and pays Cowen a termination fee of $6,250,000.

        Cowen has agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval of the Cowen stock issuance. The merger agreement requires Cowen to submit this proposal to a stockholder vote even if its board of directors withdraws (or amends or modifies in a manner adverse to LaBranche) its approval or recommendation of such proposal. The Cowen board of directors has approved and adopted resolutions directing that such proposal be submitted to Cowen stockholders for their consideration.

Efforts to Complete the Merger

        LaBranche and Cowen have each agreed to:

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  promptly prepare, review and file all necessary documentation, effect all applications, notices, petitions and filings, obtain all permits, consents, approvals, clearances and authorizations of all third parties, governmental entities and regulatory agencies that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger and the Cowen stock issuance;

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  promptly inform each other of any oral or written communication received from, or given to, any governmental entity; and

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  furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries and any governmental entity or its staff with respect to the merger agreement or the merger;

        Notwithstanding the foregoing, Cowen is not required under the merger agreement to agree to any terms, conditions or modifications (including having to cease, sell or otherwise dispose of any assets or business or to hold any such assets or business separate) with respect to obtaining any consents, permits, waiver, approvals, authorizations or orders in connection with the merger or the consummation of the transactions contemplated by the merger agreement that would result in, or reasonably be expected to result in, either individually or in the aggregate, a material adverse effect on Cowen and its subsidiaries, taken as a whole, or LaBranche and its subsidiaries, taken as a whole.

Governance Matters After the Merger

        Cowen has agreed to take all action necessary (including increasing the number of directors that constitutes its board of directors) to provide that as of the effective time of the merger, the board of directors of Cowen will include George M.L. LaBranche, IV and Katherine Elizabeth Dietze.

Employee Benefits Matters

        LaBranche and Cowen have agreed that, from the date of completion of the merger until the twelve-month anniversary of such date, Cowen will provide and employees of LaBranche and its subsidiaries who remain employed by Cowen or its affiliates with (i) base salary or hourly wage rates that, on an individual-by individual basis, are no less favorable than those provided to such employees immediately prior to the merger, and (ii) employee benefits that are the same as, or substantially comparable in the aggregate to, either (x) the employee benefits provided by the LaBranche and its subsidiaries to such employees immediately prior to the merger (other than benefits under any stock option or other equity-based plans) or (y) the employee benefits provided by Cowen and its affiliates to similarly situated employees during such twelve (12) month period. Additionally, if the employment of an employee of LaBranche or any of its subsidiaries is terminated by Cowen or any of its affiliates without "cause" during the twelve-month period immediately following the merger, Cowen will provide specified severance benefits to such terminated employee based on the employee's position and years of service, compensation and benefits that are no less favorable than the compensation and benefits provided to those employees immediately prior to the completion of the merger.

        LaBranche and Cowen have also agreed that, with respect to those employees of LaBranche and its subsidiaries who continue to be employed by Cowen or its affiliates following completion of the merger:

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  for purposes of Cowen benefit plans in which the employees participate, service with LaBranche prior to the effective time of the merger will be treated as service with Cowen; and

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  for purposes of each Cowen benefit plan in which any such LaBranche employee or his or her eligible dependents is eligible to participate after the completion of the merger, Cowen will waive any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Cowen to the extent that such employees participated in the comparable welfare plan of LaBranche immediately prior to the merger and credit any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the plan year prior to participation in such benefit plans provided by Cowen.

        Nothing in the merger agreement, however, will require Cowen to continue any specific plans or to continue the employment of any specific person following the completion of the merger.

Indemnification and Insurance

        The merger agreement requires Cowen and Merger Sub LLC to jointly and severally indemnify any person who is now an officer or director of LaBranche, has been at any time prior to completion of the merger an officer or director of LaBranche or who was serving at the request of LaBranche as an officer or director of another corporation, joint venture or other enterprise, to the extent such person is indemnified, as of February 16, 2011, under LaBranche's organizational documents or indemnification agreements, if applicable. Cowen and Merger Sub LLC shall jointly and severally ensure that the organizational documents of Merger Sub shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of LaBranche than are presently set forth in the LaBranche organizational documents.

        The merger agreement requires Cowen to cause Merger Sub LLC, as the surviving company, to maintain for a period of six years after completion of the merger LaBranche's current directors' and officers' liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policies, with respect to acts or omissions occurring prior to completion of the transactions. However, Merger Sub LLC, as the surviving company, is not required to incur an annual premium expense greater than 250% of the annual premiums currently paid by LaBranche. If Merger Sub LLC is unable to maintain a policy because the annual premium expense is greater than 250% of LaBranche's current annual directors' and officers' liability insurance premiums, Merger Sub LLC is obligated to obtain as much insurance as is available for the amount that is 250% of LaBranche's annual premiums. LaBranche may, with the prior written consent of Cowen, purchase a "tail" policy prior to the completion of the merger. If such a "tail policy" is purchased, LaBranche and Cowen, as the surviving company, shall have no further obligation to maintain LaBranche's current directors' and officers' liability insurance policies.

Treatment of LaBranche Stock Options and Other Stock Awards

        Upon completion of the merger, each of the 230,000 outstanding options to purchase LaBranche common stock granted pursuant to the previously terminated Amended and Restated LaBranche & Co Inc. 1999 Equity Incentive Plan will be canceled for no consideration. LaBranche will also take all steps necessary to cause the LaBranche & Co Inc. 2010 Equity Incentive Plan to be terminated no later than the completion of the merger.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

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  cooperation between LaBranche and Cowen in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

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  neither party knowingly take any action or fail to take any action, which action or failure to act would cause the transactions to fail to qualify as a reorganization within the meaning of the Code;

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  each party's use of its reasonable best efforts to provide the officers' certificates as may be requested by its counsel and to obtain the opinion from its legal counsel that the transactions qualify as a reorganization within the meaning of the Code;

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  LaBranche's delivery to Cowen of a statement setting forth LaBranche's good faith calculation of the Company Consolidated Tangible Book Equity, calculated as of the delivery date, no later than five business days prior to effective time of the merger,

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  cooperation between LaBranche and Cowen in the defense or settlement of any shareholder litigation relating to the merger;

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  cooperation between LaBranche and Cowen in connection with public announcements;

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  LaBranche's agreement not to adopt or approve a shareholder rights plan unless it expressly does not apply (i) to Cowen or its affiliates or (ii) to the acquisition of LaBranche common stock by Cowen or its affiliates;

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  Cowen's use of its commercially reasonable efforts to cause the shares of Cowen Class A common stock issuable to LaBranche common stockholders in connection with the merger to be approved for quotation on the NASDAQ Global Market System; and

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  causing any dispositions of LaBranche common stock resulting from the merger and any acquisitions of Cowen Class A common stock resulting from the merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act.

Conditions to Completion of the Merger

        The obligations of each of LaBranche and Cowen to effect the merger are subject to the satisfaction, or waiver, of the following conditions:

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  the approval and adoption of the merger agreement and approval of the merger by holders of a majority of the outstanding shares of LaBranche common stock at the LaBranche special meeting;

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  the approval of the Cowen stock issuance by holders of a majority of the outstanding shares of Cowen Class A common stock present in person or represented by proxy and entitled to vote thereon at the Cowen special meeting;

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  the absence of any order, injunction or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger, provided, however, this condition will not be available to any party whose failure to fulfill its obligations under the merger agreement regarding cooperation in preparing and filing all necessary documentation in connection with the receipt of all required third party and governmental entity consents and approvals as described under the section titled "—Efforts to Complete the Merger";

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  the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States having expired or been earlier terminated;

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  the shares of Cowen Class A common stock to be issued to LaBranche stockholders pursuant to the merger having been approved for quotation or listing on the NASDAQ Global Market System; and

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  the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

        In addition, the obligations of LaBranche to effect the merger are subject to the satisfaction, or waiver, of the following additional conditions:

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  the representations and warranties of Cowen relating to capital structure being true and correct in all respects (other than immaterial misstatements or omissions) as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  the representations and warranties of Cowen relating to the absence of certain changes and events and the requisite stockholder vote being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  all other representations and warranties of Cowen being true and correct both as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cowen;

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  Cowen having performed or complied with, in all material respects, all its agreements and covenants under the merger agreement at or prior to the consummation of the merger;

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  receipt of a certificate executed by the chief executive officer and chief financial officer of Cowen certifying as to the satisfaction of the conditions described in the preceding four bullets;

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  the non-occurrence of any event or development having a material adverse effect on Cowen since February 16, 2011;

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  the receipt, and continued validity, of all required governmental entity consents and approvals, as well as the expiration of all statutory waiting periods in respect thereof; and

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  receipt of a written opinion from Weil, Gotshal & Manges, LLP to the effect that the merger and the second-step merger, taken together, will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        In addition, the obligations of Cowen to effect the merger are subject to the satisfaction, or waiver, of the following additional conditions:

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  LaBranche has, as of the business day immediately prior to the closing of the merger, (i) a Company Consolidated Tangible Book Equity Value (as such term is defined in the merger agreement) of at least $193,000,000, (ii) a ratio of the aggregate value of the assets reflected on its unaudited balance sheet to its Company Consolidated Tangible Book Equity Value of no greater than 4.5:1, and (iii) assets reflected on its unaudited balance sheet of no more than $920,000,000 in the aggregate;

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  the representations and warranties of LaBranche relating to capital structure, other than the representations described in the preceding bullet, being true and correct in all respects (other than immaterial misstatements or omissions) as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  the representations and warranties of LaBranche relating to the absence of certain changes and events and the requisite stockholder vote being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  all other representations and warranties of LaBranche being true and correct both as of the date of the merger agreement and as of the date of the closing of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on LaBranche;

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  LaBranche having performed or complied with, in all material respects, all its agreements and covenants under the merger agreement at or prior to the consummation of the merger;

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  receipt of a certificate executed by the chief executive officer and chief financial officer of LaBranche certifying as to the satisfaction of the conditions described in the preceding five bullets;

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  receipt of a written opinion from Willkie Farr & Gallagher LLP to the effect that the merger and the second-step merger, taken together, will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

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  the non-occurrence of any event or development having a material adverse effect on LaBranche since February 16, 2011; and

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  the receipt, and continued validity, of all required governmental entity consents and approvals, as well as the expiration of all statutory waiting periods in respect thereof.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

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  by mutual written consent of LaBranche and Cowen;

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  by either LaBranche or Cowen:

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  if the merger is not consummated by August 31, 2011; provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure to close by the termination date;

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  if any governmental entity issues a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger or any other transaction contemplated by the merger agreement, provided, that the party seeking to terminate pursuant to this right used its commercially reasonable efforts to remove such remove such restraint or prohibition; and that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

    •
    if the LaBranche stockholders fail to approve and adopt the merger agreement and approve the merger at the LaBranche special meeting;

    •
    if the Cowen stockholders fail to approve the Cowen stock issuance at the Cowen special meeting;

  •
  by Cowen (i) if prior to the LaBranche special meeting the board of directors of LaBranche withdraws (or amends or modifies in a manner adverse to Cowen) its approval or recommendation of the merger agreement or the merger, (ii) LaBranche fails to call or hold the LaBranche special meeting, or (iii) LaBranche intentionally and materially breaches any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

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  by LaBranche if (i) prior to the Cowen special meeting the board of directors of Cowen withdraws (or amends or modifies in a manner adverse to LaBranche) its approval or recommendation of the Cowen stock issuance, (ii) Cowen fails to call or hold the Cowen special meeting, or (iii) Cowen intentionally and materially breaches any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

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  by LaBranche upon a breach of any representation, warranty, covenant or agreement on the part of Cowen contained in the merger agreement such that the conditions to LaBranche's obligations to complete the merger are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date. However, LaBranche does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

  •
  by Cowen upon a breach of any representation, warranty, covenant or agreement on the part of LaBranche contained in the merger agreement such that the conditions to Cowen's obligations to complete the merger are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date. However, Cowen does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

  •
  by LaBranche if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals", and (ii) pays Cowen a termination fee of $6,250,000.

 Termination Fees and Expenses; Liability for Breach

        LaBranche will be obligated to pay a termination fee of $6,250,000 to Cowen if:

  •
  Cowen terminates the merger agreement because prior to the LaBranche special meeting, the board of directors of LaBranche withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the merger agreement or the merger;

  •
  Cowen terminates the merger agreement because LaBranche fails to call or hold the LaBranche special meeting in accordance with the terms of the merger agreement;

  •
  either LaBranche or Cowen terminates the merger agreement because (i) the merger is not completed prior to August 31, 2011 or (ii) the required vote of LaBranche stockholders is not obtained, and, in each case, (a) at or prior to such event, an acquisition proposal with respect to more than 50% of the stock or assets of LaBranche was made known or proposed to LaBranche or otherwise publicly disclosed and (b) within 12 months after such termination LaBranche enters into an agreement with respect to that acquisition proposal;

  •
  Cowen terminates the merger agreement because of LaBranche's intentional and material breach of its material non-solicitation restrictions and (a) at or prior to such event, an acquisition proposal with respect to more than 50% of the stock or assets of LaBranche was made known or proposed to LaBranche or otherwise publicly disclosed and (b) within 12 months after such termination LaBranche enters into an agreement with respect to that acquisition proposal; or

  •
  LaBranche terminates the agreement to concurrently enter into a definitive agreement with respect to a superior proposal.

        In the case of the third and fourth bullets above, the amount of the termination fee payable will be offset by any previous payment by LaBranche of Cowen's fees and expenses, as described below.

        LaBranche would be required to pay Cowen's actual and reasonably documented out-of-pocket fees and expenses (up to $1,500,000) if the merger agreement is terminated by (i) either LaBranche or Cowen because the required vote of LaBranche stockholders is not obtained or (ii) Cowen because LaBranche has breached any of its representations, warranties, covenants or agreements, such that the conditions to Cowen's obligations to complete the merger would not be satisfied unless the breach is capable of being, and is, cured within thirty days of notice of the breach.

        Cowen will be obligated to pay a termination fee of $6,250,000 to LaBranche if:

  •
  either LaBranche or Cowen terminates the merger agreement because (i) the merger is not completed prior to August 31, 2011 or (ii) the required vote of Cowen stockholders is not obtained, and, in each case, (a) at or prior to such event, an acquisition proposal with respect to more than 50% of the stock or assets of Cowen was made known or proposed to Cowen or otherwise publicly disclosed and (b) within 12 months after such termination Cowen enters into an agreement with respect to that acquisition proposal;

  •
  LaBranche terminates the merger agreement because of Cowen's intentional and material breach of its material non-solicitation restrictions and (a) at or prior to such event, an acquisition proposal with respect to more than 50% of the stock or assets of Cowen was made known or proposed to Cowen or otherwise publicly disclosed and (b) within 12 months after such termination Cowen enters into an agreement with respect to that acquisition proposal;

  •
  LaBranche terminates the merger agreement because prior to the Cowen special meeting, the board of directors of Cowen withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the Cowen stock issuance; or

  •
  LaBranche terminates the merger agreement because Cowen fails to call or hold the Cowen special meeting in accordance with the terms of the merger agreement.

        In the case of first or second bullet above, the amount of the termination fee payable will be offset by any previous payment by Cowen of LaBranche's fees and expenses, as described below.

        Cowen would be required to pay LaBranche's actual and reasonably documented out-of-pocket fees and expenses (up to $1,500,000) if the merger agreement is terminated by (i) either LaBranche or Cowen because the required vote of Cowen stockholders is not obtained or (ii) LaBranche because Cowen has breached any of its representations, warranties, covenants or agreements, such that the conditions to LaBranche's obligations to complete the merger would not be satisfied unless the breach is capable of being, and is, cured within thirty days of notice of the breach.

        Except as discussed above, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement provided, however that LaBranche and Cowen will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus.

        Each party will have the right to pursue damages and other relief for the other party's willful breach of any of its representations and warranties in the merger agreement or willful breach of any covenant in the merger agreement.

Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the LaBranche or Cowen stockholders required to consummate the merger. However, after any such stockholder approval, there may not be, without further approval of Cowen stockholders or LaBranche stockholders, as applicable, any amendment of the merger agreement for which applicable law requires further stockholder approval.

        At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

        While the merger agreement is not intended to confer upon you or any person other than LaBranche, Cowen and Merger Sub any rights or remedies, it provides limited exceptions. LaBranche's directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger.

Specific Performance

        LaBranche and Cowen agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that no adequate remedy at law would exist for such occurrence. The parties agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages. The parties further agreed not to assert that a remedy at law would be adequate.

VOTING AGREEMENTS

LaBranche Voting Agreement

        Concurrently with the execution of the merger agreement, George M.L. LaBranche, IV (Chairman, Chief Executive Officer and President of LaBranche), Alfred O. Hayward, Jr. (Executive Vice President of LaBranche) and William J. Burke, III (Chief Operating Officer of LaBranche) entered into a voting agreement with Cowen (which we refer to as the LaBranche voting agreement). Pursuant to the LaBranche voting agreement, each of these individuals agreed, among other things, to vote the shares of LaBranche common stock held by them:

  •
  in favor of approval and adoption of the merger agreement and approval of the merger;

  •
  against any action or agreement that has or would be reasonably likely to result in any conditions to LaBranche's obligations to effect the merger not being satisfied;

  •
  against any other acquisitions proposal with respect to LaBranche;

  •
  against any amendments to the organizational documents of LaBranche if such amendment would reasonably be expected to prevent or delay the closing of the merger; and

  •
  against any action or agreement that is intended or would reasonably be expected to impede, interfere with, delay or postpone of the merger or change in any manner the voting rights of any class of capital stock of LaBranche.

        The individuals who have entered into the LaBranche voting agreement beneficially owned in the aggregate 5,123,438 shares of LaBranche common stock as of February 16, 2011, which represented approximately 12.5% of the outstanding shares of LaBranche common stock as of such date. In addition, Messrs. LaBranche and Hayward have agreed to direct the parties to the LaBranche stockholders' agreement, to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Collectively, at the close of business for the record date for the LaBranche special meeting, Messrs. LaBranche, Burke and Hayward and the other LaBranche stockholders party to the LaBranche stockholders' agreement held approximately            % of the outstanding shares of LaBranche common stock. Additionally, the individuals who have entered into the LaBranche voting agreement agreed to grant an irrevocable proxy to Cowen to enforce the LaBranche Voting Agreement (which we refer to as the LaBranche Proxy). The LaBranche voting agreement and the LaBranche Proxy will automatically terminate upon the first to occur of (a) the effective time of the merger, (b) an adverse change by the board of directors of LaBranche of its recommendation of the merger, in accordance with the terms of the merger agreement, or (c) the termination of the merger agreement.

        The foregoing discussion of the LaBranche voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the LaBranche voting agreement, which is attached as Exhibit 4.1 to the Form 8-K filed by Cowen on February 17, 2011 and is incorporated herein by reference.

RCG Holdings LLC Voting Agreement

        In connection with the execution of the merger agreement, LaBranche entered into a voting agreement, dated as of February 16, 2011, by and between LaBranche and RCG Holdings (which we refer to as the RCG voting agreement). Pursuant to the terms of the RCG voting agreement, RCG Holdings agreed, among other things, to vote all of its shares of Cowen Class A common stock (representing approximately 44.5% of the outstanding shares of Cowen Class A common stock as of February 16, 2011):

  •
  in favor of the Cowen stock issuance;

  •
  against any action or agreement that has or would be reasonably likely to result in any conditions to Cowen's obligations to effect the merger not being satisfied;

  •
  against any acquisition proposal with respect to Cowen;

  •
  against any amendments to the organizational documents of Cowen if such amendment would reasonably be expected to prevent or delay the closing of the merger; and

  •
  against any action or agreement that is intended or would reasonably be expected to impede, interfere with, delay or postpone of the merger or change in any manner the voting rights of any class of capital stock of Cowen.

        At the close of business for the record date of the Cowen special meeting, RCG held approximately        % of the issued and outstanding Cowen Class A common stock.

        Additionally, RCG Holdings LLC agreed to grant an irrevocable proxy to LaBranche to enforce the foregoing RCG voting agreement (which we refer to as the RCG Proxy). The RCG voting agreement and the RCG Proxy will automatically terminate upon the first to occur of (a) the effective time of the merger, (b) an adverse change by the board of directors of Cowen of its recommendation of the merger, in accordance with the terms of the merger agreement, or (c) the termination of the merger agreement.

        The foregoing description of the transactions contemplated the RCG voting agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the RCG Voting Agreement, a copy of which is attached as Exhibit 10.1 to LaBranche's Form 8-K filed on February 18, 2011 and is incorporated herein by reference.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of the material U.S. federal income tax consequences of the exchange of shares of LaBranche common stock for shares of Cowen Class A common stock in the merger and the second-step merger, taken together.

        The following discussion does not address any aspects of U.S. taxation other than federal income taxation. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences of the merger and second-step merger.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND SECOND-STEP MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

        This discussion addresses only holders of LaBranche common stock who hold that stock as a capital asset and are "U.S. persons," as defined for U.S. federal income tax purposes. For these purposes a "U.S. person" is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of that holder's particular circumstances or to a holder subject to special rules (such as a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, mutual fund, foreign holder, person subject to the alternative minimum tax, regulated investment company, real estate investment trust, person who holds LaBranche common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or through a partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired LaBranche common stock pursuant to the exercise of an option or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

        If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LaBranche common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding LaBranche common stock should consult their own tax advisors.

The Merger

        As noted, the merger will be immediately followed by the second-step merger. In this discussion of "Material U.S. Federal Income Tax Consequences," unless otherwise indicated the two mergers, taken together, are referred to as the "transaction."

        As a condition to the completion of the merger, each of Willkie Farr & Gallagher LLP, tax counsel to Cowen, and Weil, Gotshal & Manges LLP, tax counsel to LaBranche, will deliver an opinion, dated as of the closing date of the merger, that the merger and the second-step merger, taken together, will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that each of LaBranche and Cowen will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither Cowen nor LaBranche intends to waive this condition.

        The opinions regarding the transaction will be based on certain assumptions and representations as to factual matters from LaBranche and Cowen, as well as certain covenants and undertakings made by LaBranche and Cowen to each other. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by counsel in their opinions could be jeopardized and the tax consequences of the transaction could differ materially from those described in this joint proxy statement/prospectus. Neither Cowen nor LaBranche is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated.

        An opinion of counsel represents counsel's legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Cowen nor LaBranche intends to obtain a ruling from the IRS on the tax consequences of the transaction. If the IRS were to successfully challenge the "reorganization" status of the transaction, the tax consequences would be very different from those set forth in this joint proxy statement/prospectus.

        Based on those opinions, in the event that the transaction is treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the transaction are as follows:

  Consequences to LaBranche, Cowen, Merger Sub and Merger Sub LLC

        Each of LaBranche and Cowen will be a party to the reorganization within the meaning of Section 368(b) of the Code. None of LaBranche, Cowen, Merger Sub or Merger Sub LLC will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction.

  Consequences to U.S. Holders

        For U.S. holders of LaBranche common stock receiving Cowen Class A common stock in the transaction treated as a reorganization under Section 368(a) of the Code, the following will apply:

  •
  a holder of LaBranche common stock will not recognize any gain or loss upon the exchange of the holder's shares of LaBranche common stock for shares of Cowen Class A common stock in the merger, except with respect to cash received in lieu of fractional shares of Cowen Class A common stock as described below;

  •
  a holder of LaBranche common stock will have a tax basis in the Cowen Class A common stock received in the merger equal to the tax basis of the LaBranche common stock surrendered by the holder in exchange for that Cowen Class A common stock in the merger; and

  •
  a holder of LaBranche common stock will have a holding period for shares of Cowen Class A common stock received in the merger (including shares deemed received and redeemed as described below) that includes its holding period for its shares of LaBranche common stock surrendered by the holder in exchange for that Cowen Class A common stock in the merger.

  Cash in Lieu of Fractional Shares

        No fractional shares of Cowen Class A common stock will be distributed to holders of LaBranche common stock in connection with the merger. A holder that receives cash in lieu of a fractional share of Cowen Class A common stock as a part of the merger will be treated as if the holder received a fractional share of Cowen Class A common stock in the merger, and then Cowen redeemed the fractional share in exchange for the cash the holder received in lieu of a fractional share, and accordingly, will generally recognize capital gain or loss. An individual U.S. holder will generally be subject to U.S. federal income tax at a reduced rate with respect to such capital gain, assuming that the U.S. holder has held all of its LaBranche common stock for more than one year at the effective time of the merger.

  Backup Withholding

        Backup withholding, currently at a rate of 28%, may apply with respect to certain payments, such as cash received for fractional shares, unless the holder of the LaBranche common stock receiving such a payment (i) is an exempt holder (generally, a corporation, tax-exempt organization, qualified pension or profit-sharing trust, individual retirement account, or nonresident alien individual who or which, when required, certifies as to his, her or its status) or (ii) provides a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is a U.S. person and is not subject to backup withholding. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be credited against a holder's U.S. federal income tax liability if the required information is timely supplied to the IRS.

  Reporting Requirements

        Each holder of LaBranche common stock who receives shares of Cowen Class A common stock in the merger is required to retain records pertaining to the transaction pursuant to Treasury Regulation Section 1.368-3(d). Each holder of LaBranche common stock who receives shares of Cowen Class A common stock in the merger and who owns immediately before the merger 5% or more, by vote or value, of LaBranche stock will be required to file a statement with his or her federal income tax return for the year of the merger. As provided in Treasury Regulations Section 1.368-3(b), the statement must set forth the holder's basis in, and the fair market value of, the shares of LaBranche common stock surrendered in the merger, the date of the transaction and the name and employer identification number of LaBranche and Cowen.

 ACCOUNTING TREATMENT

        Cowen prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Cowen will allocate the purchase price to the fair value of LaBranche's tangible and intangible assets and liabilities at the acquisition date, with the excess/shortfall purchase price being recorded as goodwill/gain on bargain purchase. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined statement of financial condition as of December 31, 2010 gives effect to the merger as if it had been completed on December 31, 2010 and includes all adjustments which give effect to the events that are directly attributable to the merger and that are factually supportable. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2010, gives effect to the merger as if it was completed on January 1, 2010, and includes all adjustments which give effect to the events that are directly attributable to the merger, as long as the impact of such events are expected to continue and are factually supportable. The unaudited pro forma condensed combined financial data shown under this heading and the accompanying notes should be read together with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  the separate audited historical financial statements of Cowen as of and for the fiscal year ended December 31, 2010 contained in its Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this document.

  •
  the separate audited historical financial statements of LaBranche as of and for the fiscal year ended December 31, 2010 contained in its Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this document.

        The merger will be treated under the acquisition method for accounting purposes. In this case, the merger will be accounted for as an acquisition by Cowen of LaBranche. As such, LaBranche's assets acquired and liabilities assumed will be recorded at their fair value. The fair value of Cowen shares issued to LaBranche stockholders is the purchase consideration in the merger. The purchase consideration for LaBranche under the acquisition method is based on the stock price of Cowen on the closing date of the merger multiplied by the number of shares issued by Cowen to the LaBranche stockholders. The preliminary allocation of the purchase price is based on the most recent trading closing price of Cowen stock $4.13 per share of Cowen Class A common stock (based on the closing stock price on March 29, 2011) and 40,850,133 shares of Cowen stock expected to be issued upon closing of the merger. Because the number of common shares of LaBranche issued and outstanding on the date of merger may differ from the number used in these pro forma condensed combined financial statements, the number of Cowen stock to be issued to LaBranche stockholders may also change.

        The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under GAAP which is subject to change and interpretation. Cowen has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent on the final determination of the purchase price, which will be based on the Cowen stock price at the closing of the merger, and certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates, including the estimates of the purchase consideration and allocation of purchase price to LaBranche's indentifiable assets and liabilities, including intangible assets, and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that Cowen may achieve as a result of the merger, the costs to integrate the operations of Cowen and LaBranche or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

At December 31, 2010

	Historical
			Pro Forma Adjustments		Combined Company
	Cowen	LaBranche
	(in thousands)
Assets
Cash and cash equivalents	$36,354	$85,956	$—		$122,310
Segregated cash	8,633	1,727	—		10,360
Securities owned, at fair value	474,095	1,013,914	—		1,488,009
Securities purchased under agreements to resell	97,755	—	—		97,755
Other investments	40,320	—	—		40,320
Receivable from brokers, dealers and clearing organizations	95,937	169,717	—		265,654
Fees receivable	31,688	—	—		31,688
Due from related parties	16,370	—	—		16,370
Fixed assets, net	36,591	9,983	—		46,574
Goodwill	27,179	—	—		27,179
Intangible assets, net	12,754	—	4,350	(a)	17,104
Other assets	19,456	11,466	—		30,922
Consolidated Funds:
Cash and cash equivalents	7,210	—	—		7,210
Securities owned, at fair value	8,722	—	—		8,722
Other investments, at fair value	333,374	—	—		333,374
Other assets	732	—	—		732

Total assets	1,247,170	1,292,763	4,350		2,544,283

Liabilities, and Stockholders' Equity
Securities sold, not yet purchased, at fair value	197,916	817,782	—		1,015,698
Securities sold under agreements to repurchase	192,165	—	—		192,165
Payable to brokers, dealers and clearing brokers	85,655	254,419	—		340,074
Fees payable	8,797	—	—		8,797
Due to related parties	9,187	—	—		9,187
Accrued compensation	76,204	5,083	—		81,287
Accounts payable, accrued expenses and other liabilities	42,267	7,615	8,357	(b)	58,239
Short-term borrowings and other debt	31,733	—	—		31,733
Consolidated Funds:
Capital withdrawals payable	7,817	—	—		7,817
Accounts payable, accrued expenses and other liabilities	1,827	—	—		1,827

Total liabilities	653,568	1,084,899	8,357		1,746,824

Redeemable noncontrolling interests	144,346	—	—		144,346
Stockholders' equity
Total stockholders' equity	449,256	207,864	(4,007	)(c)	653,113

Total liabilities and Stockholders' equity	$1,247,170	$1,292,763	$4,350		$2,544,283

See accompanying notes to unaudited pro forma condensed combined financial statements.
Please refer to Note 3 for pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2010

	Historical
			Pro Forma Adjustments		Combined Company
	Cowen	LaBranche
	(in thousands, except per share data)
Revenues
Management fees	$38,847	$—	$—		$38,847
Interest and dividends	11,547	1,970	(1)	(d)	13,516
Reimbursement from affiliates	6,816	—	—		6,816
Investment banking	38,965	—	—		38,965
Brokerage	112,217	12,101	(12,101	)(d)	112,217
Other	1,936	950	(752	)(d)	2,134
Consolidated Funds	12,119	—	—		12,119

Total revenues	233,810	15,021	(12,854)		235,977

Operating expenses
Employee compensation and benefits	194,919	27,117	(9,342)	(d)	212,694
Interest and dividends	8,971	16,341	—		25,312
Professional, advisory and other fees	14,547	3,964	—		18,511
Communications	13,972	9,165	(2,788)	(d)	20,349
Occupancy and equipment	18,119	3,614	(769)	(e)	20,964
Floor brokerage and trade execution	17,143	14,789	(2,458)	(d)	29,474
Service fees	15,814	—	—		15,814
Depreciation and amortization	11,543	1,925	775	(d),(f)	14,243
Client services, marketing and business development	14,470	—	—		14,470
Other	22,323	13,222	(4,022)	(d)	31,523
Consolidated Funds	8,121	—	—		8,121

Total expenses	339,942	90,137	(18,604)		411,475

Other income (loss)
Net gains on securities, derivatives and other investments	21,980	29,769	251	(d)	52,000
Consolidated Ramius Funds net realized and unrealized losses	31,062	—	—		31,062

Total other income (loss)	53,042	29,769	251		83,062

Income(loss) before taxes	(53,090)	(45,347)	6,001		(92,436)
Income tax (benefit) expense	(21,400)	20,677	—	(d)	(723)

Net income(loss)	(31,690)	(66,024)	6,001		(91,713)
Income (loss) attributable to redeemable noncontrolling interests in consolidating subsidiaries	13,727	—	—		13,727

Net income(loss) attributable to stockholders	$(45,417)	$(66,024)	$6,001		$(105,440)

Pro forma Net Income (Loss) Per Share
Basic	$(0.62)	$(1.52)			$(0.92)	(h)
Diluted	$(0.62)	$(1.52)			$(0.92)	(h)
Pro forma Weighted Average Common Shares
Basic	73,149	43,541	(2,691	)(g)	113,999	(i)
Diluted	73,149	43,541	(2,691)	(g)	113,999	(i)

See accompanying notes to unaudited pro forma condensed combined financial statements.
Please refer to Note 3 for pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial statements give effect to the business combination of Cowen and LaBranche in a merger accounted for using the acquisition method of accounting, with Cowen treated as the accounting acquirer, as if the acquisition of LaBranche had been completed on January 1, 2010, for purposes of the statement of operations, and on December 31, 2010, for purposes of the statement of financial condition.

        The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed during the period or as of the dates for which the unaudited pro forma data is presented, nor is it necessarily indicative of the future operating results or financial position of Cowen.

        Cowen's estimated purchase price for LaBranche has been allocated to the assets acquired and the liabilities assumed based upon management's preliminary estimate of their respective fair values as of the date of acquisition. The purchase price allocation unaudited pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision upon the closing of the merger and finalization of the acquisition accounting.

        The accompanying unaudited pro forma condensed combined statement of operations does not include the impact of the following non-recurring items directly related to the merger:

  •
  transaction costs in connection with the acquisition yet to be incurred which will continue to be expensed as incurred;

  •
  a non-cash bargain purchase gain created from the merger, if any.

        Certain reclassifications have been made to the LaBranche historical balances in the unaudited pro forma condensed combined financial statements to conform to Cowen's presentation.

        LaBranche entered into change in control agreements with certain employees which require LaBranche to make payments and provide benefits to these employees in connection with a change in control of LaBranche and a subsequent qualifying termination, with a total estimated amount of $1.1 million. The completion of the merger will constitute a change in control for purposes of these change in control agreements. The agreements will end upon the expiration of a 12-month period following the occurrence of a change in control. However, these employees continue to be employed by LaBranche. As a result, no adjustment has been recorded in the unaudited pro forma condensed combined financial statements. See section titled "Interest of LaBranche Directors and Executive Officers in the Merger—Change in Control Agreements" beginning on page 74 for further details on the terms of these agreements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2—Purchase Price

        For the purpose of preparing the accompanying unaudited pro forma condensed combined statement of financial condition as of December 31, 2010, management made the following assumptions:

  •
  LaBranche stockholders will exchange each one their issued and outstanding 40,931,997 shares of LaBranche common stock for the equivalent of 0.9980 of Cowen Class A common stock (equaling 40,850,133 Cowen Class A common stock);

  •
  the estimated fair value of Cowen securities to be issued to LaBranche stockholders was determined based on the most current trading closing price of Cowen's Class A common stock on March 29, 2011, and the number of shares estimated to be delivered at closing.

        The estimated fair value of Cowen Class A common stock issued to LaBranche stockholders in the merger represents the purchase consideration in the merger, which was computed as follows:

	(in thousands, except per share data)
Number of Cowen Class A common shares to be issued at closing:
Common float	40,850	(1)

Total shares issued to LaBranche stockholders	40,850
Estimated market price of LaBranche common shares	$4.13	(2)

Estimated purchase price	$168,711

(1)
Based on LaBranche common stock issued and outstanding on February 16, 2011 of 40,931,997 multiplied by the exchange ratio of 0.9980. Even though the number of LaBranche common stock outstanding may change prior to the closing of the merger, the exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

(2)
The $4.13 share price used in calculating the estimated purchase consideration represents the closing share price of Cowen common stock on March 29, 2011. The actual purchase consideration will be based on the actual closing price per share of Cowen Class A common stock on the date of the merger and the number of LaBranche common shares outstanding on the date of merger. Assuming the number of LaBranche common shares remain unchanged, an increase or decrease of $1.00 in the price per share of Cowen Class A common stock would increase or decrease, as applicable, the purchase consideration by approximately $40.9 million.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2—Purchase Price (Continued)

        The following is a summary of the preliminary allocation of the purchase price as reflected in the unaudited pro forma condensed combined statement of financial condition as of December 31, 2010:

	(in thousands)
Cash and cash equivalents	$85,956
Segregated cash	1,727
Securities owned, at fair value	1,013,914
Receivable from brokers, dealers and clearing brokers	169,717
Fixed assets, net	9,983
Intangible assets	4,350
Other assets	11,466
Securities sold, not yet purchased	(817,782)
Payable to brokers, dealers and clearing brokers	(254,419)
Accrued compensation	(5,083)
Accounts payable, accrued expenses and other liabilities	(13,472)

Total net assets acquired	206,357

Goodwill/(Bargain purchase gain) on transactions	(37,646	)(1)

Total purchase price	$168,711

(1)
Represents the estimated bargain purchase gain on the merger.

        Cowen believes that all of the acquired receivables and contractual amounts receivable as reflected above in the preliminary allocation of the purchase price are recorded at fair value and are expected to be collected in full.

        Based on the December 31, 2010 estimated purchase price allocation, the fair value of the net identifiable assets acquired and liabilities assumed of $206.4 million exceeded the fair value of the estimated purchase price of $168.7 million. As a result, Cowen would have recognized a bargain purchase gain of $37.6 million if the merger had closed on that date. Cowen's share price has traded below its book value for a substantial part of the last 52 weeks, and as the estimated purchase consideration is determined based on the stock price of Cowen on March 29, 2011, the preliminary purchase price allocation reflected in these unaudited pro forma condensed combined financial statements has resulted in a bargain purchase gain.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3—Pro Forma Adjustments

(a)
As of December 31, 2010, the estimated fair value of LaBranche's intangible assets (other than goodwill) is $4.4 million. The preliminary allocations included in the unaudited pro forma condensed combined financial data are as follows:

	Estimated Intangible Assets Acquired	Estimated average remaining useful lives
	(in thousands)	(years)
Intangible asset class
Trade name and trademarks	$500	3
Covenants	1,600	10
Intellectual property	2,250	5

Total intangible assets	$4,350

(b)
Reflects adjustments to accounts payable, accrued expenses and other liabilities as follows:

	(in thousands)
Unfavorable lease liability	$4,357	(1)
Estimated transaction costs	4,000	(2)

Total	$8,357

(1)
Represents an estimated net impact of an unfavorable lease liability of $4.4 million related to certain of LaBranche's real estate leases that were at higher than market rates at the closing date.

(2)
Represents Cowen's and LaBranche's estimated total transaction costs related to professional and investment banking services of $2.5 million and $1.5 million, respectively.
(c)
Reflects the adjustments to total stockholders' equity as follows:

	(in thousands)
Estimated purchase consideration paid for LaBranche	$168,711	(1)
Historical stockholders' equity of LaBranche	(207,864	)(2)
Cowen transaction costs	(2,500	)(3)
Estimated (goodwill)/bargain purchase gain ("negative goodwill") on transactions	37,646	(4)

Total	$(4,007)

(1)
Represents the estimated purchase consideration paid to LaBranche stockholders in the merger.

(2)
Represents the elimination of the historical equity of LaBranche.

(3)
Represents estimated transaction costs to be expensed as incurred by Cowen prior to the merger.

(4)
Represents the estimated bargain purchase gain ("negative goodwill") under the acquisition method, will be recognized as a day-one gain of the combined company.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3—Pro Forma Adjustments (Continued)

(d)
Reflects the elimination of amounts associated with LaBranche's institutional brokerage business. In January 2011, LaBranche announced that it committed to a plan to wind down the activities of its institutional brokerage business. LaBranche has undertaken a process to terminate its institutional execution group sales trading business and its professional trading group in the first quarter of 2011. As this business is expected to be terminated prior to the merger, the following revenue and operating expense items are removed from the pro forma combined statement of operations:

(in thousands)
Revenues
Interest and dividends	$1
Brokerage	12,101
Other	752

Total revenues	12,854
Operating expenses
Employee compensation and benefits	9,342
Communications	2,788
Floor brokerage and trade execution	2,458
Depreciation and amortization	2
Other	4,022

Total expenses	18,612
Other income (loss)
Net (loss) on securities, derivatives and other investments	(251)

Income(loss) before taxes	(6,009)
Income tax (benefit) provision	—

Net income(loss)	$(6,009)

(e)
Reflects amortization of the unfavorable lease obligation described in (b) above over the remaining lease terms.

(f)
Reflects amortization expense related to the estimated intangible assets recognized in connection with the merger described in (a) above.

(g)
Reflects the adjustment necessary to arrive at the shares outstanding assuming the merger closed at the beginning of the periods presented. Primarily represents 0.0020 (one minus the exchange ratio) multiplied by the amount of LaBranche shares assumed to be outstanding at time of merger. See (i) below for further explanation.

(h)
Reflects the unaudited pro forma net loss for the combined company divided by the unaudited pro forma weighted average shares outstanding for the combined company.

(i)
Reflects the sum of the Cowen weighted average common shares (i) outstanding prior to the merger and (ii) to be issued to LaBranche shareholders in connection with the merger. As the unaudited pro forma combined statements of operations assume that the merger occurred as of the beginning of the period presented, all 40,850,133 shares of Cowen Class A common stock that are estimated to be issued to LaBranche shareholders are assumed to be outstanding for the entire period for the unaudited pro forma net loss per share calculation of the combined company. No adjustments have been made for the dilutive effects as the effects of outstanding restricted stock and stock options would be anti-dilutive.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

        Cowen Class A common stock is listed on the NASDAQ Global Select Market under the trading symbol "COWN." LaBranche common stock is listed on New York Stock Exchange under the trading symbol "LAB." The following table sets forth the closing sales prices per shares of Cowen Class A common stock and LaBranche common stock, on an actual and equivalent per share basis, on the NASDAQ Global Select Market and New York Stock Exchange, respectively, on the following dates:

  •
  February 16, 2011, the last full trading day prior to the public announcement of the merger, and

  •
  , 2011, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Cowen Class A Common Stock		LaBranche Common Stock		LaBranche Equivalent Per Share(1)
February 16, 2011		$4.72		$4.06		$4.71
, 2011	$		$		$

(1)
The equivalent per share data for LaBranche common stock has been determined by multiplying the market price of one share of Cowen common stock on each of the dates by the exchange ratio of 0.9980.

        The following table sets forth, for the periods indicated, the high and low sales prices of per share of Cowen Class A common stock and LaBranche common stock as reported on the NASDAQ Global Select Market and New York Stock Exchange, respectively.

	Cowen(1)		LaBranche
Calendar Period	High	Low	High	Low
Year ended December 31, 2008
First Quarter	$10.83	$6.29	$6.21	$3.70
Second Quarter	$8.55	$6.34	$8.12	$4.25
Third Quarter	$10.50	$5.87	$7.95	$3.23
Fourth Quarter	$8.93	$4.60	$6.70	$2.86
Year ended December 31, 2009
First Quarter	$6.95	$3.54	$7.62	$3.41
Second Quarter	$8.75	$4.34	$4.75	$3.12
Third Quarter	$8.81	$6.19	$4.54	$3.34
Fourth Quarter	$9.00	$4.94	$3.47	$2.38
Year ending December 31, 2010
First Quarter	$6.02	$4.84	$5.73	$2.68
Second Quarter	$6.02	$3.87	$6.10	$3.93
Third Quarter	$4.51	$2.99	$4.47	$3.54
Fourth Quarter	$5.04	$3.25	$4.09	$3.02

(1)
Includes performance data for Cowen's common stock for the time period prior to the closing of Cowen's business combination with Ramius on November 2, 2009.

        The following table sets forth certain historical per share financial information for Cowen's and LaBranche's common stock, and certain pro forma per share data for Cowen Class A common stock.

        The unaudited pro forma data was derived by combining the historical consolidated financial information of LaBranche and Cowen using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The Comparative Per Share Data for the year ended December 31, 2010 combine the historical consolidated financial information of LaBranche and Cowen giving effect to the transactions as if the transactions had become effective on January 1, 2010. The information below should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that LaBranche and Cowen have filed with the SEC and incorporated by reference in this document and with the unaudited pro forma condensed combined financial statements and related notes included in this document. See the sections titled "Where You Can Find More Information" beginning on page 140 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 113.

        The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, cost savings, asset dispositions and other factors. It also does not necessarily reflect what the historical results of Cowen would have been had Cowen and LaBranche been combined during these periods, nor is it indicative of the results of operations in future periods or the future financial position of Cowen following the merger. The pro forma adjustments are based upon available information and certain assumptions that LaBranche and Cowen management believe are reasonable. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the transactions.

	LaBranche Historical	Cowen Historical	Cowen Pro Forma	LaBranche Equivalent Pro Forma(1)
	Year Ended December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2010
	(in thousands, except per share data)
Basic and diluted net income (loss) per common share
Numerator:
Net income (loss) attributable to stockholders	$(66,024)	$(45,417)	$(105,440)	$(66,024)

Denominator:
Weighted average shares outstanding for Basic and Diluted EPS	43,541	73,149	113,999	43,454

Net income (loss) per common share:
Basic and Diluted	$(1.52)	$(0.62)	$(0.92)	$(1.52)

Book value per common share	$4.77	$6.14	$5.73	$4.78

(1)
Represents LaBranche Historical as adjusted by the 0.9980 exchange ratio.

Dividends

        Neither Cowen nor LaBranche paid any dividends in 2008, 2009 or 2010 and neither has any current intention of doing so.

DIRECTORS AND OFFICERS OF COWEN FOLLOWING THE MERGER

        The following persons will serve as directors and executive officers of Cowen at the effective time of the merger, all of whom are current executive officers and/or directors of Cowen, with the exception of George M.L. LaBranche, IV and Katherine Elizabeth Dietze, who will join the Cowen board of directors as of the closing of the merger.

Name	Age (as of March 31, 2011)	Position with Cowen
Peter A. Cohen	64	Chairman of the Board, Chief Executive Officer
Thomas W. Strauss	68	Chief Executive Officer and President of Ramius Alternative Investments
Stephen A. Lasota	48	Chief Financial Officer
Jeffrey M. Solomon	44	Chief Operating Officer and Head of Investment Banking
Owen S. Littman	38	General Counsel and Secretary
Steven Kotler	64	Director
Jerome S. Markowitz	71	Director
Jack H. Nusbaum	70	Director
Edoardo Spezzotti	57	Director
John E. Toffolon, Jr.	60	Director
Joseph R. Wright	71	Director
George M.L. LaBranche, IV	55	Director
Katherine Elizabeth Dietze	53	Director

        PETER A. COHEN.    Age 64. Mr. Cohen serves as Chairman of Cowen's board of directors and Chief Executive Officer of Cowen Group and serves as a member of the Executive and Operating Committees of Cowen Group. Mr. Cohen is a founding principal of RCG. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic's subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. Over his career, Mr. Cohen has served on a number of corporate, industry and philanthropic boards, including the New York Stock Exchange, The Federal Reserve International Capital Markets Advisory Committee, The Depository Trust Company, The American Express Company, Olivetti SpA, Telecom Italia SpA, Kroll, Inc. and L-3 Communications. He is presently a Trustee of Mount Sinai Medical Center, Vice Chairman of the Board of Directors of Scientific Games Corporation and a Director of Safe Auto Insurance.

        THOMAS W. STRAUSS.    Age 68. Mr. Strauss serves as Chief Executive Officer and President of Ramius Alternative Investments since February 8, 2010 and serves as a member of the Executive and Operating Committees of Cowen Group. Mr. Strauss previously served as Chief Executive Officer and President of Ramius Alternative Solutions. Mr. Strauss is a founding principal of RCG. From 1963 to 1991, Mr. Strauss was with Salomon Brothers Inc. where he was admitted as a General Partner in 1972 and was appointed to the Executive Committee in 1981. In 1986, he became President of Salomon Brothers and a Vice Chairman and member of the Board of Directors of Salomon Inc., the holding company of Salomon Brothers and Phibro Energy, Inc. In 1993, Mr. Strauss became Co-Chairman of Granite Capital International Group. Mr. Strauss is a former member of the Board of Governors of the American Stock Exchange, the Chicago Mercantile Exchange, the Public Securities Association, the Securities Industry Association, the Federal Reserve International Capital Markets Advisory Committee and the U.S. Japan Business-Council. He is a past President of the Association of Primary Dealers in

U.S. Government Securities. Mr. Strauss currently serves on the Board of Trustees of the U.S.-Japan Foundation and is a member of the Board of Trustees and Executive Committee of Mount Sinai Medical Center and Mount Sinai-NYU Health System.

        STEPHEN A. LASOTA.    Age 48. Mr. Lasota serves as Chief Financial Officer of Cowen Group and serves as a member of the Operating Committee of Cowen Group. Mr. Lasota was appointed Chief Financial Officer in November 2009. Prior to the consummation of the business combination of Cowen Group and Ramius in November 2009, Mr. Lasota was the Chief Financial Officer of Ramius LLC and a Managing Director of the Company. Mr. Lasota began working at RCG in November 2004 as the Director of Tax and was appointed Chief Financial Officer in May 2007. Prior to joining RCG, Mr. Lasota was a Senior Manager at PricewaterhouseCoopers LLP. Mr. Lasota has been working in the accounting industry for over twenty years and is a Certified Public Accountant.

        JEFFREY M. SOLOMON.    Age 44. Mr. Solomon serves as Chief Operating Officer, Head of Investment Banking and serves as a member of the Executive and Operating Committees of Cowen Group. Mr. Solomon is a founding principal of RCG. From 1991 to 1994, Mr. Solomon was at Republic New York Securities Corporation, the brokerage affiliate of Republic National Bank (now part of the HSBC Group), where he served as Chief Administrative Officer, Head of Corporate Development and Strategic Planning. Prior to joining Republic, Mr. Solomon was in the Mergers and Acquisitions Group at Shearson Lehman Brothers. Currently, Mr. Solomon serves on the Boards of Directors of Hale & Hearty Soups, NuGo Nutrition and Tollgrade Communications, Inc. Mr. Solomon also serves on the Technical Advisory Group of the Committee on Capital Markets Regulation.

        OWEN S. LITTMAN.    Age 38. Mr. Littman serves as General Counsel and Secretary of Cowen Group and serves as a member of the Operating Committee of Cowen Group. Mr. Littman was appointed General Counsel and Secretary in July 2010. Following the consummation of the business combination of Cowen Group and Ramius in November 2009, Mr. Littman was appointed Deputy General Counsel and Assistant Secretary of Cowen Group and General Counsel and Secretary of Ramius LLC. Mr. Littman began working at RCG in October 2005 as its senior transactional attorney and was appointed General Counsel in February 2009. Prior to joining RCG, Mr. Littman was an associate in the Business and Finance Department of Morgan, Lewis & Bockius LLP.

        STEVEN KOTLER.    Age 64. Mr. Kotler currently serves as Vice Chairman of the private equity firm Gilbert Global Equity Partners, which he joined in 2000. Prior to joining Gilbert Global, Mr. Kotler, for 25 years, was with the investment banking firm of Schroder & Co. and its predecessor firm, Wertheim & Co., where he served in various executive capacities including President & Chief Executive Officer, and Group Managing Director and Global Head of Investment and Merchant Banking. Mr. Kotler is a Director of CPM Holdings, an international agricultural process equipment company; a Capital Partner of The Archstone Partnerships; and, Vice Chairman of Stone Tower Capital. Mr. Kotler is a member of the Council on Foreign Relations; and, from 1999-2002, was Council President of The Woodrow Wilson International Center for Scholars. Mr. Kotler has previously served as a Governor of the American Stock Exchange, The New York City Partnership and Chamber of Commerce's Infrastructure and Housing Task Force, The Board of Trustees of Columbia Preparatory School; and, the Board of Overseers of the California Institute of the Arts. Mr. Kotler also previously served as a Director of Cowen Holdings from September 2006 until June 2007.

        JEROME S. MARKOWITZ.    Age 71. Mr. Markowitz has been a Senior Partner at Conifer Securities LLC, a boutique servicing the operational needs of investment managers, since 2006. From 1998 to 2006, Mr. Markowitz was actively involved in managing a private investment portfolio. Prior to 1998, Mr. Markowitz was Managing Director and a member of the executive committee at Montgomery Securities and was responsible for starting their private client, high yield, equity derivatives and prime brokerage divisions. Prior to joining Montgomery, Mr. Markowitz was a Managing Director of L.F. Rothschild's Institutional Equity Department. Mr. Markowitz is a director and serves on the investment committee of Market Axess Inc., and also formerly served on the advisory board of Thomas Weisel Partners Group, Inc.

        JACK H. NUSBAUM.    Age 70. Mr. Nusbaum is a Senior Partner of the New York law firm of Willkie Farr & Gallagher LLP and a member of the Executive Committee. Mr. Nusbaum served as the firm's Chairman from 1987 through 2009 and has been a partner in that firm for more than thirty years. Willkie Farr & Gallagher LLP is outside counsel to Cowen Group. Mr. Nusbaum is also a director of W. R. Berkley Corporation.

        EDOARDO SPEZZOTTI.    Age 57. Mr. Spezzotti has been with the Unicredit Group since 2006 and is an Executive Vice President. Mr. Spezzotti is the Vice Chairman of Corporate and Investment Banking (CIB), a position he has held since January 1, 2010, is a member of the CIB Executive Committee, responsible for CIB for the Americas and Asia. He held the position of Global Head of Markets & Investment Banking Division until its merger with the Corporate Banking Division in March 2009 and from April to December 2009 he was responsible for the integration of the two divisions. Prior to joining the UniCredit Group, Mr. Spezzotti was a managing partner at Esfin LLP, a corporate finance firm founded in 2004. During his extensive career in finance, Mr. Spezzotti has worked at Merrill Lynch and at Goldman Sachs in various senior positions for Italy and for the EMEA region in the Investment Banking, Private Banking and Asset Management areas and has advised clients on numerous benchmark mergers, acquisitions and capital markets transactions. Mr. Spezzotti is BA Alpine Holdings, Inc.'s appointee to Cowen's board of directors.

        JOHN E. TOFFOLON, JR.    Age 60. Mr. Toffolon served as non-Executive Chairman of Cowen Holdings from July 2008 through the closing of the business combination of Cowen Group and Ramius in November 2009. Mr. Toffolon previously served as Cowen Holding's Lead Independent Director from June 2007 until his appointment as Chairman, and has been a member of Cowen Holding's Board of Directors and has served as the Chairman of Cowen Holding's Audit Committee since September 2006. Since May 2009, Mr. Toffolon has served as a member of the Board of Directors and as the Chairman of the audit committee of Westway Group, Inc., a leading global provider of bulk liquid storage services. Previously, Mr. Toffolon, in his capacity as a partner of The Shermen Group, served as the Chief Financial Officer and a member of the Board of Directors of Shermen WSC Acquisition Corp. since August 2006 until the business combination with Westway in May 2009. From 2001 to 2003, Mr. Toffolon served as an advisor to the Chairman and Chief Executive Officer of Royster-Clark, Inc., a privately-held chemicals distribution company. From 1992 to 2000, Mr. Toffolon served in various capacities, including Executive Managing Director, Chief Financial Officer and Chief Administrative Officer for Nomura Holding America, Inc. and Nomura Securities International, Inc. Mr. Toffolon also served as a member of the Boards of Directors of both Nomura companies. From 1979 to 1990, Mr. Toffolon worked at The First Boston Corporation as a Managing Director in various capacities, including Chief Financial Officer and served on the Management and Capital Commitment Committees.

        JOSEPH R. WRIGHT.    Age 71. Mr. Wright serves as a senior advisor to The Chart Group. Mr. Wright previously served as Chief Executive Officer of Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide, from January 1 2009 through December 31, 2009 and has served as Vice Chairman of Scientific Games Corporation's Board of Directors since May 1, 2008, of which he has been a member since 2004. From July 2006 through April 2008, he served as Chairman of Intelsat, Ltd., the world's largest provider of satellite services, and as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006. Mr. Wright was the Chairman of GRC International, Inc. from 1996 to March

2000 and was an Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994. Mr. Wright was a member of President Reagan's Cabinet, was Director and Deputy Director of the White House Office of Management and Budget from 1982 to 1989 and was Deputy Secretary of the Department of Commerce from 1981 to 1982. He received the Distinguished Citizens Award from President Reagan in 1988. Mr. Wright is a director of Terremark Worldwide, Inc. and Federal Signal Corporation.

        GEORGE M.L. LABRANCHE, IV.    Age 55. Mr. LaBranche has been Chairman, Chief Executive Officer and President of LaBranche since its initial public offering in August 1999, and has served as the Chief Executive Officer of LaBranche Capital, LLC since October 2009. Mr. LaBranche joined LaBranche and became a specialist at LaBranche & Co. LLC in 1977, and became the president of LaBranche & Co. LLC in August 1999.

        KATHERINE ELIZABETH DIETZE.    Age 53. Ms. Dietze has been a member of LaBranche's board of directors since January 2007. Ms. Dietze spent over 20 years in the financial services industry prior to her retirement in 2005. From 2003 to 2005, Ms. Dietze was Global Chief Operating Officer for the Investment Banking Division of Credit Suisse First Boston. From 1996 to 2003, she was a Managing Director in Credit Suisse First Boston's Telecommunications Group. Prior to that, Ms. Dietze was a Managing Director and Co-Head of the Telecommunications Group in Salomon Brothers Inc's Investment Banking Division. Ms. Dietze began her career at Merrill Lynch Money Markets after which she moved to Salomon Brothers Inc to work on money market products and later became a member of the Investment Banking Division. Ms. Dietze is a member of the board of directors and chairs the compensation committee of Matthews International Corporation, a designer, manufacturer and marketer of memorialization products and brand solutions. Ms. Dietze is also a member of the board of trustees of Liberty Property Trust, a self-administered and self-managed Maryland real estate investment trust, which provides leasing, property management, development, acquisition, and other tenant-related services for a portfolio of industrial & office properties.

DESCRIPTION OF COWEN CAPITAL STOCK

        The following description of the material terms of the capital stock of Cowen includes a summary of specified provisions of Cowen's amended and restated certificate of incorporation. This description is subject to the relevant provisions of Delaware law and is qualified by reference to Cowen's amended and restated certificate of incorporation.

 Authorized Capital Stock

        Cowen is authorized to issue 500,000,000 shares of common stock, which consists of 250,000,000 shares of Class A common stock, par value $0.01 per share, and 250,000,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding.

        As of                  , 2001, Cowen has outstanding                  shares of Class A common stock and no shares of Class B common stock or preferred stock.

Common Stock

  Voting Rights

        Each holder of Class A common stock is entitled to one vote per share in connection with the election of directors and on all other matters submitted to a stockholder vote, provided, however, that, except as otherwise required by law, holders of Class A common stock are not entitled to vote on any amendment to Cowen's amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of Cowen preferred stock, if holders of the Cowen preferred stock series are entitled to vote on the amendment under Cowen's certificate of incorporation or Delaware law. No holder of Class A common stock may cumulate votes in voting for Cowen directors.

        Each holder of Class B common stock is not entitled to vote except as otherwise provided by law, provided however that Cowen must obtain the consent of a majority of the holders of Class B common stock to effect any amendment, alteration or repeal of any provision of the Cowen amended and restated certificate of incorporation or amended and restated by-laws that would adversely affect the voting powers, preferences or rights of holders of Class B common stock. Except as otherwise provided by law, Class B common stock shares will not be counted as shares held by stockholders for purposes of determining whether a vote or consent has been approved or given by the requisite percentage of shares.

        Stockholders may only take action at an annual or special meeting of stockholders and are not authorized to take action by written consent or electronic transmission.

  Agreements with BA Alpine Holdings, Inc.

        Until BA Alpine Holdings, Inc. and its affiliates no longer beneficially own any shares of Cowen common stock, RCG has agreed with BA Alpine Holdings, Inc. (1) not to vote the shares of Cowen Class A common stock held by RCG in favor of an amendment to the terms of the Cowen Group Class B common stock without the prior consent of BA Alpine Holdings, Inc. and (2) to vote the shares of Cowen Class A common stock held by RCG as directed by BA Alpine Holdings, Inc. with respect to an amendment to the terms of Cowen's certificate of incorporation or by-laws which is intended to discriminate against BA Alpine Holdings relative to the other members of RCG.

  Terms of Conversion

        Each share of Class A common stock is convertible at the option of the holder and at no cost into one share of Class B common stock, and each share of Class B common stock is convertible at the option of the holder and at no cost into one share of Class A common stock. The conversion ratios will be adjusted proportionally to reflect any stock split, stock dividend, merger, reorganization, recapitalization or other change in the Class A common stock and Class B common stock. Upon conversion, converted shares resume the status of authorized and unissued shares. The certificate of incorporation of Cowen provides for two classes of common stock, and for the convertibility of each class into the other, to provide a mechanism by which holders of Class A common stock of Cowen who may be limited in the amount of voting common stock of Cowen they can hold pursuant to federal, state or foreign bank laws, to convert their shares into non-voting Class B common stock to prevent being in violation of such laws.

  Dividend Rights

        Subject to the preferences of the holders of any Cowen preferred stock that may be outstanding from time to time, each share of Class A common stock and Class B common stock will have an equal and ratable right to receive dividends and other distributions in cash, property or shares of stock as may be declared by the Cowen board of directors out of assets or funds legally available for the payment of dividends and other distributions.

  Liquidation Rights

        In the event of the liquidation, dissolution or winding up of Cowen, subject to the preferences of the holders of any Cowen preferred stock that may be outstanding from time to time, holders of Class A common stock and Class B common stock will be entitled to share equally and ratably in the assets available for distribution to Cowen stockholders.

  Redemption and Sinking Fund

        There are no redemption or sinking fund provisions applicable to the Class A or the Class B common stock.

  Exchange Listing

        Cowen's Class A common stock is currently listed on the NASDAQ Global Select Market under the symbol "COWN."

  Transfer Agent and Registrar

        The transfer agent and registrar for Cowen's common stock is Computershare Investor Services.

  Certain Transfer Restrictions

        Certain shares of Cowen's Class A common stock held by RCG are subject to certain restrictions and limitations on transfer.

Preferred Stock

        Cowen's amended and restated certificate of incorporation permits Cowen to issue up to 10,000,000 shares of Cowen preferred stock in one or more series with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by the Cowen board of directors without any further action by Cowen stockholders. The Cowen board of directors may increase or decrease the number of shares of any series of preferred stock following the issuance of that series of preferred stock, but in no instance can the number of shares of a series of preferred stock be reduced below the number of shares of the series then outstanding.

Stock Incentive and Other Compensation Plans

        Cowen currently maintains the Cowen Group, Inc. 2007 Equity and Incentive Plan (which we refer to as the 2007 Equity and Incentive Plan), the Cowen Group, Inc. 2006 Equity and Incentive Plan (which we refer to as the 2006 Equity and Incentive Plan) the Cowen Group, Inc. 2010 Equity and Incentive Plan (which we refer to as the 2010 Equity and Incentive Plan and, together with the 2006 Equity Incentive Plan and the 2007 Equity and Incentive Plan, the Equity and Incentive Plans). Under the Equity and Incentive Plans, Cowen has reserved 671,273 shares of Cowen's Class A common stock (subject to adjustment upon certain corporate events) for issuance to eligible individuals in the form of stock options, stock appreciation rights, awards of restricted stock, restricted stock units, other stock-based awards or other cash-based awards. The 2006 Equity and Incentive Plan's term is currently scheduled to expire on December 7, 2016, the 2007 Equity and Incentive Plan's term is currently scheduled to expire on April 16, 2017 and the 2010 Equity and Incentive Plan's term is currently scheduled to expire on June 7, 2020.

Antitakeover Effects of Delaware Law and Cowen's Organizational Documents

        Cowen's amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Cowen. Cowen expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Cowen to first negotiate with Cowen's board of directors, which Cowen believes may result in an improvement of the terms of any such acquisition in favor of Cowen's stockholders. However, they also give Cowen's board of directors the power to discourage acquisitions that some stockholders may favor.

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for Cowen's board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Cowen.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Cowen's amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called at the exclusive request of the board of directors, of the chairman of the board of directors or the chief executive officer. Cowen's amended and restated certificate of incorporation and amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting at the exclusive request of the board of directors, of the chairman of the board of directors or the chief executive officer. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Cowen's.

        Cowen's amended and restated bylaws has established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide Cowen with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Cowen's amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of Cowen.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Cowen's stock entitled to vote thereon were present and voted, unless Cowen's amended and restated certificate of incorporation provides otherwise. Cowen's amended and restated certificate of incorporation provides that any action required or permitted to be taken by Cowen's stockholders may be effected at a duly called annual or special meeting of Cowen's stockholders and may not be effected by consent in writing or electronic transmission by such stockholders.

COMPARISON OF RIGHTS OF LABRANCHE STOCKHOLDERS
AND COWEN STOCKHOLDERS

	COWEN	LABRANCHE
Outstanding Capital Stock	Cowen has outstanding only one class of common stock, its Class A common stock, par value $0.01 per share. Holders of Cowen common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and Cowen's certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof).	LaBranche has outstanding its common stock, par value $0.01 per share. Holders of LaBranche common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and LaBranche's certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof).
Authorized Capital
The aggregate number of shares that Cowen has the authority to issue is 510,000,000, of which 10,000,000 are shares of preferred stock, $0.01 par value per share, and 500,000,000 are shares of common stock, $0.01 par value per share.
Of the authorized common stock, 250,000,000 are shares of Class A common stock and 250,000,000 are shares of Class B common stock.
No series of preferred stock is currently designated by the Cowen board of directors.
As of the date of this joint proxy statement/ prospectus, Cowen does not have outstanding any shares of preferred stock.
LaBranche is authorized to issue 200,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of "blank check" preferred stock, par value of $0.01 per share.
No series of preferred stock is currently designated by the LaBranche board of directors.
As of the date of this joint proxy statement/ prospectus, LaBranche does not have outstanding any shares of preferred stock.
Voting Rights
Each holder of Cowen Class A common stock is entitled to one vote per share in connection with the election of directors and on all other matters submitted to a stockholder vote, provided, however, that, except as otherwise required by law, holders of Cowen Class A common stock are not entitled to vote on any amendment to Cowen's amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of Cowen preferred stock, if holders of the Cowen preferred stock series are entitled to vote on the amendment under Cowen's certificate of incorporation or Delaware law. No holder of Cowen Class A common stock may cumulate votes in voting for Cowen directors.
Holders of LaBranche common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by LaBranche's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Each holder of Cowen Class B common stock is not entitled to vote except as otherwise provided by law, provided however that Cowen must obtain the consent of a majority of the holders of Cowen Class B common stock to effect any amendment,

	COWEN	LABRANCHE
alteration or repeal of any provision of the Cowen amended and restated certificate of incorporation or amended and restated by-laws that would adversely affect the voting powers, preferences or rights of holders of Cowen Class B common stock. Except as otherwise provided by law, Cowen Class B common stock shares will not be counted as shares held by stockholders for purposes of determining whether a vote or consent has been approved or given by the requisite percentage of shares.
Stock Transfer Restrictions	Certain shares of Cowen's Class A common stock held by RCG and HVB Alternative Advisors LLC, an affiliate of BA Alpine Holdings, Inc., are subject to certain restrictions and limitations on transfer.	Not applicable.
Dividends
Subject to the preferences of the holders of any Cowen preferred stock that may be outstanding from time to time, each share of Class A common stock and Class B common stock will have an equal and ratable right to receive dividends and other distributions in cash, property or shares of stock as may be declared by the Cowen board of directors out of assets or funds legally available for the payment of dividends and other distributions.
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of LaBranche common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as LaBranche's board of directors from time to time may determine.
Number of Directors
Cowen's bylaws provide that the number of directors will be fixed by the board of directors from time to time, but shall not be less than four and not more than twelve.
There are currently nine positions authorized by the board of directors and seven directors serving on Cowen's board of directors.
LaBranche's bylaws provide that the number of directors shall be not less than one director and will be fixed by the Board from time to time without the need for stockholder approval.
The LaBranche board is divided into three classes. Each class must be as nearly equal in number as possible.
There are currently five positions authorized by the board of directors and five directors serving on LaBranche's board of directors.
Election of Directors
Cowen's bylaws provide that directors are elected by majority of shares present in person or by proxy and entitled to vote and, to the extent so authorized, by the holders of preferred stock in accordance with the terms of any applicable certificate of designations.
Pursuant to Cowen's bylaws, each director holds office until the next annual meeting of stockholders and until his or her successor is
LaBranche's bylaws provide that the vote of the holders of a majority of the shares of the LaBranche's capital stock having voting power present in person or represented by proxy at any meeting of stockholders.
Each class of directors serves a staggered three-year term, and the term of each of the other two classes of directors expires in one of the next two succeeding years.

	COWEN	LABRANCHE
elected and qualified, subject to such director's death, resignation or removal.
Removal of Directors
Under the Cowen certificate of incorporation, a director may resign his office at any time, and any director may be removed from office with or without cause at any time by the affirmative vote of stockholders holding at least a majority of the outstanding shares of Cowen stock entitled to vote in an election of directors, given at a meeting of stockholders at which directors are elected or at a special meeting of the stockholders.
Pursuant to the DGCL, unless a certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect removal of a director only for cause. LaBranche's certificate of incorporation does not provide otherwise.
Action by Written Consent
	Cowen's amended and restated certificate of incorporation provides that any action required or permitted to be taken by Cowen's stockholders may be effected at a duly called annual or special meeting of Cowen's stockholders and may not be effected by consent in writing or electronic transmission by such stockholders.	LaBranche's certificate of incorporation provides that its stockholders may not take action by written consent, but only at an annual or special meeting of stockholders.
Advance Notice Requirements for Stockholder Nominations and Other Proposals
For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Cowen at Cowen's principal place of business and such business must be a proper subject for stockholder action under the DGCL.
	To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Cowen not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of Cowen no later than the close of business on the tenth (10) day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public disclosure of the meeting date was made.	No comparable provision.

	COWEN	LABRANCHE
A stockholder's notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting, (2) with respect to each such stockholder, that stockholder's name and address (as they appear on the records of Cowen), business address and telephone number, residence address and telephone number, and the number of shares of each class of capital stock of Cowen beneficially owned by that stockholder, (3) any material interest of the stockholder in the proposed business, (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
Amendments to the Certificate of Incorporation	Cowen reserves the right to amend its certificate of incorporation in any manner permitted by the DGCL.
Any amendment to LaBranche's certificate of incorporation provisions governing the number, classification, term, and removal of directors, actions by written consent of stockholders and the calling of special meetings of stockholders must be approved by either (a) a majority of the Continuing Directors(1) (in addition to the vote otherwise required by the DGCL) or (b) the affirmative vote of the holders of (i) eighty percent (80%) of the outstanding voting shares voting as a single class and (ii) if an Interested Stockholder(2), either directly or

(1)  A "Continuing Director" is any member of the Board who is unaffiliated with, and not a nominee of, an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and is approved to succeed a Continuing Director by a majority of Continuing Directors then on the Board.
(2)  An "Interested Stockholder" is any person (other than (i) LaBranche, (ii) any of its subsidiaries, (iii) any stockholder who, pursuant to Article II of the LaBranche stockholders' agreement, has a power to direct the vote of the stockholders party thereto, (iv) any employee benefit plan of LaBranche or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, (v) any person who acquires more than 10% of the outstanding voting shares with the prior approval of the Continuing Directors), who is (A) the beneficial owner of more than 10% of the voting power of the then outstanding voting shares or (B) an assignee of or has succeeded to the beneficial ownership of any voting shares which were at any time within the three-year period immediately prior to the date in question beneficially owned by the Interested Stockholder.

	COWEN	LABRANCHE
indirectly, through agreement or any other arrangement, proposes such amendment, sixty-six and two-thirds percent (66 2/3%) of the outstanding voting shares which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.
Amendments to Bylaws
Cowen's bylaws provide that the board of directors of Cowen shall have the power to make, rescind, alter, amend and repeal Cowen's bylaws, provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any bylaws made by Cowen's board of directors, and to enact bylaws which if so expressed shall not be rescinded, altered, amended or repealed by Cowen's board of directors.
Subject to certain supermajority voting requirements as described below, LaBranche's bylaws may be altered, amended, or repealed by a majority of the number of directors then constituting the board of directors at any regular meeting of the board of directors without prior notice, or at any special meeting of the board of directors if notice of such alteration, amendment, or repeal be contained in the notice of such special meeting.
Any amendment of LaBranche's bylaws governing special meetings of stockholders, the number, election, term, vacancy, removal of directors or to the amendment procedure itself is subject to the same approval requirements for any amendments to certain provisions of the certificate of incorporation, discussed above.
Special Meeting of Stockholders
Cowen's organizational documents provide that special meetings of the stockholders for any purpose may be called, and business to be considered at any such meeting may be proposed, at any time by the Chairman of the Cowen board of directors, by a majority of the board of directors at any time in office or by the President or Chief Executive Officer. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Cowen board of directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.
LaBranche's bylaws provide that special meetings of LaBranche's stockholders may only be called by (i) the Chairman of the Board or (ii) the Secretary of LaBranche within 10 calendar days after receipt of the written request of a majority of the total number of directors which LaBranche would have if there were no vacancies.
Limitation of Personal Liability of Directors
Cowen's certificate of incorporation provides that a director of Cowen shall not be personally liable for monetary damages for breach of a fiduciary duty except for liability:
(a) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

LaBranche's certificate of incorporation provides that a director of Cowen shall not be personally liable for monetary damages for breach of a fiduciary duty except for liability in the same circumstances as provided in Cowen's certificate of incorporation.

	COWEN	LABRANCHE

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(c) under Section 174 of the DGCL; or
(d) for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers
Cowen's bylaws require Cowen to indemnify each director and officer, including former directors or officers, and any employee of Cowen, who shall serve as an officer or director of any corporation or other form of business entity at the request of Cowen, to the full extent permitted by the DGCL.
Cowen's bylaws provide that Cowen must indemnify, to the full extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of Cowen, or is or was serving at the request of Cowen as a director, officer, employee or agent of another enterprise.
Cowen's bylaws provide that Cowen must indemnify, to the full extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of Cowen by reason of the fact that he or she is or was a director or officer of Cowen, or is or was serving at the request of Cowen as a director, officer, employee or agent of another enterprise.
LaBranche's bylaws require LaBranche to indemnify any director or officer of LaBranche, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action (other than an action by or in the right of LaBranche) by reason of the fact that the person is or was a director, officer, employee, or agent of LaBranche, or is or was serving at the request of LaBranche as a director, officer, employee, or agent of another enterprise.
LaBranche's bylaws require LaBranche to indemnify any director or officer, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of LaBranche to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of LaBranche, or is or was serving at the request of LaBranche as a director, officer, employee, or agent of another enterprise.

NO APPRAISAL RIGHTS

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a significant business combination, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL.

        Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from corporate action and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof) or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

        Therefore, because LaBranche common stock is listed on the New York Stock Exchange and holders of LaBranche's common stock will receive shares of Cowen Class A common stock as a result of the merger, holders of LaBranche common stock will not be entitled to dissenters' appraisal rights in the transactions with respect to their shares of LaBranche common stock.

        Since Cowen is not a party to the merger, holders of Cowen Class A common stock are also not entitled to dissenters' appraisal rights in connection with the merger under Delaware law.

LEGAL MATTERS

        The validity of the shares of Cowen Class A common stock to be issued pursuant to the merger will be passed upon by Willkie Farr & Gallagher LLP. The material U.S. federal income tax consequences relating to the merger will be passed upon for Cowen by Willkie Farr & Gallagher LLP and for LaBranche by Weil Gotshal & Manges LLP.

EXPERTS

Cowen

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LaBranche

        The consolidated financial statements of LaBranche as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in LaBranche's Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of LaBranche's internal control over financial reporting as of December 31, 2010, have been audited by Rothstein, Kass & Company, P.C., independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 STOCKHOLDER PROPOSALS

Cowen

        Cowen will hold a regular annual meeting in 2011 regardless of whether the merger is completed.

        In order for a stockholder proposal, including a director nomination, to be considered for inclusion in Cowen's proxy statement for its 2011 annual meeting of stockholders, the written proposal must have been received at Cowen's principal executive offices on or before December 31, 2010. Such a proposal should have been addressed to Cowen Group, Inc., Attention: Corporate Secretary, 599 Lexington Avenue, New York, New York, 10022. Such a proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

        In accordance with Cowen's bylaws, a Cowen stockholder who wishes to present a proposal for consideration at Cowen's 2011 annual meeting must deliver a notice of the matter the Cowen stockholder wishes to present to Cowen's principal executive offices in New York, New York, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of Cowen's 2010 annual meeting. Accordingly, any notice given by or on behalf of a Cowen stockholder pursuant to these provisions of Cowen's bylaws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than February 7, 2011, and no later than March 9, 2011. The notice should include (i) a brief description of the business desired to be brought before Cowen's 2011 annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder, (iii) the class or series and number of shares of capital stock of Cowen beneficially owned or owned of record by the stockholder, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at Cowen's 2011 annual meeting to bring such business before the meeting.

LaBranche

        It is not expected that LaBranche will hold an annual meeting of stockholders for 2011 unless the merger is not completed. In order to be considered for inclusion in the proxy statement and form of proxy for the 2011 annual meeting of stockholders, should one be held, stockholder proposals must have been submitted in writing and received no later than November 30, 2010 in accordance with the requirements of 14a-8 of the Exchange Act.

        Stockholders desiring to bring business before the 2011 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph, must give written notice to LaBranche's Secretary at LaBranche's principal office received no later than 60 days nor more than 90 days before the date of the meeting.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified in the preceding paragraph. Each of LaBranche and Cowen will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Cowen Group, Inc., Attention: Investor Relations, 599 Lexington Avenue, New York, New York, 10022, (646) 562-1888 or to LaBranche & Co Inc., Attention: Investor Relations, 33 Whitehall Street, New York, New York 10004 (212) 425-1144.

OTHER MATTERS

Other Matters Presented at the Special Meetings

        As of the date of this joint proxy statement/prospectus, neither the Cowen board of directors nor the LaBranche board of directors knows of any other matters that may be presented for consideration at either the Cowen special meeting or the LaBranche special meeting. If any other business does properly come before either the Cowen special meeting or the LaBranche special meeting or any adjournment or postponement thereof the persons named as proxies on the enclosed proxy cards of LaBranche and Cowen will vote as they deem in the best interests of LaBranche and Cowen, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

        LaBranche and Cowen each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including LaBranche and Cowen, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult LaBranche's or Cowen's website for more information about LaBranche or Cowen, respectively. LaBranche's website is www.labranche.com. Cowen's website is www.cowen.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Cowen has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Cowen Class A common stock to be issued to LaBranche stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Cowen and Cowen Class A common stock. The rules and regulations of the SEC allow LaBranche and Cowen to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows LaBranche and Cowen to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Cowen has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Cowen, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 14, 2011.

  •
  Proxy Statement on Schedule 14A filed April 30, 2010.

  •
  Current Reports on Form 8-K or 8-K/A, filed January 5, 2011, February 11, 2011, February 17, 2011, March 4, 2011.

  •
  The description of the Cowen Class A common stock contained in Cowen's registration statement on Form S-4 filed with the SEC under Section 12 of the Exchange Act on July 10, 2009, including any subsequently filed amendments and reports updating such description.

        In addition, Cowen incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Cowen special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Cowen will provide you with copies of these documents, without charge, upon written or oral request to:

  Cowen Group, Inc.
  599 Lexington Avenue, 20th Floor
  New York, NY 10022
  (212) 845-7900
  Attn: Investor Relations

        This joint proxy statement/prospectus incorporates by reference the documents listed below that LaBranche has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about LaBranche, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 16, 2011.

  •
  Proxy Statement on Schedule 14A filed April 8, 2010.

  •
  Current Reports on Form 8-K or 8-K/A, filed February 17, 2011, February 18, 2011.

        In addition, LaBranche incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Cowen special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or LaBranche will provide you with copies of these documents, without charge, upon written or oral request to:

  LaBranche & Co Inc.
  33 Whitehall Street
  New York, NY 10004
  (212) 425-1144
  Attn: Investor Relations

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Cowen stockholders or LaBranche stockholders nor the issuance by Cowen of shares of common stock pursuant to the merger will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of LaBranche and Cowen made to the other in the merger agreement. Representations and warranties made by LaBranche, Cowen and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding LaBranche, Cowen or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

COWEN GROUP, INC.,

LOUISIANA MERGER SUB, INC.

and

LABRANCHE & CO INC.

Dated as of February 16, 2011

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2011 (this "Agreement"), among COWEN GROUP, INC., a Delaware corporation ("Parent"), LOUISIANA MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent ("Merger Sub"), and LABRANCHE & CO INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive shares of Class A Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock");

        WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with certain stockholders of the Company (the "Company Voting Agreement") pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of Company Common Stock owned by such stockholder in accordance with the terms of the Company Voting Agreement;

        WHEREAS, as a condition to the Company entering into this Agreement incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company is entering into a voting agreement with a stockholder of Parent (the "Parent Voting Agreement") pursuant to which, among other things, that stockholder has agreed, subject to the terms thereof, to vote all shares of Parent Common Stock owned by such stockholder in accordance with the terms of the Parent Voting Agreement;

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

        WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger and the Second Step Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations"), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving entity in the Merger (the "Surviving Company"), shall by virtue of the Merger continue its existence under the Laws of the State of Delaware.

        Section 1.2.    Closing.    Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the "Closing") will take place on a date to be specified by the parties which shall be no later than the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the Company and Parent.

        Section 1.3.    Effective Time.    Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

        Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.5.    Certificate of Incorporation.    The certificate of incorporation of the Surviving Company after the Effective Time shall be in the form set forth as Exhibit A hereto, and thereafter may be amended as provided therein or by Law.

        Section 1.6.    By-Laws.    The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company, and, thereafter, may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 6.3, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

        Section 1.7.    Directors; Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and by-laws of the Surviving Company, as applicable.

        Section 1.8.    Effect on Capital Stock.    At the Effective Time by virtue of the Merger and without any action on the part of any holder thereof:

        (a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.998 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares (the "Merger Consideration"), other than any shares of Company Common Stock that are owned by, or held in the treasury of, the Company.

        (b)   All shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Company Common Stock pursuant to Section 2.5 and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

        (c)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

        (d)   If prior to the Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 1.9.    Treatment of Options and Other Stock Awards.

        (a)   The Company shall take all actions necessary and appropriate (which shall include obtaining written consent from each option holder) in accordance with the Company Stock Plans to provide that upon the Effective Time, each outstanding stock option to purchase Company Common Stock or any other equity security of the Company or any of its Subsidiaries (collectively, "Company Options"), whether or not then exercisable or vested, shall be cancelled for no consideration.

        (b)   The Company shall take all such actions as may be required to (i) ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto and (ii) cause the Company Stock Plans to terminate effective no later than the Effective Time.

        Section 1.10.    Second Step Merger.

        (a)   Immediately following the Effective Time, Parent shall cause the Surviving Company to be merged with and into a direct, wholly owned Delaware limited liability company subsidiary of Parent that is a "disregarded entity" within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A) (the "Disregarded Subsidiary"), with the Disregarded Subsidiary surviving such merger (the "Second Step Merger"). No consideration shall be issued in the Second Step Merger. The Second Step Merger shall be consummated in a manner consistent with the obligations set forth in Section 6.3.

        (b)   After the Second Step Merger, references herein to the Surviving Company shall refer to the Disregarded Subsidiary.

        (c)   The Merger and the Second Step Merger, taken together, are intended to be treated as a "reorganization" for United States federal income tax purposes under Section 368(a) of the Code in which the Company is to be treated as merging directly with and into Disregarded Subsidiary with the Company Common Stock converted in such merger into the right to receive the Merger Consideration.

ARTICLE II.

EXCHANGE OF CERTIFICATES

        Section 2.1.    Exchange Fund.    At or prior to the Effective Time, Parent shall deposit with The Bank of New York Mellon or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, and Parent shall instruct the Exchange Agent to timely deliver, in accordance with the terms of Section 2.2 of this Agreement, the aggregate Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Company Common Stock pursuant to Section 2.5. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

        Section 2.2.    Exchange Procedures.    As promptly as practicable, but in no event more than three Business Days after the Effective Time, Parent will cause the Exchange Agent to send to each record holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in form and substance reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the applicable Merger Consideration (including in respect of any cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5, if any, or dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any), into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration, a check in the proper amount of any cash payment, dividends or other distributions to which such holder is entitled pursuant to Section 2.3 or Section 2.5, may be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        Section 2.3.    Distributions and Voting with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. Any shares of Parent Common Stock to be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.8 hereof shall not be entitled to vote on any matters on which stockholders of Parent may vote, the record date of which vote occurs prior to such surrender.

        Section 2.4.    No Further Ownership Rights in Company Common Stock.    All Merger Consideration issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        Section 2.5.    No Fractional Shares of Parent Common Stock.    No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.8 hereof, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by $4.72.

        Section 2.6.    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates as of the day immediately prior to the first anniversary of the Closing Date shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and any cash payments, dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3 or Section 2.5.

        Section 2.7.    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (including in respect of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        Section 2.8.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5), and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

        Section 2.9.    Withholding Rights.    Each of the Surviving Company, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Company, Parent or the Exchange Agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Company, Parent or the Exchange Agent, as the case may be.

        Section 2.10.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

        Section 2.11.    Stock Transfer Books.    At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any cash payments, dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3 or Section 2.5.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company SEC Reports filed since January 1, 2008 and prior to the date hereof (but excluding matters disclosed in the sections of such reports entitled "Risk Factors" or "Information Regarding Forward-Looking Statements") or on the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1.    Corporate Organization.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True, complete and correct copies of the Amended and Restated Certificate of Incorporation of the Company (the "Company Charter") and the Amended and Restated By-Laws of the Company (the "Company By-Laws"), as in effect as of the date of this Agreement, have previously been made available to Parent.

        (b)   Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (c)   The minute books of the Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2008 of its stockholders and Board of Directors and each committee of its Board of Directors.

        Section 3.2.    Authorization; No Conflict or Violation.

        (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company's stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the Required Company Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming, with respect to this Agreement, due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

        (b)   Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will conflict with, or result in any violation of or default (without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or its Subsidiaries under, any provisions of (i) the Company Charter or the Company By-Laws; (ii) any Contract or Permit to which the Company or any of its Subsidiaries is a party; (iii) any judgment, order, injunction or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) any applicable Law, except in the case of clauses (ii), (iii) or (iv) for violations, defaults, terminations, cancellations, accelerations, losses, obligations, rights, entitlements or creations of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (provided, that for purposes of clause (ii) of this Section 3.2(b), clause (ii) of the definition of "Material Adverse Effect" shall not be applicable).

        Section 3.3.    Consents and Approvals.    Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, non-U.S. and state securities authorities, FINRA and other SROs, (b) the filing of a notification and report form under the HSR Act and the termination or expiration of applicable waiting periods under the HSR Act, (c) the filing with the SEC of the proxy statement in a definitive form relating to each of the Company Stockholders Meeting and the Parent Stockholders Meeting (the "Joint Proxy Statement") and of a registration statement on Form S-4 pursuant to which the shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger pursuant to the DGCL, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the listing rules of the NYSE or Nasdaq, (f) such filings and approvals as are required to be made or obtained under the Securities Laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (h) the matters set forth on Section 3.3 of the Company Disclosure Schedule, no consents or approval of or filings or registrations with or notice to any Regulatory Agency or Governmental Entity or any other Person are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the transactions contemplated by this Agreement.

        Section 3.4.    Capitalization and Related Matters.

        (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, of which, as of February 15, 2011 (the "Company Capitalization Date"), 62,654,430 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which, as of the Company Capitalization Date, no shares were issued and outstanding. As of the Company Capitalization Date, the Company held 21,722,433 shares of Company Common Stock in its treasury. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for 230,000 shares of Company Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans and 1,934,257 shares of Company Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have not been issued in violation of any applicable Law or any Contract of the Company. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote ("Company Voting Debt") are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.4(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company. As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.4(a) of the Company Disclosure Schedule, there are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of capital stock or other securities of the Company under the Securities Act.

        (b)   Section 3.4(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock subject to Company Options that were outstanding as of the Company Capitalization Date and the names of the holders and the weighted average exercise price for such Company Options. Other than the Company Options that are outstanding as of the Company Capitalization Date, no other subscriptions, options, warrants, calls, rights, commitments or agreements of character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company or (ii) issued or awarded or committed to issue or award any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards under any of the Company Stock Plans or Company Benefit Plans.

        (c)   All grants of Company Options and any other grants of stock options or other equity interests were validly issued and properly approved by the Company's Board of Directors (and all required approvals by the stockholders of the Company have been obtained) in accordance with all applicable Law and no such grants involved any "backdating" or similar practices with respect to the effective date of grant. The per share exercise price of each Company Option was not less than the fair market value of the Company Common Stock on the applicable grant date (as determined in a manner consistent with Treasury Regulation §1.409A-1(b)(5)(iv)) and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company's filings with the SEC in accordance with the Exchange Act and other applicable securities Laws. No modifications have been made to any Company Options after the applicable date of grant.

        (d)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Company does not have any Subsidiaries and does not own any capital stock or other equity or voting securities or other rights convertible or exchangeable into or exercisable for equity or voting securities, or any other rights, interests or investments, in any other Person.

        (e)   The Company has no rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Company Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

        (f)    As of the date hereof, (i) the Company Consolidated Tangible Book Equity is greater than or equal to $193,000,000 and (ii) the aggregate value of the assets reflected on the Unaudited Company Balance Sheet is less than or equal to four and one-half times the Company Consolidated Tangible Book Equity, in each case, calculated as of the date hereof.

        Section 3.5.    Company SEC Reports.    The Company has filed or furnished all forms, documents and reports required to be filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act on or after January 1, 2008 (the "Company SEC Reports"). No such Company SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        Section 3.6.    Company Financial Statements.

        (a)   The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are based upon, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC then in effect with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

        (b)   Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business since December 31, 2009 or in connection with this Agreement and the transactions contemplated hereby or (iii) as set forth on Section 3.6(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

        (c)   The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The disclosures made pursuant to Section 3.6(c)(ii) were made in writing by management to the Company's auditors and audit committee, a copy of which has previously been made available to Parent.

        (d)   Since December 31, 2009, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

        Section 3.7.    Broker's Fees.    Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered or made available to Parent.

        Section 3.8.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2009 through and including the date of this Agreement, except as set forth on Section 3.8(a) of the Company Disclosure Schedule, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   Since December 31, 2009 through and including the date of this Agreement, except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business and none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a).

        Section 3.9.    Legal Proceedings.

        (a)   Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or its Subsidiaries' employees with respect to its business, or to which any of their assets are subject, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   There is no material judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

        Section 3.10.    Taxes and Tax Returns.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has (a) duly and timely filed (including all applicable extensions) all federal income Tax Returns and other material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and (b) has paid all Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return); (ii) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time in excess of six months within which to file any Tax Return; (iii) federal, state and local income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or other relevant taxing authority, or the statute of limitations for assessment with respect to such Tax Returns has expired, for all years to and including 2004, and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP; (iv) to the Company's knowledge, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (v) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries; and (vi) each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which the Company or any of its Subsidiaries is currently the common Parent or (B) has any material liability for the Taxes of any person other than the Company and its Subsidiaries under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise. Any material liabilities for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings, with respect to the Company and any of its Subsidiaries (X) did not, as of December 31, 2009, exceed by a material amount the reserve for Tax liabilities set forth on the face of the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (Y) do not exceed by a material amount that reserve as adjusted for Tax liabilities incurred in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries has a permanent establishment outside of the national jurisdiction in which it was formed. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Within the past two (2) years, neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b). As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.11.    Employee Matters.

        (a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of each "employee benefit plan" within the meaning of Section 3(3) of ERISA and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other material benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any Subsidiary has any current or potential liability. All such plans, agreements, programs, policies and arrangements are collectively referred to as the "Company Benefit Plans".

        (b)   The Company has provided or made available to Parent or its counsel with respect to each Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year.

        (c)   No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and no liability under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code has, within the past six (6) years, been incurred by the Company or any Company ERISA

Affiliate that has not been satisfied in full, and, to the Company's knowledge, no condition exists that presents a material risk of incurring any such liability. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former member of its "controlled group" (within the meaning of Section 414 of the Code) to any (i) material Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other material liability imposed by ERISA, the Code or other applicable Laws.

        (d)   No Company Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA, and none of the Company, or any Company ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

        (e)   With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (f)    There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims).

        (g)   Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

        (h)   Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, none of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant's beneficiary. There has been no violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

        (i)    No stock or other securities issued by the Company or any Affiliate forms or has formed a material part of the assets of any Company Benefit Plan.

        (j)    Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

        (k)   Each Company Benefit Plan that is or forms a part of a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder.

        (l)    Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meets all requirements for such treatment, and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        (m)  Except as set forth on Section 3.11(m) of the Company Disclosure Schedule, no amount has been paid by the Company which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

        Section 3.12.    Labor Matters.

        (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees: (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company, any of its Subsidiaries or any of their respective employees; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity, and to the knowledge of the Company no question concerning representation exists relating to the employees of the Company or any of its Subsidiaries; (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries currently pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices; and (v) neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company or any of its Subsidiaries that has not been settled and no such investigation is in progress.

        (b)   Each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. The Company and each of its Subsidiaries has met in all material respects all applicable Laws or regulations relating to the employment of foreign citizens, including all requirements of I-9, and to the knowledge of the Company, none of the Company or any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Company and each of its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company and each of its Subsidiaries, and no employee has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

        (c)   All independent contractors of the Company and each of its Subsidiaries have been, and currently are, properly classified and treated by the Company and each of its Subsidiaries as independent contractors and not as employees. All such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes. The Company and each of its Subsidiaries has fully and accurately reported its independent contractors' compensation on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and none of the Company or any of its Subsidiaries has any liability to provide benefits with respect to its independent contractors under the Company Benefit Plans or otherwise. At no time has any independent contractor brought a claim against the Company or any of its Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Company Benefit Plan or otherwise.

        (d)   Section 3.12(d) of the Company Disclosure Schedule sets forth the annual base salary to be paid to each executive officer of the Company and employee of the Company earning more than $350,000 in 2011. There are no guaranteed payments to any employees of the Company or any of its Subsidiaries except as set forth on Section 3.12(d) of the Company Disclosure Schedule.

        (e)   Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state or local Law that remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned, announced, or within the prior six (6) months effectuated any "plant closing" or "mass layoff "as contemplated by WARN affecting any site of employment or facility of the Company or any of its Subsidiaries.

        Section 3.13.    Certain Contracts.

        (a)   Section 3.13(a) of the Company Disclosure Schedule sets forth all of the following Contracts in existence to which the Company or its Subsidiaries is a party or by which it is bound as of the date hereof (collectively, the "Company Contracts"):

          (i)    Any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (ii)   Contracts for the sale of any material assets or rights of the Company or its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets, in each case, since January 1, 2009, or with obligations remaining to be performed or liabilities continuing after the date of this Agreement;

          (iii)  Contracts for joint-ventures, strategic alliances or partnerships or other similar entities that are material to the Company and its Subsidiaries taken as a whole;

          (iv)  Any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any material respect (A) the ability of the Company, its Subsidiaries or other Affiliates or, following the Closing, Parent or its Affiliates, to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following the Closing, Parent or its Affiliates;

          (v)   Contracts relating to the acquisition by the Company or its Subsidiaries of any operating business, capital stock or assets of any other Person since January 1, 2009, other than for purchases of publicly traded shares of capital stock made in the day-to-day operations of the Company and its Subsidiaries;

          (vi)  Contracts or instruments relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of its material assets other than in the Ordinary Course of Business;

          (vii) Contracts where the Company or any of its Subsidiaries is the lessee or sublessee of, or is granted a similar occupancy interest in, any real property or pursuant to which the Company or any of its Subsidiaries grants to any Person a leasehold or subleasehold, or similar occupancy interest, in any real property;

          (viii)  Contracts for the provision of goods or services or License Agreements, in each case requiring fees, royalties, payments or other consideration in excess of $50,000 annually or $150,000 in the aggregate over the term of the Contract;

          (ix)  Contracts that grant any right of first refusal or right of first offer or similar right or that purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

          (x)   Contracts the subject matter of which pertains to the solicitation or referral of customers of the Company or its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole;

          (xi)  Contracts that obligate the Company or any of its Subsidiaries to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the Company and its Subsidiaries taken as a whole;

          (xii)   Contracts requiring the Company or any of its Subsidiaries (A) to co-invest with any other Person, (B) to provide seed capital or similar investment, or (C) to invest in any investment product, in each case in an amount in excess of $100,000 individually or $250,000 in the aggregate;

          (xiii)  any written employment, severance, termination, employee-like consulting or retirement Contract for any employee providing for annual compensation in excess of $250,000 (excluding discretionary bonuses) or with respect to the employment of, severance, retention or payment to, any of its directors and executive officers;

          (xiv)   any material Contract involving Intellectual Property or relating to the provision of data processing, network communication or other technical services to or by it (other than licenses for commercial "off-the-shelf" or "shrink-wrap" software that has not been modified or customized for the Company or its Subsidiaries);

          (xv) any Contract relating to the settlement of any action since December 31, 2007 with (A) the SEC, FINRA, any Governmental Entity or Regulatory Agency (regardless of amount) or (B) any Person (other than a Governmental Entity or SRO) for an amount in excess of $100,000;

          (xvi)   Contracts that bind or purport to bind, any controlling Affiliates of the Company;

          (xvii)  any distribution or sub-distribution Contract or Contract for the provision of brokerage services pursuant to which the Company or any of its Subsidiaries paid in excess of $100,000 during the 2010 calendar year;

          (xviii)  Contracts (or groups of related Contracts) other than Company Benefit Plans that involve the expenditure of more than $100,000 annually or $250,000 in the aggregate which may not be freely terminated by the Company or its applicable Subsidiary upon notice of 90 days or less without penalty or other payment payable by the Company or its applicable Subsidiary;

          (xix)   "soft dollar" arrangements with any customer that involve the expenditure of more than $50,000 per customer annually or $150,000 per customer in the aggregate;

          (xx) Contracts providing for the payment to the Company or any of its Subsidiaries of a retainer or similar fee of more than $50,000 annually or $150,000 in the aggregate;

          (xxi)   Contracts pursuant to which the Company or any of its Subsidiaries (or any of their predecessor companies) has any ongoing indemnification obligations, retained liabilities or earnouts that are material to the Company and its Subsidiaries taken as a whole, in each case with respect to the sale of any assets, rights or businesses; and

          (xxii)  all written amendments, supplements and modifications in respect of the foregoing.

        (b)   Each Company Contract is valid and binding on the Company or its applicable Subsidiary and the other party thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect and has not been modified or amended except pursuant to an amendment set forth on Section 3.13(b) of the Company Disclosure Schedule. The Company and each of its Subsidiaries, as applicable, and, to the Company's knowledge, each other party thereto has duly performed all material obligations required to be performed by it to date under each Company Contract and no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company's knowledge, any other party thereto under any such Company Contract. There are no material disputes pending or, to the Company's knowledge, threatened, and no material amounts due or owing remain unpaid, with respect to any Company Contract.

        Section 3.14.    Property.    As of the date hereof, none of the Company or any of its Subsidiaries, owns, and has never owned, any real property. All real property leased or subleased or in which another similar occupancy interest is held by the Company or any of its Subsidiaries, as tenant, subtenant or occupant, or which the Company or any of its Subsidiaries have granted, as landlord or sublandlord, a leasehold, subleasehold or other similar interest, is listed in Section 3.13(a)(vii) of the Company Disclosure Schedule, and true and correct copies of all leases, subleases and other such agreements (including amendments, modifications and supplements thereto) have been provided or made available to Parent, and the Company and its Subsidiaries, as applicable, have good and valid leasehold title to their respective leased and subleased real property, free and clear of any Liens, subject to Permitted Liens and exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.15.    Intellectual Property.

        (a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all Owned Company IP that is the subject of a registration or pending application with a Governmental Entity. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries collectively own all right, title and interest in all Owned Company IP and have a valid right to use all Licensed Company IP, in each case, free and clear of any Liens and (ii) there are no obligations to, covenants to or restrictions from third parties affecting the Company's or its applicable Subsidiary's use, enforcement, transfer or licensing of the Owned Company IP.

        (b)   The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of the Company and its Subsidiaries as they are currently conducted. The consummation of the transactions contemplated hereby will not alter or impair the Company IP in any material respect.

        (c)   The Owned Company IP that is the subject of a registration with a Governmental Entity is subsisting, enforceable and, to the knowledge of the Company, valid. To the knowledge of the Company, the Licensed Company IP that is the subject of a registration with a Governmental Entity is valid, subsisting and enforceable.

        (d)   To the knowledge of the Company, neither the Owned Company IP, nor the operation of the businesses of the Company or its Subsidiaries, has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any third party.

        (e)   No material Owned Company IP or material Licensed Company IP is being used or enforced by the Company in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Company IP.

        (f)    The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets, and none of such material trade secrets have been disclosed to any third party, except pursuant to written and enforceable confidentiality obligations.

        (g)   Section 3.15(g) of the Company Disclosure Schedule sets forth a correct and complete list of all material software, databases, applications and programs owned or purported to be owned by the Company and its Subsidiaries (the "Proprietary Software"). The Company and its Subsidiaries own all right, title and interest in and to all versions of the Proprietary Software. All Proprietary Software was developed by either (x) contractors or consultants of the Company or its Subsidiaries who have executed written agreements assigning all their rights and title in and to the Proprietary Software to the Company or its Subsidiaries or (y) employees of the Company or its Subsidiaries acting within the scope of their employment. The Company maintains the source code for all Proprietary Software in confidence and has not disclosed its source code to any third party. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Proprietary Software includes any timer, clock, counter, virus or other limiting design, routine or instructions: (i) which have destructive capabilities; (ii) which could cause the Proprietary Software (or any portion thereof) to become erased, inoperable or otherwise incapable of being used in the manner for which it was designed; (iii) which would render any hardware or software inoperable; or (iv) which would cause data to become damaged or removed. To the extent the Company or any of its Subsidiaries use, or the Proprietary Software incorporates, any "open source" or "copyleft" software, or the Company or any of its Subsidiaries are a party to "open" or "public source" or similar licenses, to the knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of any such licenses, and are not required under any such license to (a) make or permit any disclosure or to make available any source code for the Proprietary Software (or any of its licensors' proprietary software) or (b) distribute or make available any of the Proprietary Software or other Intellectual Property (or to permit any such distribution or availability).

        (h)   Section 3.15(h) of the Company Disclosure Schedule sets forth a correct and complete list of all material trading, valuation or other algorithms owned or purported to be owned by the Company and its Subsidiaries (the "Proprietary Algorithms"). The Company and its Subsidiaries own all right, title and interest in and to all versions of the Proprietary Algorithms. All Proprietary Algorithms were developed by either (x) contractors or consultants of the Company or its Subsidiaries who have executed written agreements assigning all their rights and title in and to the Proprietary Algorithms to the Company or its Subsidiaries or (y) employees of the Company or its Subsidiaries acting within the scope of their employment.

        Section 3.16.    Insurance.    The Company and its Subsidiaries maintain (or the Company maintains on behalf of its Subsidiaries) such workers' compensation, comprehensive property and casualty, liability, errors and omissions, directors' and officers', fidelity and other insurance as they may be required to maintain under applicable Law. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds.

        Section 3.17.    Compliance with Laws; Permits.

        (a)   Each of the Company and its Subsidiaries has been since January 1, 2007 and is in compliance in all material respects with all Laws of any Governmental Entity and the rules and regulations of any Regulatory Agency that are applicable to its respective business, operations, or assets. The Company and each of its Subsidiaries have timely filed all material reports (other than Company SEC Reports, which are covered in Section 3.5 above), registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with Regulatory Agencies and with any applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the Laws, rules or regulations of any Regulatory Agency or

Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. To the knowledge of the Company, except as set forth in Section 3.17(a) of the Company Disclosure Schedule, no Regulatory Agency or Governmental Entity has initiated or resolved since January 1, 2007 and on or prior to the date of this Agreement or has pending as of the date of this Agreement any proceeding, enforcement action or investigation into the business, disclosures or operations of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, or any "person associated" (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries. Except for ordinary and usual examinations conducted by a Regulatory Agency or Governmental Entity in the Ordinary Course of Business of the Company and its Subsidiaries that have not resulted or are not reasonably expected to result in a material adverse finding or claim against the Company or any of its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since the date of this Agreement any material proceeding, enforcement action or, to the knowledge of the Company, material investigation into the business, disclosures or operations of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, or any "person associated" (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries. There is no material unresolved, or, to the Company's knowledge, material threatened criticism, comment, exception or stop order by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. To the knowledge of the Company, except as set forth in Section 3.17(a) of the Company Disclosure Schedule, since January 1, 2007, there have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, or any "person associated" (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in the Company's Ordinary Course of Business).

        (b)   Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2007 a recipient of any supervisory letter from, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to the Company's knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised since January 1, 2007 by any Regulatory Agency or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

        (c)   Neither the Company nor any of its Subsidiaries is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for material limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company's Subsidiaries as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the Laws of other jurisdictions, and there is no reasonable basis for, or formal proceeding or written notice of investigation (or, to the Company's knowledge, any informal proceeding or investigation) by any Governmental Entity or

Regulatory Agency, whether preliminary or otherwise, that is reasonably likely to result in, any such limitation, suspension or revocation.

        (d)   The Company has previously made available to Parent an accurate and complete copy of each Form BD or amendment thereto, statement, or other regulatory report, filed with or furnished to the SEC, FINRA, any Regulatory Agency or other Governmental Entity by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, or the rules thereunder or the rules of FINRA and any Governmental entity or Regulatory Agency, on or after January 1, 2007 (the "Company Regulatory Reports"). No such Company Regulatory Report, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but prior to the date hereof) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Regulatory Reports complied as to form in all material respects with the published rules and regulations of the SEC, FINRA, Regulatory Agency or other Governmental Entity or with respect thereto.

        (e)   Section 3.17(e) of the Company Disclosure Schedule contains a list of all Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries currently has all Permits which are required for the operation of its business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, (i) none of the Company or any of its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound and (ii) there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation. Each employee of the Company or any of its Subsidiaries, or each "person associated" (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries, who is required to be registered or licensed as a registered representative, investment advisor representative, sales person or an equivalent person with any Governmental Entity or Regulatory Agency is fully registered or licensed as such and such registration is in full force and effect, and there is no formal proceeding or written notice of investigation (or to the Company's knowledge, no informal proceeding or investigation) by any Governmental Entity or Regulatory Agency, whether preliminary or otherwise, that is reasonably likely to require any additional registration or licensing of such persons.

        (f)    The Company is not (taking into account any applicable exemption) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve in a capacity described therein. There is no proceeding or investigation pending and served on the Company or, to the knowledge of the Company, pending and not so served or threatened by any Governmental Entity, which would result in the ineligibility of the Company to serve in any such capacities. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act.

        (g)   The Company is not (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a "person associated" with an investment adviser. There is no proceeding or investigation pending and served on the Company or, to the knowledge of the Company, pending and not so served or threatened by any Governmental Entity, which would result in the ineligibility under such Section 203(f) of the Company to serve as a "person associated" with an investment adviser.

        (h)   With respect to the Company and each Subsidiary that acts as a broker or dealer within the meaning of the Exchange Act, (i) such person is not (taking into account any applicable exemption)

ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no "person associated" (as defined in Section 3(a)(18) of the Exchange Act) with such person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a "person associated" with a broker or dealer and (iii) there is no proceeding or investigation pending and served on the Company or any of its Subsidiaries or, to the Company's knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 15(b)(4) of such person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such "person associated" with such person to serve as a "person associated" with a broker or dealer.

        (i)    None of the Company or its Subsidiaries are (i) a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, insurance agent, transfer agent, bank or real estate broker within the meaning of any applicable Law; (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, bank, insurance agent, transfer agent or real estate broker under any applicable Law; or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified if required by applicable Law. Neither the Company nor any of its Subsidiaries has received written notice of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, insurance agent, transfer agent, bank or real estate broker registration, license or qualification.

        (j)    All exchange traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively, "Derivatives Contracts"), if any, whether entered into for the Company's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in the Ordinary Course of Business and comply in all material respects with all applicable Laws and the Company's and, as applicable, its Subsidiaries' existing regulatory authorizations and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and are in full force and effect. None of the Company or any of its Subsidiaries, or, to the Company's knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

        (k)   Each of the Company and its Subsidiaries has complied in all material respects, to the extent such Laws are applicable to them, with (i) U.S. anti-money laundering and anti-terrorism financing Laws and the regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control, and has adequate measures in place to comply with those Laws, (ii) the Foreign Corrupt Practices Act, (iii) the Trading with the Enemy Act and (iv) all comparable provisions of non-U.S. Laws.

        (l)    To the Company's knowledge, the Company and its Subsidiaries have policies and procedures reasonably designed to achieve compliance with respect to information barriers between departments.

        Section 3.18.    Risk Management Instruments.

        (a)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance, in all material respects, with prudent banking practice and applicable Laws, rules, regulations and policies of any Regulatory Authority and in accordance, in all material respects, with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. The Company and its Subsidiaries and, to the Company's knowledge, all other parties thereto have duly performed their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 3.19.    Board Approval.    The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, as required to render inapplicable to this Agreement and such transactions the restrictions on "business combinations" set forth in Section 203 of the DGCL or any other "moratorium," "control share," "fair price," "takeover" or "interested stockholder" Law (any such Laws, "Takeover Statutes") and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the "Company Recommendation").

        Section 3.20.    Interested Party Transactions.    Except as set forth in the Company SEC Reports or Section 3.20 of the Company Disclosure Schedule, no event has occurred since January 1, 2009 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

        Section 3.21.    Opinion.    The Board of Directors of the Company has received the opinion of Keefe, Bruyette & Woods, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

        Section 3.22.    Company Information.    The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion or incorporation by reference in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided that, with respect to any projected financial information provided by or on behalf of the Company, the Company represents only that such information was reasonably prepared in good faith by the Company's management on the basis of assumptions believed to be reasonable as of the time made. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or Joint Proxy Statement that are provided by Parent or its representatives for inclusion in the Form S-4 or Joint Proxy Statement.

        Section 3.23.    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        Section 3.24.    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, none of the Company, any Subsidiary of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the Parent SEC Reports filed since November 2, 2009 and prior to the date hereof (but excluding matters disclosed in the sections of such reports entitled "Risk Factors" or "Information Regarding Forward-Looking Statements") or on the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.1.    Corporate Organization.

        (a)   Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, respectively. True, complete and correct copies of the Amended and Restated Certificate of Incorporation of Parent (the "Parent Charter"), and the Amended and Restated By-Laws of Parent (the "Parent By-Laws"), as in effect as of the date of this Agreement, have previously been made available to the Company.

        (b)   Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (c)   Merger Sub is a newly formed entity that will not have engaged in any activities prior to the Effective Time, other than those related to the transactions contemplated by this Agreement.

        Section 4.2.    Authorization; No Conflict or Violation.

        (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Required Parent Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. The Board of Directors of Parent has determined that this Agreement is advisable and in the best interests of Parent and its stockholders and has directed that the Parent Stock Issuance be submitted to Parent's stockholders for approval at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the Required Parent Vote, no other corporate proceedings on the part of either Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by Parent (being the sole stockholder) of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming, with respect to this Agreement, due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

        (b)   Neither the execution and delivery of this Agreement by either Parent or Merger Sub, nor the consummation by either Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will conflict with, or result in any violation of or default (without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Parent or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guarantees rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent or its Subsidiaries under, any provisions of (i) the Parent Charter or the Parent By-Laws; (ii) the Certificate of Incorporation of Merger Sub or the By-Laws of Merger Sub; (iii) any Contract or Permit to which Parent or any of its Subsidiaries is a party; (iv) any judgment, order, injunction or decree of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (v) any applicable Law, except in the case of clauses (ii), (iii) or (iv) for violations, defaults, terminations, cancellations, accelerations, losses, obligations, rights, entitlements or creations of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 4.3.    Consents and Approvals.    Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, non-U.S. and state securities authorities, FINRA and other SROs, (b) the filing of a notification and report form under the HSR Act and the termination or expiration of applicable waiting periods under the HSR Act, (c) the filing with the SEC of the Joint Proxy Statement and of the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger pursuant to the DGCL, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the listing rules of the NYSE or Nasdaq, (f) such filings and approvals as are required to be made or obtained under the Securities Laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (h) the matters set forth on Section 4.3 of the Parent Disclosure Schedule, no consents or approval of or filings or registrations with or notice to any Regulatory Agency or Governmental Entity or any other Person are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

        Section 4.4.    Capitalization and Related Matters.

        (a)   The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock, of which, as of February 15, 2011 (the "Parent Capitalization Date"), 75,511,849 shares were issued and outstanding, (ii) 250,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Parent Class B Common Stock"), of which, as of the Parent Capitalization Date, no shares were issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"), of which, as of the Parent Capitalization Date, no shares were issued and outstanding. As of the Parent Capitalization Date, Parent held no shares of Parent Common Stock in its treasury. As of the Parent Capitalization Date, no shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock were reserved for issuance except for (x) 6,030,684 shares of Parent Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans, (y) 6,426,367 shares of Parent Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans and (z) 75,511,849 shares of Parent Class B Common Stock reserved for issuance in connection with future conversion of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have not been issued in violation of any applicable Law or any Contract of Parent. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote ("Parent Voting Debt") are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement and other than as set forth in Section 4.4(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Parent Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent. As of the date of this Agreement, except pursuant to this Agreement or pursuant to the Parent Stock Plans, and other than as set forth in Section 4.4 (a) of the Parent Disclosure Schedule, there are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of capital stock or other securities of Parent under the Securities Act.

        (b)   Parent has provided the Company with a true, complete and correct list of the aggregate number of Parent Stock Options granted under any Parent Stock Plan that were outstanding as of the Parent Capitalization Date and the weighted average exercise price for the Parent Stock Options. Parent has provided the Company with a true, complete and correct list of the aggregate number of Parent Restricted Stock granted under any Parent Stock Plan that were outstanding as of the Parent Capitalization Date. Other than the Parent Equity Awards that are outstanding as of the Parent Capitalization Date and except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, no other subscriptions, options, warrants, calls, rights, commitments or agreements of character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent (other than Parent Class B Common Stock) are outstanding as of the Parent Capitalization Date. Since the Parent Capitalization Date through the date hereof, Parent has not (i) issued or repurchased any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent, other than the issuance of shares of Parent Common Stock in connection with the exercise or vesting of Parent Equity Awards granted under the Parent Stock Plans that were outstanding on the Parent Capitalization Date or (ii) issued or awarded or committed to issue or award any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Parent capital stock or any other equity-based awards under any of the Parent Stock Plans.

        (c)   All grants of Parent Equity Awards and any other grants of stock options or other equity interests were validly issued and properly approved by Parent's Board of Directors (and all required approvals by the stockholders of Parent have been obtained) in accordance with all applicable Law and no such grants involved any "backdating" or similar practices with respect to the effective date of grant. The per share exercise price of each Parent Stock Option was not less than the fair market value of the Parent Common Stock on the applicable grant date (as determined in a manner consistent with

Treasury Regulation §1.409A-1(b)(5)(iv)) and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in Parent's filings with the SEC in accordance with the Exchange Act and other applicable securities Laws. No modifications have been made to any Parent Stock Options after the applicable date of grant.

        (d)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens other than Permitted Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as set forth in Section 4.4(d) of the Parent Disclosure Schedule, Parent does not have any Subsidiaries and does not own any capital stock or other equity or voting securities or other rights convertible or exchangeable into or exercisable for equity or voting securities, or any other rights, interests or investments, in any other Person.

        (e)   Parent has no rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Parent Organizational Documents that is, or at the Effective Time shall be applicable to Parent, Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

        Section 4.5.    Parent SEC Reports.    Parent has filed or furnished all forms, documents and reports required to be filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act on or after November 2, 2009 (the "Parent SEC Reports"). No such Parent SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not materially misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        Section 4.6.    Parent Financial Statements.

        (a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are based upon, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC then in effect with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

        (b)   Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including any notes thereto) or (ii) for liabilities incurred in the Ordinary Course of Business since December 31, 2009 or in connection with this Agreement and the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

        (c)   Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurance that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the audit committee of Parent's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. The disclosures pursuant to Section 4.6(c)(ii) were made in writing by management to Parent's auditors and audit committee, a copy of which has previously been made available to the Company.

        (d)   Since December 31, 2009, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

        Section 4.7. Broker's Fees. None of Parent, Merger Sub or any of their Subsidiaries or any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement other than Sandler O'Neill & Partners, L.P.

        Section 4.8.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2009 through and including the date of this Agreement, no event or events have occurred that have had our would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)   Since December 31, 2009 through and including the date of this Agreement, except as set forth on Section 4.8(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

        Section 4.9.    Legal Proceedings.

        (a)   Except as set forth on Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against Parent or any of its Subsidiaries or, to the knowledge of Parent, any of its or its Subsidiaries' employees with respect to its business, or to which any of their assets are subject, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

        (b)   There is no material judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

        Section 4.10.    Certain Contracts.

        (a)   Each Contract to which Parent or any of its Subsidiaries is a party as of the date hereof that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, the "Parent Contracts") required to be filed with the SEC by Parent or any of its Subsidiaries has been filed with the SEC by Parent.

        (b)   Each Parent Contract is valid and binding on Parent or its applicable Subsidiary and the other party thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect and has not been modified or amended. Parent and each of its Subsidiaries, as applicable, and, to Parent's knowledge, each other party thereto has duly performed all material obligations required to be performed by it to date under each Parent Contract and no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material breach, violation or default on the part of Parent or any of its Subsidiaries or, to Parent's knowledge, any other party thereto under any such Parent Contract. There are no material disputes pending or, to Parent's knowledge, threatened, and no material amounts due or owing remain unpaid, with respect to any Parent Contract.

        Section 4.11.    Employee Matters.

        (a)   No Parent Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA, and none of Parent or any Parent ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Parent or any of its Subsidiaries.

        (b)   With respect to each Parent Benefit Plan, no liability under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code has, within the past six (6) years, been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and, to Parent's knowledge, no condition exists that presents a material risk of incurring any such liability. No event has occurred and no condition exists that would subject Parent or any of its Subsidiaries by reason of its affiliation with any current or former member of its "controlled group" (within the meaning of Section 414 of the Code) to any (i) material Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other material liability imposed by ERISA, the Code or other applicable Laws.

        (c)   With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (d)   Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

        (e)   Except as would not result in a material liability to Parent, none of the Parent Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant's beneficiary.

        Section 4.12.    Intellectual Property.    The Owned Parent IP and Licensed Parent IP constitute all the Intellectual Property necessary and sufficient to conduct the business of Parent and its Subsidiaries as they are currently conducted. The consummation of the transactions contemplated hereby will not alter or impair the Owned Parent IP in any material respect. To the knowledge of Parent, neither the Owned Parent IP, nor the operation of the businesses of Parent or its Subsidiaries, has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any third party. To the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Owned Parent IP.

        Section 4.13.    Insurance.    Parent and its Subsidiaries maintain (or Parent maintains on behalf of its Subsidiaries) such workers' compensation, comprehensive property and casualty, liability, errors and omissions, directors' and officers', fidelity and other insurance as they may be required to maintain under applicable Law. Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds.

        Section 4.14.    Compliance with Laws; Permits.

        (a)   Each of Parent and its Subsidiaries has been since November 2, 2009 and is in compliance in all material respects with all Laws of any Governmental Entity and the rules and regulations of any Regulatory Agency that are applicable to its respective business, operations, or assets. Parent and each of its Subsidiaries have timely filed all material reports (other than Parent SEC Reports, which are covered in Section 4.5 above), registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since November 2, 2009 with Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since November 2, 2009, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any non-U.S. entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. To the knowledge of Parent, except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since November 2, 2009 and on or prior to the date of this Agreement or has pending as of the date of this Agreement any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Except for ordinary and usual examinations conducted by a Regulatory Agency or other Governmental Entity in the Ordinary Course of Business of Parent and its Subsidiaries that have not resulted or are not reasonably expected to result in a material adverse finding or claim against Parent or any of its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since the date of this Agreement any material proceeding, enforcement action or, to the knowledge of Parent, material investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, since November 2, 2009, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved, or, to Parent's knowledge, threatened material criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. To the knowledge of Parent, except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, since November 2, 2009, there have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Parent's Ordinary Course of Business).

        (b)   Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order, or formal or informal enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since November 2, 2009 a recipient of any supervisory letter from, or since November 2, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business, or that in any material manner relates to its risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised since November 2, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

        (c)   Each of Parent and its Subsidiaries has complied in all material respects, to the extent such Laws are applicable to them, with (i) U.S. anti-money laundering and anti-terrorism financing Laws and the regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control, and has adequate measures in place to comply with those Laws, (ii) the Foreign Corrupt Practices Act, (iii) the Trading with the Enemy Act and (iv) all comparable provisions of non-U.S. Laws.

        Section 4.15.    Taxes and Tax Returns.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent or any of its Subsidiaries, (i) each of the Parent and its Subsidiaries has (a) duly and timely filed (including all applicable extensions) all federal income Tax Returns and other material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and (b) has paid all Taxes due and owing by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return), and (ii) each of the Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Any material liabilities for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings, with respect to the Parent and any of its Subsidiaries did not, as of December 31, 2009, exceed by a material amount the reserve for Tax liabilities set forth on the face of the consolidated balance sheet of the Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.16.    Board Approval.    The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of additional shares of Parent Common Stock, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the Parent Voting Agreement and the transactions contemplated hereby and thereby, including the Merger and Parent Stock Issuance and (iii) resolved to recommend that the holders of the shares of Parent Common Stock approve the Parent Stock Issuance (the "Parent Recommendation").

        Section 4.17.    Interested Party Transactions.    To the knowledge of Parent, except as set forth in the Parent SEC Reports, no event has occurred since January 1, 2009 that would be required to be reported by Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

        Section 4.18.    Opinion.    The Board of Directors of Parent has received the opinion of Sandler O'Neill & Partners, L.P., to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to Parent.

        Section 4.19.    Parent Information.    The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion or incorporation by reference in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided that, with respect to any projected financial information provided by or on behalf of Parent, Parent represents only that such information was reasonably prepared in good faith by Parent's management on the basis of assumptions believed to be reasonable as of the time made. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or Joint Proxy Statement that are provided by the Company or its representatives for inclusion in the Form S-4 or Joint Proxy Statement.

        Section 4.20.    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholders Meeting voting to approve the Parent Stock Issuance (the "Required Parent Vote") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the transactions contemplated by this Agreement.

        Section 4.21.    Parent Funds.

        (a)   Except (x) as disclosed in Section 4.21(a) of the Parent Disclosure Schedule or (y) as would not reasonably be expected to have a Material Adverse Effect on Parent:

          (i)    each of Parent and its Subsidiaries complies and has complied with all Advisory Agreements relating to the Parent Funds and all Parent Fund documentation to which it is or has been a party or which relates or has related to it and has no outstanding liability in respect of any failure to comply with any such Advisory Agreement or Parent Fund documentation;

          (ii)   each Parent Fund that is operated, managed, marketed or distributed by Parent or any of its Subsidiaries is and has been operated, managed, marketed or distributed in accordance with the terms of appointment of Parent or its Subsidiary, the relevant Parent Fund documentation and with all applicable Laws, including the Laws of the jurisdiction in which the Parent Fund is marketed and all applicable anti-money laundering Laws;

          (iii)  there are no pending, and to Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against the Parent Funds, or, to Parent's knowledge, any of its employees with respect to the Parent Funds or to which any of their assets are subject; and

          (iv)  none of the Parent Funds is registered as, or is required to be registered as, an investment company under the Investment Company Act.

        (b)   Each Parent Fund is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate, limited company, trust or partnership power and authority to own its properties and to carry on its business as is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification would not reasonably be expected to have a Material Adverse Effect on Parent.

        (c)   Except as would not reasonably be expected to have a Material Adverse Effect on Parent, as of the date hereof, the consummation of the Merger is not a basis for termination of any Advisory Agreements to which Parent, its Subsidiaries or the Parent Funds are party.

        (d)   Since the Parent Capitalization Date and through the date of this Agreement, the net redemptions and withdrawals of funds by Clients (or notices from Clients indicating a clear and unequivocal intention to redeem or withdraw funds (whether present or future) would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 4.22.    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, none of Parent, any Subsidiary of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS OF THE COMPANY

        The Company hereby covenants as follows:

        Section 5.1.    Conduct of Business Before the Closing Date.

        (a)   The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Schedule), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the Ordinary Course of Business and, in all material respects, in compliance with applicable Laws, including the HSR Act and the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act; (ii) the Company shall and shall cause its Subsidiaries to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

          (i)    make any material change in the conduct of its businesses or enter into any transaction other than in the Ordinary Course of Business;

          (ii)   make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of Company Options outstanding on the date hereof), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii)  amend any of its organizational documents or otherwise take any action to exempt any Person (other than it or its Subsidiaries) or any action taken by any Person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

          (iv)  except as set forth on Schedule 5.1(a)(iv) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its material assets or rights or any part thereof, other than in the Ordinary Course of Business;

          (v)   subject any of its material assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

          (vi)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

          (vii) acquire, lease or sublease any material assets or properties (including any real property), other than in the Ordinary Course of Business;

          (viii)  except as set forth on Schedules 5.1(a)(viii), (A) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company or any of its Subsidiaries, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except as contemplated by this Agreement or to the extent required by applicable Law, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or agreements or awards made thereunder), other than any grants required to be made under any Company Benefit Plan as of the date hereof, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (G) make any material determinations not in the Ordinary Course of Business under any Company Benefit Plan, (H) grant or promise any tax offset payment award under any Company Benefit Plan, (I) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer, employee, consultant or independent contractor, (J) hire any key officers, consultants or employees or (K) terminate the employment of any officer, consultant or employee to the extent that such termination would result in any liability to the Company or the Surviving Company in excess of $50,000;

          (ix)  except as set forth on Schedule 5.1(a)(ix) or in the Ordinary Course of Business, (A) enter into any agreement, contract or commitment which requires the Company or its Subsidiaries to spend in excess of $50,000 (or purchase goods and/or services with a value in excess of $50,000) over the term of such agreement, contract or commitment or (B) contractually commit in any given month to make capital expenditures after the date hereof in excess of $250,000 in the aggregate;

          (x)   pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than wholly owned Subsidiaries);

          (xi)  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

          (xii) make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or required by applicable Law or Regulation S-X under the Securities Act, or write off as uncollectible any material accounts receivable except in the Ordinary Course of Business;

          (xiii)  make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries except in the Ordinary Course of Business;

          (xiv) settle, release or forgive any material claim, litigation or regulatory proceeding or waive any right thereto other than with respect to disputes with customers and vendors in the Ordinary Course of Business;

          (xv) lend money to any Person, or incur or guarantee any indebtedness for borrowed money (other than letters of credit in the Ordinary Course of Business) or enter into any material capital lease obligation; or

          (xvi) commit to do any of the foregoing.

        (b)   Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 5.2.    Notice of Breach.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by the Company of any representation, warranty, agreement or covenant contained in this Agreement.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

        Parent hereby covenants as follows:

        Section 6.1.    Conduct of the Business Before the Closing Date.

        (a)   Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated or permitted by the terms of this Agreement or as set forth on Section 6.1(a) of the Parent Disclosure Schedule), unless the Company shall otherwise consent in writing, the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, in the Ordinary Course of Business and, in all material respects, in compliance with applicable Laws, including the HSR Act and the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company:

          (i)    make any change in any of its organizational documents;

          (ii)   other than with respect to any Parent Equity Awards, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests of Parent;

          (iii)  except in connection with (A) the exercise of Parent Equity Awards or (B) grants of Parent Equity Awards after the date hereof; provided, that Parent shall not increase the number of shares issuable pursuant the Parent Stock Plans, (1) issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities, in excess of, in the aggregate, 7,500,000 shares of Parent capital stock or other equity securities, including any shares of Parent capital stock issuable upon conversion of such equity securities (provided, that (x) any such shares or other equity securities shall not be issued to any Affiliate of Parent and (y) Parent's Board of Directors shall have determined that any such issuance is in the best interests of Parent and its stockholders) or (2) alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except as permitted by Clause (A) above;

          (iv)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a controlling equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impair, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement; or

          (v)   commit to do any of the foregoing.

        (b)   Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 6.2.    Employee Benefits.

        (a)   Except as otherwise provided in Section 6.2 (b), Parent agrees that, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary thereof, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Company, Parent or their respective Affiliates (the "Affected Employees") will continue to be provided with (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such employees immediately prior to the Effective Time, and (ii) employee benefits that are the same as, or substantially comparable in the aggregate to, either (x) the employee benefits provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time (other than benefits under any stock option or other equity-based plans) or (y) the employee benefits provided by Parent and its Affiliates to similarly situated employees during such twelve (12) month period. Notwithstanding the foregoing, with respect to any Affected Employee whose employment is terminated by Parent or any of its Affiliates without "cause" (other than due to death or disability) during the twelve-month period immediately following the Effective Time, Parent shall provide, or shall cause its Affiliates to provide, severance benefits to such Affected Employees, which shall be determined and payable in accordance with the severance benefits under the policy in effect at the Company immediately prior to the date hereof as set forth on Section 6.2(a) of the Company Disclosure Schedule.

        (b)   Following the Effective Time, Parent shall cause service by the Affected Employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, determination of benefits, vesting and, solely for purposes of severance and vacation benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the Parent Benefit Plans in which the Affected Employees participate.

        (c)   From and after the Effective Time, Parent shall, with respect to the Affected Employees entitled to participate in the Parent Benefit Plans subject to United States Law (the "U.S. Benefit Plans"), (i) cause to be waived any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate to the extent that such Affected Employee participated in the comparable welfare plan of the Company immediately prior to the Closing and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the plan year prior to participation in the U.S. Benefit Plans provided by Parent and its Subsidiaries.

        (d)   The Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(a) of the Code, effective not later than the day immediately preceding the Effective Time. The Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval by Parent, such approval not to be unreasonably withheld or delayed) not later than the day immediately preceding the Effective Time.

        (e)   Nothing contained in this Section 6.2, express or implied, is intended to confer upon any employee of the Company and its Subsidiaries any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Company Benefit Plan or Parent Benefit Plan. Further, this Section 6.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.2, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.2.

        Section 6.3.    Indemnification Continuation.

        (a)   For purposes of this Section 6.3, (i) "Indemnified Person" shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and can provide evidence thereof to Parent reasonably acceptable to Parent and (ii) "Proceeding" shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

        (b)   From and after the Effective Time, Parent and the Surviving Company jointly and severally shall (i) indemnify and hold harmless against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons (A) to the fullest extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to Company Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (B) without limitation to clause (A), to the fullest extent permitted by Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the Certificate of Incorporation and By-laws of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 6.3(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law.

        (c)   Parent shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six (6) years from the Effective Time the Company's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons ("D&O Insurance") (provided that the Surviving Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.3(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than 250% of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250% of current annual premiums. The Company may, with the prior written consent of Parent, prior to the Effective Time purchase a "tail policy" with respect to acts or omissions occurring prior to the Effective Time that were committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed the Maximum Amount and, if such a "tail policy" is purchased, Parent and the Surviving Company shall have no further obligations under this Section 6.3(c).

        (d)   The rights of any Indemnified Person under this Section 6.3 shall be in addition to any other rights such Indemnified Person may have under the Certificate of Incorporation or By-laws of the Surviving Company or any of its Subsidiaries under the DGCL or otherwise. The provisions of this Section 6.3 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in Section 6.3 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Company, as the case may be, shall assume the obligations of Parent and Surviving Company set forth in this Section 6.3.

        Section 6.4.    Parent Board of Directors.    Parent agrees to take all action necessary (including increasing the number of directors that constitute Parent's Board of Directors) to elect each of George M.L. LaBranche, IV and Katherine Elizabeth Dietze as a director of Parent effective as of, and subject to the occurrence of, the Effective Time.

        Section 6.5.    Notice of Breach.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by Parent of any representation, warranty, agreement or covenant contained in this Agreement.

 ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

        Section 7.1.    Preparation of Joint Proxy Statement/Prospectus and Form S-4; Stockholder Meetings.

        (a)   As promptly as practicable, and in any event within ten (10) days after the execution of this Agreement, the Company and Parent shall cooperate in preparing and cause to be filed with the SEC the Joint Proxy Statement, and Parent shall prepare, together with the Company, and file with the SEC the Form S-4 or any amendment or supplement thereto. Parent and the Company shall use their reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Joint Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger and, with respect to the Board of Directors of Parent, in favor of approval of the issuance of shares of Parent Common Stock in the Merger for purposes of the rules of Nasdaq (the "Parent Stock Issuance"), except to the extent the Board of Directors of the Company or Parent, as the case may be, shall have effected a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, to the extent such action is permitted by Section 7.5 or Section 7.6. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Form S-4 becomes effective. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement and the Form S-4 and advise one another of any oral comments received from the SEC. The Form S-4 and the Joint Proxy Statement shall, at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        (b)   Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "blue sky" Laws and the rules and regulations thereunder. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement or the Form S-4 shall be filed without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement or the Form S-4, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.

        (c)   The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the

Required Company Vote. Nothing in this Section 7.1 shall be deemed to prevent the Company or the Board of Directors of the Company from taking any action they are permitted or required to take under, and in compliance with, Section 7.5. In connection with such meeting, the Company will (i) subject to Section 7.5, use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by the Company specifically for inclusion in the Joint Proxy Statement, which shall be included in the Form S-4, shall not, on the date(s) the Joint Proxy Statement is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (d)   Parent shall cause the Parent Stockholders Meeting to be duly called and held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Required Parent Vote. Nothing in this Section 7.1 shall be deemed to prevent Parent or the Board of Directors of Parent from taking any action they are permitted or required to take under, and in compliance with, Section 7.6. In connection with such meeting, Parent will (i) subject to Section 7.6, use its reasonable best efforts to obtain the Required Parent Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by Parent specifically for inclusion in the Joint Proxy Statement, which shall be included in the Form S-4, shall not, on the date(s) the Joint Proxy Statement is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 7.2.    Access to Information.

        Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices and other facilities and to all books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request, including, on a daily basis, all financial and trading records, prime brokerage account statements and risk reports and assessments; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company's reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all commercially reasonable efforts to obtain the consent of such third party to such access, (ii) any Law or treaty of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to preclude Parent and its representatives from gaining access to any properties or information or (iii) providing such access would jeopardize the protection of attorney-client privilege. Parent will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated October 28, 2010 (the "Confidentiality Agreement"), between the Company and Parent.

        Section 7.3.    HSR Act and Regulatory Matters.

        (a)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties, Governmental Entities and Regulatory Agencies that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), including the Company Requisite Regulatory Approvals and the Parent Requisite Regulatory Approvals to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such third parties, Governmental Entities or Regulatory Agencies. The Company and Parent and their respective counsel shall (i) have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any oral or written communication (or other correspondence or memoranda) received from, or given to, any Governmental Entity, and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement or the Merger. Except as expressly prohibited by any Governmental Entity, the Company and Parent shall provide the other party and its counsel with reasonable advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with this Agreement or the Merger, and to participate in the preparation for such discussion, telephone call or meeting. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3(a) as "Outside Counsel Only Material." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the disclosing party or its legal counsel. In exercising the foregoing rights, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to agree to any terms, conditions or modifications (including having to cease, sell or otherwise dispose of any assets or business or to hold any such assets or business separate) with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would reasonably be likely to result in, either individually or in the aggregate, a material adverse effect on the business or operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

        (b)   Each of the Company and Parent shall furnish to the other all information (including audited and unaudited financial statements and other financial and business information) concerning itself, its Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except as may be prohibited by Law.

        (c)   Each of the Company and Parent shall promptly advise the other upon receiving any communication from any Governmental Entity the consent, approval or clearance of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such consent, approval or clearance may be materially delayed.

        Section 7.4.    Reorganization.

        (a)   The parties intend that the Merger and the Second Step Merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger and the Second Step Merger, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

        (b)   Each of the Company and Parent shall use its reasonable best efforts to provide, in connection with the Closing and at such other times as may reasonably be requested by counsel, the officers' certificates and to obtain the opinions referred to in Section 8.2(c) and Section 8.3(e) hereto, respectively.

        Section 7.5.    Company Acquisition Proposals.

        (a)   Except as permitted by this Section 7.5, none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize any of its or their Affiliates, officers, directors, representatives or other intermediaries or Subsidiaries to: (i) solicit, initiate, take any action to knowingly facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or consummate any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish or provide to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and direct its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly inform its representatives of the Company's obligations under this Section 7.5. Any violation of this Section 7.5 by any representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 7.5 by the Company. For purposes of this Section 7.5, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent.

        "Company Acquisition Proposal" means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of the Company or more than

15% of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

        (b)   Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through representatives or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance rejects any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement and the Merger Agreement, except to the extent such action is permitted by Section 7.5(c), or issue a "stop, look and listen" statement, (ii) engage in negotiations or discussions with any Person (and its representatives and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a material breach of Section 7.5(a), and/or (iii) furnish to any Person who makes a Company Acquisition Proposal information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are substantially similar to, and no less favorable to, the Company than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to Parent is made available to such Person, the Company shall furnish such nonpublic information to Parent prior to the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has reasonably determined in good faith that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal.

        "Company Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving a Company Acquisition Proposal (if consummated) that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company's outside legal counsel and financial advisor) (i) to be more favorable to the Company's stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals) and (ii) is reasonably likely to be completed, except that the reference to "15%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "this Agreement" and "the Merger" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent after it receives written notice from the Company pursuant to Section 7.5(c) or (d) of the existence of, the identity of the Person making, and the terms and conditions of, any Company Acquisition Proposal.

        (c)   Notwithstanding anything in this Section 7.5 to the contrary, at any time prior to the receipt of the Required Company Vote, the Company's Board of Directors may withdraw (or amend or modify in a manner adverse to Parent) its approval or recommendation of this Agreement or the Merger (a "Company Adverse Recommendation Change") in response to (i) a Company Intervening Event, if and only if, the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law or (ii) subject to compliance with Section 7.5(e), a Company Acquisition Proposal that was unsolicited and that did not otherwise result from or arise out of a breach of Section 7.5(a), if the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel that such proposal is a Company Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

        (d)   The Company's Board of Directors shall not cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Company Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.5(b)) (each a "Company Acquisition Agreement") and the Company shall not (and shall not permit any of its Subsidiaries to) enter into a Company Acquisition Agreement, unless the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Acquisition Proposal is a Company Superior Proposal and the Company complies with Section 7.5(e) and terminates this Agreement in compliance with Section 9.1(i), including concurrently paying to Parent the Termination Fee as described in Section 9.1(i).

        (e)   Prior to any Company Adverse Recommendation Change pursuant to Section 7.5(c)(ii) or entering into any Company Acquisition Agreement pursuant to Section 7.5(d), the Company shall have given Parent five (5) Business Days' written notice (it being understood and agreed that any amendment to the amount or form of consideration of such Acquisition Proposal shall require a new notice and an additional three (3) Business Day period) advising Parent that the Company's Board of Directors intends to make a Company Adverse Recommendation Change or that the Company intends to enter into a Company Acquisition Agreement, specifying the material terms and conditions of the Company Acquisition Proposal and that the Company shall, during any such period, negotiate in good faith with Parent (to the extent requested by Parent) to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

        (f)    The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any request for nonpublic information with respect to the Company or any of its Subsidiaries, (iii) any inquiry, proposal, discussions or negotiation with respect to any Company Acquisition Proposal, and (iv) the material terms and conditions of any such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Company Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation ("Other Company Acquisition Documentation") which is received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Company Acquisition Proposal or request for information and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal, request for information, inquiry or proposal and shall provide to Parent within one (1) Business Day after receipt thereof all copies of any additional Other Company Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. The Company shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable Law (including any Takeover Statute) or otherwise cause such restrictions not to apply.

        Section 7.6.    Parent Acquisition Proposals.

        (a)   Except as permitted by this Section 7.6, none of Parent or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives or other intermediaries), nor shall (directly or indirectly) Parent authorize any of its or their Affiliates, officers, directors, representatives or other intermediaries or Subsidiaries to: (i) solicit, initiate, take any action to knowingly facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than the Company) relating to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or consummate any Parent Acquisition Proposal, (y) approve or endorse any Parent Acquisition Proposal or (z) in connection with any Parent Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish or provide to any Person any non-public information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. Parent shall immediately cease, and direct its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent shall promptly inform its representatives of Parent's obligations under this Section 7.6. Any violation of this Section 7.6 by any representative of Parent or its Subsidiaries shall be deemed to be a breach of this Section 7.6 by Parent. For purposes of this Section 7.6, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Subsidiaries of the Company.

        "Parent Acquisition Proposal" means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Parent or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 35% of the voting power of Parent or more than 35% of the assets of Parent and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

        (b)   Notwithstanding the foregoing, the Board of Directors of Parent, directly or indirectly through representatives or other intermediaries, may, prior to Parent Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, so long as any such compliance rejects any Parent Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement and the Merger Agreement, except to the extent such action is permitted by Section 7.6(c), or issue a "stop, look and listen" statement, (ii) engage in negotiations or discussions with any Person (and its representatives and intermediaries) that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a material breach of Section 7.6(a), and/or (iii) furnish to any Person who makes a Parent Acquisition Proposal information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are substantially similar to, and no less favorable to, Parent than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to the Company is made available to such Person, Parent shall furnish such nonpublic information to the Company prior to the time it is provided to such Person; provided that the Board of Directors of Parent shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of Parent has reasonably determined in good faith that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal.

        "Parent Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with Parent to enter into any transaction involving a Parent Acquisition Proposal (if consummated) that the Board of Directors of Parent determines in its good faith judgment (after consultation with Parent's outside legal counsel and financial advisor) to be more favorable to Parent's stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals).

        (c)   Notwithstanding anything in this Section 7.6 to the contrary, at any time prior to the receipt of the Required Parent Vote, Parent's Board of Directors may withdraw (or amend or modify in a manner adverse to the Company) its approval or recommendation of this Agreement, the Merger or the Parent Stock Issuance (a "Parent Adverse Recommendation Change") in response to (i) a Parent Intervening Event, if and only if, Parent's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent's stockholders under applicable Law or (ii) subject to compliance with Section 7.6(d), a Parent Acquisition Proposal that was unsolicited and that did not otherwise result from or arise out of a breach of Section 7.6(a), if Parent's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel that such proposal is a Parent Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties to Parent's stockholders under applicable Law.

        (d)   Prior to any Parent Adverse Recommendation Change pursuant to Section 7.6(c)(ii), Parent shall have given the Company three (3) Business Days' written notice advising the Company that Parent's Board of Directors intends to make a Parent Adverse Recommendation Change, specifying the material terms and conditions of the Parent Acquisition Proposal and that Parent shall, during such three (3) Business Day period, negotiate in good faith with the Company (to the extent recommended by the Company) to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal.

        (e)   Parent shall notify the Company promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Parent Acquisition Proposal, (ii) any request for nonpublic information with respect to Parent or any of its Subsidiaries, (iii) any inquiry, proposal, discussions or negotiation with respect to any Parent Acquisition Proposal, and (iv) the material terms and conditions of any such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, Parent shall promptly (but in any event within 24 hours) after the receipt thereof, provide to the Company copies of any written documentation material to understanding such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation ("Other Parent Acquisition Documentation") which is received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Parent shall keep the Company reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal or request for information and keep the Company reasonably informed as to the material details of any information requested of or provided by Parent and as to the material details of all discussions or negotiations with respect to any such Parent

Acquisition Proposal, request for information, inquiry or proposal and shall provide to the Company within one (1) Business Day after receipt thereof all copies of any additional Other Parent Acquisition Documentation received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. Parent shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable Law (including any Takeover Statute) or otherwise cause such restrictions not to apply.

        Section 7.7.    Calculation of Company Consolidated Tangible Book Equity.    No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a statement setting forth its good faith calculation of the Company Consolidated Tangible Book Equity calculated as of the date of delivery of such statement, together with reasonable supporting detail with respect to the Company's calculations. The Company shall consult with Parent regarding the preparation of such statement.

        Section 7.8.    Stockholder Litigation.    The Company and Parent shall keep each other informed of, and cooperate with one another in connection with, any stockholder litigation or claim against it and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without the other party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 7.9.    Public Announcements.    Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        Section 7.10.    No Shareholder Rights Plan.    From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a shareholder rights plan unless such plan expressly does not apply to Parent and its Affiliates and expressly does not apply to any acquisition of shares of Company Common Stock by Parent and its Affiliates.

        Section 7.11.    Stock Exchange Listing.    Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

        Section 7.12.    Section 16(b) Matters.    Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

 ARTICLE VIII.

CONDITIONS PRECEDENT

        Section 8.1.    Conditions to Each Party's Obligation to Effect the Merger.    The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Company Stockholder Approval.    The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

        (b)    Parent Stockholder Approval.    Parent shall have obtained the Required Parent Vote in connection with the approval of the Parent Stock Issuance by the stockholders of Parent.

        (c)    No Injunctions or Restraints, Illegality.    No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect as of the Closing Date, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction.

        (d)    HSR Act.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (e)    Nasdaq Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the Nasdaq Global Market System (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

        (f)    Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 8.2.    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 3.4 (Capitalization and Related Matters) (other than the representations and warranties of the Company contained in Section 3.4(f)) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.8(a) (Absence of Certain Changes or Events) and Section 3.23 (Vote Required) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

        (c)    Tax Opinion.    Parent shall have received from Willkie Farr & Gallagher LLP, counsel to Parent, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent, to the effect that, for U.S. federal income tax purposes, the Merger and the Second Step Merger, taken together, will be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively (allowing for such amendments to the representations as counsel to Parent deems necessary).

        (d)    Company Material Adverse Effect.    During the period from the date hereof to the Closing Date, there shall not have been a Material Adverse Effect on the Company.

        (e)    Governmental Entity Consents and Approvals.    All approvals set forth on Section 8.2(e) of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect on the Closing Date and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "Parent Requisite Regulatory Approvals").

        (f)    Company Financial Conditions.    (i) The Company Consolidated Tangible Book Equity shall be greater than or equal to $193,000,000, (ii) the aggregate value of the assets reflected on the Unaudited Company Balance Sheet shall be less than or equal to four and one-half times the Company's Consolidated Tangible Book Equity and (iii) the aggregate value of the assets reflected on the Unaudited Company Balance Sheet shall be less than or equal to $920,000,000, in each case calculated as of the Business Day immediately prior to the Closing. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

        Section 8.3.    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of Parent contained in Section 4.4 (Capitalization and Related Matters) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 4.8(a) (Absence of Certain Changes or Events) and Section 4.20 (Vote Required) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of Parent set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate of an executive officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

        (c)    Parent Material Adverse Effect.    During the period from the date hereof to the Closing Date, there shall not have been a Material Adverse Effect on Parent.

        (d)    Governmental Entity Consents and Approvals.    All approvals set forth on Section 8.3 (d) of the Company Disclosure Schedule, shall have been obtained and shall remain in full force and effect on the Closing Date and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "Company Requisite Regulatory Approvals").

        (e)    Tax Opinion.    The Company shall have received from Weil, Gotshal & Manges LLP, counsel to the Company, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent and the Company, to the effect that, for U.S. federal income tax purposes, the Merger and the Second Step Merger, taken together, will be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively (allowing for such amendments to the representations as counsel to the Company deems necessary).

ARTICLE IX.

TERMINATION

        Section 9.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and, except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

        (a)   By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

        (b)   By either the Company or Parent if the Effective Time shall not have occurred on or before August 31, 2011 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

        (c)   By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to Section 9.1(c) shall have used its commercially reasonable efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

        (d)   By either the Company or Parent if (i) the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the stockholders of Parent required for the Parent Stock Issuance shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

        (e)   By Parent (i) if prior to the Company Stockholders Meeting, a Company Adverse Recommendation Change shall have occurred whether or not permitted by Section 7.5, (ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 7.1(c) or (iii) the Company shall have intentionally and materially breached any of its material obligations under Section 7.5;

        (f)    By the Company if (i) prior to the Parent Stockholders Meeting, a Parent Adverse Recommendation Change shall have occurred, (ii) Parent shall fail to call or hold the Parent Stockholders Meeting in accordance with Section 7.1(d) or (iii) Parent shall have intentionally and materially breached any of its material obligations under Section 7.6;

        (g)   By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

        (h)   By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

        (i)    By the Company if concurrently it (i) enters into a definitive Company Acquisition Agreement providing for a Company Superior Proposal after complying with the applicable provisions of Section 7.5 and (ii) pays to Parent the Termination Fee pursuant to the terms of Section 9.2(h).

        Section 9.2.    Effect of Termination.

        (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to this Section 9.2 and Article X; provided that, except as set forth in the following sentence, termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant or agreement or willful breach of any representation or warranty in this Agreement occurring prior to termination.

        (b)   If Parent shall terminate this Agreement pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii), then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to $6,250,000 (the "Termination Fee").

        (c)   If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i) or (ii) Parent shall terminate this Agreement pursuant to Section 9.1(h), then the Company shall pay to

Parent the Parent Expenses, within two (2) Business Days after delivery to the Company of written notice of the amount of such Parent Expenses (it being understood that the payment of such Parent Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to Parent (whether at law or equity)).

        (d)   If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(ii) or (ii) the Company shall terminate this Agreement pursuant to Section 9.1(g), then Parent shall pay to the Company the Company Expenses, within two (2) Business Days after delivery to Parent of written notice of the amount of such Company Expenses (it being understood that the payment of such Company Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to Parent (whether at law or equity)).

        (e)   If (i) (x) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(i) or (y) Parent shall terminate this Agreement pursuant to Section 9.1(e)(iii), (ii) at or prior to the time of the event giving rise to such termination there shall have been made known or proposed to the Company or otherwise publicly disclosed or announced a Company Acquisition Proposal and (iii) within 12 months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal, then the Company shall pay to Parent, not later than two (2) Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Termination Fee minus any Parent Expenses paid pursuant to Section 9.2(c).

        (f)    If (i) (x) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(ii) or (y) the Company shall terminate this Agreement pursuant to Section 9.1(f)(iii), (ii) at or prior to the time of the event giving rise to such termination there shall have been made known or proposed to Parent or otherwise publicly disclosed or announced a Parent Acquisition Proposal and (iii) within 12 months following the termination of this Agreement, Parent enters into a definitive agreement with respect to, or consummates, such Parent Acquisition Proposal, then Parent shall pay to the Company, not later than two (2) Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Termination Fee minus any Company Expenses paid pursuant to Section 9.2(d).

        (g)   If the Company shall terminate this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(f)(ii), then Parent shall pay to the Company, not later than two (2) Business Days following such termination, the Termination Fee.

        (h)   If the Company shall terminate this Agreement pursuant to Section 9.1(i), then the Company shall pay to Parent the Termination Fee concurrently with such termination.

        (i)    For purposes of this Section 9.2, (i) the term "Company Acquisition Proposal" shall have the meaning assigned to such term in Section 7.5(a), except that the reference to "more than 15%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "more than 50%" and (ii) the term "Parent Acquisition Proposal" shall have the meaning assigned to such term in Section 7.6(a), except that the reference to "more than 35%" in the definition of "Parent Acquisition Proposal" shall be deemed to be a reference to "more than 50%."

        (j)    All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the applicable party.

        (k)   Each of the parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the other party would not enter into this Agreement. If a party fails to pay promptly any fees or expenses due pursuant to this Section 9.2, such party will also pay to the other party the other party's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall the Company or Parent be obligated to pay more than one (1) Termination Fee.

ARTICLE X.

MISCELLANEOUS

        Section 10.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for Section 6.3 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

        Section 10.2.    Disclosure Schedules.

        (a)   The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

        (b)   Any item set forth in the disclosure schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make reasonably apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

        Section 10.3.    Successors and Assigns.    No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

        Section 10.4.    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 10.5.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 10.6.    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the state or federal courts within the State of Delaware (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond with such remedy are waived.

        Section 10.7.    Expenses.    All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and Joint Proxy Statement and (b) as provided in Section 9.2.

        Section 10.8.    Severability; Construction.

        (a)   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        (b)   The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

        Section 10.9.    Notices.    All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon confirmation of receipt when transmitted via facsimile (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day), (c) on receipt after dispatch by registered or certified mail (return receipt requested), postage prepaid or (d) on the next Business Day if delivered by an national overnight courier (with confirmation), addressed, in each case, as follows:

        (a)   if to the Company, to:

  LaBranche & Co Inc.
  33 Whitehall Street
  New York, NY 10004

  Attention:            Stephen H. Gray
                              General Counsel
  Facsimile:            (212) 952-9280

  Copy to (such copy not to constitute notice):

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Attention:            Michael J. Aiello
  Facsimile:            (212) 310-8007

        (b)   if to Parent or Merger Sub, to:

  Cowen Group, Inc.
  599 Lexington Avenue
  New York, NY 10022
  Attention:            Owen S. Littman
                              General Counsel
  Facsimile:            (212) 845-7995

  Copy to (such copy not to constitute notice):

  Willkie Farr & Gallagher LLP
  787 Seventh Avenue
  New York, NY 10019
  Attention:            David K. Boston
                              Laura L. Delanoy
  Facsimile:            (212) 728-8111

        Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

        Section 10.10.    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words defined in the singular have the parallel meaning in the plural and vice versa. Words of one gender shall be construed to apply to each gender and the neutral gender. The term "party" refers to a party to this Agreement and the term "parties" refers to the parties to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

        Section 10.11.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 10.12.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 10.13.    Entire Agreement.    This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

        Section 10.14.    Parties in Interest.    Except for (i) the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 6.3 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

        Section 10.15.    Section and Paragraph Headings.    The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 10.16.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        Section 10.17.    Definitions.    As used in this Agreement:

        "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

        "Advisory Agreement" shall mean any Contract, including any investment advisory, management and investment management agreement, entered into by Parent or any of its Subsidiaries for the purpose of providing management, investment advisory or investment management services, including any sub-advisory services, to a Person.

        "Affected Employees" shall have the meaning set forth in Section 6.2(a).

        "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, none of Unicredit SpA, Bank Austria AG or Bayerische Hypo-und Vereinsbank AG nor any of their respective controlled affiliates shall be deemed to be Affiliates of Parent.

        "Agreement" shall have the meaning set forth in the Preamble hereto.

        "Bankruptcy and Equity Exception" shall have the meaning set forth in Section 3.2(a).

        "Board of Directors" shall mean the Board of Directors of any specified Person and any committees thereof.

        "Business Day" shall mean any day on which banks are not required or authorized to close in the City of New York.

        "CEA" shall mean the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder by the CFTC.

        "CFTC" shall mean the Commodity Futures Trading Commission.

        "Certificate" shall have the meaning set forth in Section 1.8(b).

        "Certificate of Merger" shall have the meaning set forth in Section 1.3.

        "Client" shall mean any Person who is (i) party to an Advisory Agreement pursuant to which Parent or any of its Subsidiaries provides management, investment management or investment advisory services, including any sub-advisory services, to such Person, or (ii) an investor in a Parent Fund.

        "Closing" shall have the meaning set forth in Section 1.2.

        "Closing Date" shall have the meaning set forth in Section 1.2.

        "Code" shall have the meaning set forth in the Recitals hereto.

        "Company" shall have the meaning set forth in the Preamble hereto.

        "Company Acquisition Agreement" shall have the meaning set forth in Section 7.5(d).

        "Company Acquisition Proposal" shall have the meaning set forth in Section 7.5(a).

        "Company Adverse Recommendation Change" shall have the meaning set forth in Section 7.5(c).

        "Company Benefit Plans" shall have the meaning set forth in Section 3.11(a).

        "Company By-Laws" shall have the meaning set forth in Section 3.1(a).

        "Company Capitalization Date" shall have the meaning set forth in Section 3.4(a).

        "Company Charter" shall have the meaning set forth in Section 3.1(a).

        "Company Common Stock" shall have the meaning set forth in the Recitals hereto.

        "Company Consolidated Tangible Book Equity" shall mean (i) the equity value of the Company and its Subsidiaries, less (ii) the value of the intangibles of the Company and its Subsidiaries, less (iii) the value of the goodwill of the Company and its Subsidiaries, less (iv) any net deferred Tax assets of the Company or any of its Subsidiaries, in each case on a consolidated basis, consistent with past practice and as reflected on the Unaudited Company Balance Sheet; provided that any costs, fees or expenses incurred by the Company or any of its Subsidiaries in connection with the settlement of any litigation pending as of the date hereof, which settlement Parent shall have consented to in writing, shall be added to the equity value of the Company and its Subsidiaries in clause (i) to the extent that such settlement has been accrued as a liability on the Unaudited Company Balance Sheet and reduced the equity value of the Company and its Subsidiaries.

        "Company Contracts" shall have the meaning set forth in Section 3.13(a).

        "Company Disclosure Schedule" shall mean the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement.

        "Company ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company or any Affiliate of the Company, is, or has within the past six years been, deemed a "single employer" within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

        "Company Expenses" shall mean all of the Company's actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants and financial advisors) actually incurred by the Company and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $1,500,000.

        "Company IP" shall mean all Intellectual Property owned, used, held for use or exploited by the Company or any of its Subsidiaries.

        "Company Intervening Event" shall mean an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to or by (or misunderstood by) the Company's Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by (or understood by) the Company's Board of Directors prior to obtaining the Required Company Vote.

        "Company Options" shall have the meaning set forth in Section 1.9(a).

        "Company Organizational Documents" shall mean the Company Charter and the Company By-Laws, together with all amendments thereto.

        "Company Preferred Stock" shall have the meaning set forth in Section 3.4(a).

        "Company Recommendation" shall have the meaning set forth in Section 3.19.

        "Company Regulatory Agreement" shall have the meaning set forth in Section 3.17(b).

        "Company Regulatory Reports" shall have the meaning set forth in Section 3.17(d).

        "Company Requisite Regulatory Approval" shall have the meaning set forth in Section 8.3(e).

        "Company SEC Reports" shall have the meaning set forth in Section 3.5.

        "Company Stock Plans" mean the Amended and Restated LaBranche & Co Inc. 1999 Equity Incentive Plan and the LaBranche & Co Inc. 2010 Equity Incentive Plan and all award agreements thereunder.

        "Company Stockholders Meeting" shall mean the Company stockholders meeting to approve and adopt this Agreement and the Merger.

        "Company Superior Proposal" shall have the meaning set forth in Section 7.5(b).

        "Company Voting Agreement" shall have the meaning set forth in the Recitals hereto.

        "Company Voting Debt" shall have the meaning set forth in Section 3.4(a).

        "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

        "Contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, license, commitment or other arrangement or agreement, whether written or oral.

        "D&O Insurance" shall have the meaning set forth in Section 6.3(c).

        "Derivatives Contracts" shall have the meaning set forth in Section 3.17(j).

        "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any Company Option.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disregarded Subsidiary" shall have the meaning set forth in Section 1.10.

        "Effective Time" shall have the meaning set forth in Section 1.3.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

        "Exchange Agent" shall have the meaning set forth in Section 2.1.

        "Exchange Fund" shall have the meaning set forth in Section 2.1.

        "Exchange Ratio" shall have the meaning set forth in Section 1.8(a).

        "FINRA" shall mean the Financial Industry Regulatory Authority.

        "Form S-4" shall have the meaning set forth in Section 3.3.

        "GAAP" shall have the meaning set forth in Section 3.6(a).

        "Governmental Entity" shall mean any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any SRO.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indemnified Person" shall have the meaning set forth in Section 6.3(a).

        "Intellectual Property" shall mean all of the following: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents and patent applications in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable works including copyrights in designs, software, mask works or other works and applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company and its Subsidiaries; and (vii) all similar proprietary rights including intellectual property rights in any inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data).

        "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

        "IRS" shall mean the United States Internal Revenue Service.

        "Joint Proxy Statement" shall have the meaning set forth in Section 3.3.

        "knowledge" or "known" shall mean the actual knowledge of, in the case of the Company, George M.L. LaBranche, IV, Alfred O. Hayward, Jr., William J. Burke, III, Stephen H. Gray or Jeffrey A. McCutcheon, and in the case of Parent, Peter A. Cohen, Jeffrey M. Solomon, Thomas W. Strauss, Stephen A. Lasota or Owen Littman.

        "Law" shall mean any foreign, federal, state, or local law, statute, code, ordinance, rule, regulation or other requirement.

        "License Agreement" shall mean any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer contracts, coexistence, non-assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

        "Licensed Company IP" means the Intellectual Property owned by a third party that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

        "Licensed Parent IP" means the Intellectual Property owned by a third party that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

        "Liens" shall mean all liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal or offer, preemptive rights, easements, rights-of-way, servitudes, proxies, voting trusts or agreements, transfer restriction under any shareholder or similar agreements, encumbrances, covenants, conditions and other restrictions or limitations whatsoever.

        "Material Adverse Effect" shall mean, with respect to the Company or Parent, as the case may be, any event, change, circumstance or development which has or is reasonably likely to have a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to clause (i), the term "Material Adverse Effect" shall not include any effects resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in Laws or the interpretation of Laws by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting the industries in which such party or its Subsidiaries operate, (E) changes in the underlying securities prices in the Company's or Parent's, as the case may be, portfolios, (F) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including losses of employees to the extent resulting therefrom, (G) earthquakes, hurricanes, tornadoes or other natural disasters, (H) any action taken by such party or its respective Subsidiaries as contemplated or permitted by this Agreement or with consent of the other party, (I) any decline in the market price or change in trading volume of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections (it being understood that the underlying facts or occurrences giving rise or contributed to such changes shall be taken into account in determining whether there has been a Material Adverse Effect) or (J) any litigation arising from or relating to this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such changes collectively are materially and disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement, including the Merger.

        "Maximum Amount" shall mean an amount per year equal to 250% of current annual premiums paid by the Company for D&O Insurance.

        "Merger" shall have the meaning set forth in the Recitals hereto.

        "Merger Consideration" shall have the meaning set forth in Section 1.8(a).

        "Merger Sub" shall have the meaning set forth in the Preamble hereto.

        "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotations, as operated by The Nasdaq Stock Market, Inc.

        "NFA" shall mean the National Futures Association.

        "NYSE" shall mean NYSE Euronext.

        "Ordinary Course of Business" shall mean, with respect to any Person, the ordinary and usual course of business of such Person consistent with its past practice through the date hereof. For the avoidance of doubt, "Ordinary Course of Business" with respect to the Company and its Subsidiaries shall include such Persons operating consistent with the provisions set forth on Section 10.17-A of the Company Disclosure Schedule.

        "Other Company Acquisition Documentation" shall have the meaning set forth in Section 7.5(f).

        "Other Parent Acquisition Documentation" shall have the meaning set forth in Section 7.6(e).

        "OTS" shall mean the Office of Thrift Supervision.

        "Owned Company IP" shall mean the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

        "Owned Parent IP" shall mean the Intellectual Property that is owned or purported to be owned by Parent or any of its Subsidiaries.

        "Parent" shall have the meaning set forth in the Preamble hereto.

        "Parent Acquisition Proposal" shall have the meaning set forth in Section 7.6(a).

        "Parent Adverse Recommendation Change" shall have the meaning set forth in Section 7.6(c).

        "Parent Benefit Plans" shall mean each "employee benefit plan" within the meaning of Section 3(3) of ERISA and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other material benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, in each case sponsored, maintained, contributed or required to be contributed to by Parent or its Subsidiaries or under which Parent or any Subsidiary has any current or potential liability.

        "Parent By-Laws" shall have the meaning set forth in Section 4.1(a).

        "Parent Capitalization Date" shall have the meaning set forth in Section 4.4(a).

        "Parent Charter" shall have the meaning set forth in Section 4.1(a).

        "Parent Class B Common Stock" shall have the meaning set forth in Section 4.4(a).

        "Parent Common Stock" shall have the meaning set forth in the Recitals hereto.

        "Parent Contracts" shall have the meaning set forth in Section 4.10(a).

        "Parent Disclosure Schedule" shall mean the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company simultaneously with the execution of this Agreement.

        "Parent Equity Awards" means Parent Restricted Stock and Parent Stock Options.

        "Parent ERISA Affiliate" means any trade or business, whether or not incorporated, that together with Parent or any Affiliate of Parent is, or has within the past six (6) years been, deemed a "single employer" within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

        "Parent Expenses" shall mean all of Parent's actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors and consultants) actually incurred by Parent and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $1,500,000.

        "Parent Fund" shall mean means any partnership, limited liability company or other collective or pooled investment vehicle or account (whether open ended or close ended) for which Parent or its Subsidiaries, directly or indirectly, acts as investment advisor, investment sub-advisor, general partner, managing member, manager or sponsor that is not registered or qualified for offer and sale to members of the general public with any Governmental Entity.

        "Parent Intervening Event" shall mean an event, fact, circumstance, development or occurrence that affects the business, assets or operations of Parent that is unknown to (or misunderstood by) the Parent's Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to (or understood by) the Parent's Board of Directors prior to obtaining the Required Parent Vote.

        "Parent Organizational Documents" shall mean the Parent Charter and the Parent By-Laws, together with all amendments thereto.

        "Parent Preferred Stock" shall have the meaning set forth in Section 4.4(a).

        "Parent Recommendation" shall have the meaning set forth in Section 4.16.

        "Parent Regulatory Agreement" shall have the meaning set forth in Section 4.14(b).

        "Parent Requisite Regulatory Approval" shall have the meaning set forth in Section 8.2(i).

        "Parent Restricted Stock" means any nonvested restricted shares of Parent Common Stock and nonvested restricted stock units.

        "Parent SEC Reports" shall have the meaning set forth in Section 4.5.

        "Parent Stock Issuance" shall have the meaning set forth in Section 7.1(a).

        "Parent Stock Options" means any stock option to purchase Parent Common Stock or any other equity security of Parent or any of its Subsidiaries.

        "Parent Stock Plans" shall mean (i) the Cowen Holdings, Inc. 2006 Equity and Incentive Plan, (ii) the Cowen Holdings, Inc. 2007 Equity and Incentive Plan and (iii) the Cowen Group, Inc. 2010 Equity and Incentive Plan.

        "Parent Stockholders Meeting" shall mean the Parent stockholders meeting to approve the Parent Stock Issuance.

        "Parent Superior Proposal" shall have the meaning set forth in Section 7.6(b).

        "Parent Voting Agreement" shall have the meaning set forth in the Recitals hereto.

        "Parent Voting Debt" shall have the meaning set forth in Section 4.4(a).

        "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

        "Permitted Liens" shall mean (i) all statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor; (ii) mechanics', carriers', workers', repairers', and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default, violation by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, of any Contract or Law; (iii) statutory Liens of landlords with respect to leased real property; and (iv) Liens not securing or representing a monetary obligation and which, individually or in the aggregate, do not detract or impair in any material respect from the continued use in the ordinary course of business as currently conducted or contemplated by the Company or Parent or any of their respective Subsidiaries, as applicable, of any property subject to such Liens.

        "Person" shall mean an individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, joint-stock company, association, trust, unincorporated organization, other entity or Governmental Entity.

        "Proceeding" shall have the meaning set forth in Section 6.3(a).

        "Proprietary Algorithms" shall have the meaning set forth in Section 3.15(h).

        "Proprietary Software" shall have the meaning set forth in Section 3.15(g).

        "Regulatory Agencies" shall mean (i) FINRA, (ii) the SEC, (iii) the OTS, (iv) Nasdaq, (v) NYSE, (vi) CFTC, (vii) any non-U.S. regulatory authority and (viii) any SRO.

        "Required Company Vote" shall have the meaning set forth in Section 3.23.

        "Required Parent Vote" shall have the meaning set forth in Section 4.20.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Second Step Merger" shall have the meaning set forth in Section 1.10.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; "blue sky" laws of any state or territory of the United States; the CEA; and the rules and regulations of FINRA and the comparable laws, rules and regulations in effect in any other country.

        "SRO" shall mean FINRA, the NFA, each national securities or commodities or futures exchange in the United States or elsewhere and each other commission, board, agency or body, whether United

States or foreign, that is charged with the supervision or regulation or brokers, dealers, securities underwriting or trading, stock exchanges, commodities or future exchanges, insurance companies or agents, investment companies, investment advisors, commodity pool operators or commodity trading advisors.

        "Subsidiary" when used with respect to any party shall mean any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided that, for purposes of this Agreement, no Parent Fund shall be deemed to be a Subsidiary of Parent.

        "Surviving Company" shall have the meaning set forth in Section 1.1.

        "Takeover Statute" shall have the meaning set forth in Section 3.19.

        "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing, supplied or required to be supplied to a taxing authority in connection with Taxes.

        "Taxes" shall mean all federal, state, local or foreign taxes, including income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, and other taxes or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them.

        "Termination Date" shall have the meaning set forth in Section 9.1(b).

        "Termination Fee" shall have the meaning set forth in Section 9.2(b).

        "the other party" shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

        "Treasury Regulations" shall have the meaning set forth in the Recitals hereto.

        "Unaudited Company Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as at any applicable date prepared in good faith by the Company in accordance with GAAP applied on a basis consistent with past practices.

        "U.S. Benefit Plans" shall have the meaning set forth in Section 6.2(c).

        "WARN" shall have the meaning set forth in Section 3.12(e).

Remainder of Page Intentionally Left Blank

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COWEN GROUP, INC.
By:	/s/ PETER A. COHEN Name: Peter A. Cohen Title: Chairman and Chief Executive Officer
LOUISIANA MERGER SUB, INC.
By:	/s/ OWEN LITTMAN Name: Owen Littman Title: Secretary
LABRANCHE & CO INC.
By:	/s/ GEORGE M.L. LABRANCHE, IV Name: George M.L. LaBranche, IV Title: Chief Executive Officer

ANNEX B

February 16, 2011

The Board of Directors
LaBranche & Co Inc.
33 Whitehall Street, 8th Floor
New York, NY 10004

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of LaBranche & Co Inc., a Delaware corporation ("LaBranche") of the Exchange Ratio, as defined below, in the proposed merger (the "Merger") of LaBranche with and into Cowen Group, Inc., a Delaware corporation ("Cowen"), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 16, 2011 by and among Cowen, Louisiana Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Cowen ("Merger Sub"), and LaBranche (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of the common stock, par value $0.01 per share, of LaBranche ("LaBranche Common Stock"), will be converted into the right to receive 0.998 shares of Cowen Class A common stock, par value $0.01 per share (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        Keefe, Bruyette & Woods, Inc. has acted as financial advisor to LaBranche. As part of our investment banking business, we are continually engaged in the valuation of the securities of financial services companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of financial services enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, LaBranche and Cowen, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of LaBranche and Cowen for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to LaBranche. We have acted exclusively for the Board of Directors of LaBranche in rendering this fairness opinion and will receive a fee from LaBranche for our services. A portion of our fee is contingent upon the successful completion of the Merger. During the past two years we acted as co-manager on a public offering of common stock by Cowen.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of LaBranche and Cowen and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of LaBranche and Cowen; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of LaBranche and Cowen and certain other communications from LaBranche and Cowen to their respective stockholders; and (iv) other financial information concerning the businesses and operations of LaBranche and Cowen furnished to us by LaBranche and Cowen for purposes of our analysis. We have also held discussions with senior management of LaBranche and Cowen regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for LaBranche and Cowen with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broker-dealer industry and performed such other studies and analyses as we considered appropriate.

        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of LaBranche and

Cowen as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) or assets of LaBranche or Cowen or any other party.

        We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers, amendments or modifications thereto; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of LaBranche and Cowen; (ii) the assets and liabilities of LaBranche and Cowen; and (iii) the nature and terms of certain other merger transactions involving broker-dealers We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of LaBranche to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to LaBranche.

        We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of LaBranche's officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of LaBranche.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of LaBranche Common Stock.

                      Very truly yours,

                      Keefe, Bruyette & Woods, Inc.

B-2

ANNEX C

February 16, 2011

Board of Directors
Cowen Group, Inc.
599 Lexington Avenue
New York, NY 10022

Ladies and Gentlemen:

        Cowen Group, Inc. ("Parent") and Louisiana Merger Sub, Inc, a wholly owned subsidiary of Parent ("Merger Sub") and LaBranche & Co., Inc. ("LaBranche") have entered into an Agreement and Plan of Merger, dated as of February 16, 2011 (the "Agreement"), pursuant to which Merger Sub will merge with and into LaBranche (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of LaBranche common stock issued and outstanding immediately prior to the Merger (the "LaBranche Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive 0.998 shares of Parent common stock (the "Exchange Ratio"). The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Parent.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of LaBranche that we deemed relevant; (iv) publicly available consensus earnings estimates for Parent the years ending December 31, 2010 and 2011 and publicly available estimated long-term growth rates for the years thereafter; (v) actual earnings and cash flows for selected business units of LaBranche for the year ending December 31, 2010 as adjusted by senior management of Parent, and estimated long-term industry growth rates for the years thereafter as discussed with Parent management; (vi) the pro forma financial impact of the Merger on Parent based on assumptions relating to changes in business operations of LaBranche following the Merger, transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Parent; (vii) a comparison of certain financial information for Parent, LaBranche, and certain of LaBranche's businesses, with similar institutions for which publicly available information is available; (viii) certain estimates of the value of the assets and liabilities (contingent or otherwise) of LaBranche prepared by or on behalf of Parent and adjusted by Parent to reflect anticipated cost savings following the Merger; (ix) the current market environment generally and the financial services industry environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Parent the business, financial condition, results of operations and prospects of Parent and held similar discussions with certain members of senior management of LaBranche regarding the business, financial condition, results of operations and prospects of LaBranche.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Parent and LaBranche or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Parent and LaBranche that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent and LaBranche or any of their respective subsidiaries and we render no opinion or evaluation as to the value of any assets or liabilities (contingent or otherwise) of LaBranche and relied on Parent management's estimate of LaBranche's net assets and liabilities (including contingent liabilities and transaction related expenses) after funding the ongoing LaBranche businesses anticipated to be retained by Parent, and that such assets will be sufficient to off-set the contingent liabilities and transaction related expenses of LaBranche.

        In preparing its analyses, Sandler O'Neill used publicly available earnings projections and long-term growth rates for Parent as discussed with management of Parent. Sandler O'Neill also received and used in its analyses certain projections of changes in certain business operations of LaBranche following the Merger, transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with management of Parent. With respect to those projections, estimates and judgments, the management of Parent confirmed to us that those projections were reasonable, and the estimates and judgments reflected the reasonable estimates and judgments of the future financial performance of Parent and LaBranche and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based.

        We have also assumed that there has been no material change in Parent's and LaBranche's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Parent and certain anticipated ongoing businesses of LaBranche (subject to the anticipated cost savings Parent expects following the Merger) will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Parent has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters, including the utilization of net operating losses and projected tax rates for Parent and LaBranche, relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We will receive a fee for rendering this Opinion and Parent has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past we have provided, and received fees for, certain investment banking services to Parent, most recently in connection with serving as an underwriter in Parent's common stock offering and in connection with Parent's business combination with Ramius LLC.

C-2

        Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of either Parent or LaBranche as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Parent and does not address the underlying business decision of Parent to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Parent or the effect of any other strategic or financial transaction in which Parent might engage. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

Very truly yours,

C-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.    Indemnification of Directors and Officers

        Pursuant to the DGCL, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

        The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors" vote, stockholders' vote, agreement or otherwise.

        The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

        The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Cowen's amended and restated certificate of incorporation and amended and restated by-laws permit Cowen to indemnify any director or officer of Cowen to the fullest extent permitted by Delaware law. Cowen's amended and restated certificate of incorporation provides that no director shall be personally liable to Cowen or any stockholder for monetary damages for breach of fiduciary duty as a director, except that liability of a director shall not be eliminated for any breach of the director's duty of loyalty to Cowen or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; under Section 174 of the DGCL; or for any transaction from which the director derived an improper personal benefit.

        The foregoing is only a general summary of certain aspects of Delaware law and Cowen's amended and restated certificate of incorporation and amended and restated by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and the amended and restated certificate of incorporation and amended and restated by-laws of the Company.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Document
2.1	Agreement and Plan of Merger, dated as of February 16, 2011, among Cowen Group, Inc., LaBranche & Co Inc. and Louisiana Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares of Cowen Class A common stock to be issued in the merger*
8.1	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters*
8.2	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters*
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 8.1 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.2 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.3	Consent of Independent Registered Public Accounting Firm of Cowen Group, Inc. PricewaterhouseCoopers LLP
23.4	Consent of Independent Public Accounting Firm of LaBranche & Co Inc., Rothstein, Kass & Company, P.C.
24.1	Power of Attorney (included on signature page hereto)
99.1	Voting Agreement, dated as of February 16, 2011, among Cowen Group, Inc. and the individuals listed on Schedule A thereto (filed as Exhibit 4.1 to Cowen's Form 8-K filed February 17, 2011 and incorporated herein by reference)
99.2	Voting Agreement dated as of February 16, 2011, between LaBranche & Co Inc. and RCG Holdings LLC (filed as Exhibit 10.1 to LaBranche's Form 8-K (File No. 001-15251) filed February 18, 2011 and incorporated herein by reference)
99.3	Consent of Keefe, Bruyette & Woods
99.4	Consent of Sandler O'Neill + Partners, L.P.
99.5	Form of Proxy Card of Cowen Group, Inc.*
99.6	Form of Proxy Card of LaBranche & Co Inc.*

*
To be filed by amendment

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (10) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 2011.

Cowen Group, Inc.
By:	/s/ PETER A. COHEN
	Name:	Peter A. Cohen
	Title:	Chairman of the Board, Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Cowen Group, Inc., hereby severally constitute and appoint Peter A. Cohen, Jeffrey M. Solomon and Owen S. Littman, or any of them, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cowen Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ PETER A. COHEN Peter A. Cohen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 31, 2011
/s/ JEROME S. MARKOWITZ Jerome S. Markowitz	Director	March 31, 2011
/s/ JACK H. NUSBAUM Jack H. Nusbaum	Director	March 31, 2011
/s/ STEVEN KOTLER Steven Kotler	Director	March 31, 2011
/s/ EDOARDO SPEZZOTTI Edoardo Spezzotti	Director	March 31, 2011
/s/ JOHN E. TOFFOLON, JR. John E. Toffolon, Jr.	Director	March 31, 2011
/s/ JOSEPH R. WRIGHT Joseph R. Wright	Director	March 31, 2011
/s/ STEPHEN A. LASOTA Stephen A. Lasota	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 31, 2011

EXHIBIT INDEX

Exhibit No.	Document
2.1	Agreement and Plan of Merger, dated as of February 16, 2011, among Cowen Group, Inc., LaBranche & Co Inc. and Louisiana Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares of Cowen Class A common stock to be issued in the merger*
8.1	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters*
8.2	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters*
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 8.1 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.2 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.3	Consent of Independent Registered Public Accounting Firm of Cowen Group, Inc. PricewaterhouseCoopers LLP
23.4	Consent of Independent Public Accounting Firm of LaBranche & Co Inc., Rothstein, Kass & Company, P.C.
24.1	Power of Attorney (included on signature page hereto)
99.1
Voting Agreement, dated as of February 16, 2011, among Cowen Group, Inc. and the individuals listed on Schedule A thereto (filed as Exhibit 4.1 to Cowen's Form 8-K filed February 17, 2011 and incorporated herein by reference)
99.2
Voting Agreement dated as of February 16, 2011, between LaBranche & Co Inc. and RCG Holdings LLC (filed as Exhibit 10.1 to LaBranche's Form 8-K (File No. 001-15251) filed February 18, 2011 and incorporated herein by reference)
99.3	Consent of Keefe, Bruyette & Woods
99.4	Consent of Sandler O'Neill + Partners, L.P.
99.5	Form of Proxy Card of Cowen Group, Inc.*
99.6	Form of Proxy Card of LaBranche & Co Inc.*

*
To be filed by amendment